    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 1997


                                                      REGISTRATION NO. 333-22727

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 _______________


                                AMENDMENT NO. 4 TO

                                    FORM SB-2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              AVIATION GROUP, INC.
                 (Name of small business issuer in its charter)

             TEXAS                         4581                  75-2631373
   (State or jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                                  LEE SANDERS, PRESIDENT
       700 NORTH PEARL STREET                      AVIATION GROUP, INC.
             SUITE 2170                     700 NORTH PEARL STREET, SUITE 2170
        DALLAS, TEXAS  75201                       DALLAS, TEXAS  75201
           (214) 922-8100                             (214) 922-8100
  (Address and telephone number of          (Name, address and telephone number
    principal executive offices)                   of agent for service)


                                   Copies to:

      DARYL B. ROBERTSON, ESQ.                   RICHARD F. DAHLSON, ESQ.
    BRACEWELL & PATTERSON, L.L.P.                JACKSON & WALKER, L.L.P.
   500 NORTH AKARD ST., SUITE 4000                6000 NATIONSBANK PLAZA
         DALLAS, TEXAS 75201                    901 MAIN STREET, SUITE 6000
           (214) 740-4000                           DALLAS, TEXAS 75202
                                                      (214) 953-5800



        Approximate date of commencement of proposed sale to the public:
    IMMEDIATELY FOLLOWING THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                                   __________


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS SUPPLEMENT
(To Prospectus dated _______________, 1997)




                   SUBJECT TO COMPLETION, DATED JULY 21, 1997




                              AVIATION GROUP, INC.

                        1,360,463 SHARES OF COMMON STOCK


       This Prospectus Supplement relates to the offer and sale by certain selling securityholders ("Selling Shareholders") named herein under "Selling Shareholders" of up to (i) 600,250 shares of common stock, $.01 par value per share ("Common Stock") of Aviation Group, Inc. (the "Company"), (ii) a maximum of 280,000 shares of Common Stock that may be issued upon exercise of outstanding warrants, (iii) a maximum of 283,100 shares of Common Stock that may be issued upon conversion or exchange of outstanding convertible or exchangeable notes, (iv) a maximum of 43,478 shares of Common Stock that may be issued upon repayment of outstanding notes, and (v) a maximum of 153,635 shares of Common Stock that may be issued upon consummation of the Company's acquisition of Casper Air Service (the "Casper Acquisition").

       The Company will receive no part of the proceeds of any sales by the Selling Shareholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Shareholders will be borne by the Selling Shareholders. None of the shares of Common Stock have been registered prior to the filing of the Registration Statement of which this Prospectus is a part. The outstanding shares of Common Stock were originally issued by the Company in private transactions. See "Selling Shareholders."

       The Selling Shareholders may from time to time sell all or a portion of their shares of Common Stock in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Common Stock may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares of Common Stock may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. One Selling Shareholder, the Casper Air Service Employee Stock Ownership Plan and Trust (the "ESOP"), may distribute its shares of Common Stock to its participants. See "Plan of Distribution." Each Selling Shareholder and any agent or broker-dealer participating in the distribution of the Securities may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Any commissions received by and any profit on the resale of the shares of Common Stock may be deemed to be underwriting commissions or discounts under the Securities Act.

       Brokers or dealers effecting transactions in the shares of Common Stock on behalf of the Selling Shareholders should confirm the registration thereof under the securities laws of the states in which such transactions occur or the existence of an exemption from registration.

       The Company has filed an application for listing of trades of the Common Stock through the Nasdaq Small Cap Market System ("NASDAQ") and has obtained approval of a listing of the Common Stock on the Boston Stock Exchange. No assurance can be given that the applications will be approved. There is no current established trading market for the Common Stock.

       SEE "RISK FACTORS" ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
INVESTORS.                       _______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.



         The date of this Prospectus Supplement is ______________, 1997.

                                 USE OF PROCEEDS

       The Company will not receive any of the proceeds from sales of any of the shares of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

       This Prospectus Supplement relates to the offer and sale from time to time (i) by stockholders of the Company of up to 600,250 outstanding shares of Common Stock, (ii) by the holders of outstanding warrants of a maximum of 280,000 shares of Common Stock that may be issued upon the exercise of the warrants owned by them, (iii) by the holders of outstanding convertible or exchangeable notes of a maximum of 283,100 shares of Common Stock that may be issued upon conversion or exchange of the notes owned by them, (iv) by the holders of the Company's 10% Bridge Notes of a maximum of 43,478 shares of Common Stock that may be issued to them upon the repayment of the Bridge Notes, and (v) by the owners of Casper Air Service, a Wyoming corporation ("CAS"), of a maximum of 153,635 shares of Common Stock that may be issued to them upon the consummation of the Casper Acquisition.

TRANSFER RESTRICTIONS

        Company officers beneficially owning a total of 1,044,250 shares of Common Stock, will sign lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of their shares of Common Stock that might otherwise be eligible for sale for a period of at least 24 months after the date of this Prospectus without the prior written consent of the Representative.

        Nonmanagement holders of the Company's securities (owning 556,000 shares of Common Stock and outstanding warrants exercisable for 280,000 shares of Common Stock) will agree with the Representative to lock-up for a period of 12 months the shares of Common Stock that they own or may acquire after the date of this Prospectus. Additionally, if the Representative consents to an early release of such shares in an aggregate quantity equal to at least 50% of such holders' shares, then the lock up period on such remaining shares held by these holders shall automatically extend to two years from the date of this Prospectus.

        Holders of certain promissory notes totaling $1,260,000 as of March 31, 1997, that are convertible or exchangeable for up to 283,100 shares of Common Stock have agreed to lock up their shares for two years from the date of this Prospectus, provided however that such holders may sell shares earlier in an amount sufficient to offset required Company principal payments, beginning March 1998. In addition, the approximate 153,635 shares of Common Stock to be issued to the former stockholders of CAS in the CAS acquisition have been registered for resale and will not be registered.

        The terms of the Bridge Notes provide that the approximate 43,478 shares of Common Stock to be issued upon full payment of the Bridge Notes may not be sold by the holder for one year after the closing of the Offering. The Representative may not release or waive the prohibition on sale for the shares issuable upon payment of the Bridge Notes. Upon the expiration of all lock-up agreements, these shares will become eligible for sale in the public market assuming the shares continue to be registered for sale by the selling securityholders or, if not registered, subject to the provisions of Rule 144 continue to be registered for sale by the selling securityholders or, if not registered, subject to the provisions of Rule 144.

        The recipients of shares of Common Stock in the Casper Acquisition will not be required to execute any lock-up agreement. The Representative has no current plans or understandings to waive, shorten or modify the foregoing lock-up arrangements. The Company will (i) amend this Prospectus Supplement if these arrangements are waived for 10% or more of the shares of the Selling Shareholders, and (ii) sticker this Prospectus Supplement if these arrangements are waived for between 5% and 10% of the shares of the Selling Shareholders.

IDENTITY AND OWNERSHIP OF SELLING SHAREHOLDERS

       The following table provides certain information with respect to the Selling Shareholders, and the number of shares of Common Stock owned, offered and to be owned after the offering by each Selling Stockholder, subject to certain transfer restrictions. See "--Transfer Restrictions."

                                                              MAXIMUM NUMBER OF            SHARES OF COMMON
                               SHARES OF COMMON STOCK      SHARES OF COMMON STOCK         STOCK TO BE OWNED
SELLING SHAREHOLDERS          OWNED BEFORE OFFERING(1)    TO BE SOLD IN THE OFFERING    AFTER THE OFFERING(10)
--------------------          ------------------------   ---------------------------    ----------------------
Paul Lubomirski                       44,250(2)                  44,250                            0

James J. McNamara and
Margarita McNamara                    10,000                     10,000                            0

Anthony DeCaprio                       5,000                      5,000                            0

American & International
Investment, Ltd.                      35,000                     35,000                            0

Charles R. Kemp                       20,000                     20,000                            0

Kelly Kemp                            15,000                     15,000                            0

George L. Riggs IRA                   10,000                     10,000                            0

                                                              MAXIMUM NUMBER OF            SHARES OF COMMON
                               SHARES OF COMMON STOCK      SHARES OF COMMON STOCK         STOCK TO BE OWNED
SELLING SHAREHOLDERS          OWNED BEFORE OFFERING(1)    TO BE SOLD IN THE OFFERING    AFTER THE OFFERING(10)
--------------------          ------------------------   ---------------------------    ----------------------
John L. Caldwell                      20,000                     20,000                            0

Andrew J. Corbett                      5,000                      5,000                            0

Harold W. Fullen                      10,000                     10,000                            0

Conrad H. C. Everhard                  5,000                      5,000                            0

Edward Gray                            5,000                      5,000                            0

Alfons Murk                           40,000                     40,000                            0

Samuel M. Sorkin                       5,000                      5,000                            0

Eugene L. Crance                      10,000                     10,000                            0

Jarred W. Stiemke                     10,000                     10,000                            0

Jackson Chang                         10,000                     10,000                            0

Chung-Ming Lin and
Li-Shiang Lin                         10,000                     10,000                            0
Gerald D. Wollert
Revocable Living Trust dated 4/4/90   10,000                     10,000                            0

Patricia Ewing Hendrick               15,571                     15,571                            0

Gregory A. Despot                      8,730                      8,730                            0

Charles E. Weed                       44,455(3)                  44,455                            0

Judy L. Chidlow                        6,661                      6,661                            0

John L. Chidlow                        5,995                      5,995                            0

Jesswalt, Inc.                         3,330                      3,330                            0

Frank Scott Moran                      2,664                      2,664                            0

Anne S. Couch                          2,664                      2,664                            0

3650 Investment Corporation, L.C.      1,332                      1,332                            0

May H. Chidlow                           699                        699                            0

Richard L. Morgan                    100,000(4)                 100,000                            0

Steven A. Soares                       5,000                      5,000                            0

Mark Osgood                           20,000                     20,000                            0

James P. Leaderer                     50,000                     50,000                            0

Theodore C. Aalbersberg               10,000                     10,000                            0

Bertram S. Mullan                     10,000                     10,000                            0

Thomas and Mary Ruthven                5,000                      5,000                            0

Robert Pierot                         10,000                     10,000                            0

                                                              MAXIMUM NUMBER OF            SHARES OF COMMON
                               SHARES OF COMMON STOCK      SHARES OF COMMON STOCK         STOCK TO BE OWNED
SELLING SHAREHOLDERS          OWNED BEFORE OFFERING(1)    TO BE SOLD IN THE OFFERING    AFTER THE OFFERING(10)
--------------------          ------------------------   ---------------------------    ----------------------
Abraham Garfinkel                      5,000                      5,000                            0

Delaware Charter Guarantee &
Trust Company TTEE FBO:
Chester S. Kucinski IRA               30,000                     30,000                            0

Michael Abdenour                      10,000                     10,000                            0

Grigori Tsoukanov                      5,000                      5,000                            0

Douglas F. Johnston                   30,000                     30,000                            0

Michael and Gail Goldey                5,000                      5,000                            0

George L. Riggs, III                   5,000                      5,000                            0

Delaware Charter Guarantee &
Trust Company TTEE FBO:
Douglas F. Johnston IRA               10,000                     10,000                            0

Carl Eric Mayer                        5,000                      5,000                            0

Raymond J. Wiacek                     10,000                     10,000                            0

John B. Mauro                          5,000                      5,000                            0

Paine Webber Incorporated, solely
as custodian of William E. Cassidy IRA 5,000                      5,000                            0

Paine Webber Incorporated, solely
as custodian of Reata L. Cassidy IRA   5,000                      5,000                            0

Eugene L. Crance                       5,000                      5,000                            0

Paul Taboada                          24,750(5)                  24,750                            0

Steven Taub                           10,000(5)                  10,000                            0

Kurt Gray                              4,000(5)                   4,000                            0

Howard Vo                              1,000(5)                   1,000                            0

Thomas K. Lin                          2,000(5)                   2,000                            0

Eric Rainer Bashford Charitable Remainder
Unitrust dated August 3, 1996
EIN 13-7096965                        42,490(5)                  42,490                            0

Robert A. Schneider                   43,245(5)                  43,245                            0

Lois Schulman                         33,240(5)                  33,240                            0

Shai Sasson                           10,000(5)                  10,000                            0

Sid Borenstein                        27,275(5)                  27,275                            0

Martha Plaza                           2,000(5)                   2,000                            0

Patricia Ewing Hendrick               21,625(6)                  21,625                            0

                                                              MAXIMUM NUMBER OF            SHARES OF COMMON
                               SHARES OF COMMON STOCK      SHARES OF COMMON STOCK         STOCK TO BE OWNED
SELLING SHAREHOLDERS          OWNED BEFORE OFFERING(1)    TO BE SOLD IN THE OFFERING    AFTER THE OFFERING(10)
--------------------          ------------------------   ---------------------------    ----------------------
Gregory A. Despot                     67,681(6)                  67,681                            0

Judy L. Chidlow                        9,251(6)                   9,251                            0

John H. Chidlow                       36,103(6)                  36,103                            0

Jesswalt, Inc.                         4,625(6)                   4,625                            0

Frank Scott Moran                      3,700(6)                   3,700                            0

Anne S. Couch                          3,700(6)                   3,700                            0

3650 Investment Corporation, L.C.      1,850(6)                   1,850                            0

May H. Chidlow                           971(6)                     971                            0

Judd H. Chidlow                       13,888(6)                  13,888                            0

Louisiana Economic Development Corp.  83,658(7)                  83,658                            0

Betsy B. Rouse                         2,174(8)                   2,174                            0

Patrick H. & Lee M. Miller             4,346(8)                   4,346                            0

Edward J. Anderson                     2,174(8)                   2,174                            0

J. Robert Wyatt                        4,346(8)                   4,346                            0

Priscilla Goodwyn                      2,174(8)                   2,174                            0

Sagax Fund II, Ltd.                    8,698(8)                   8,698                            0

John H. & Maria Sultenfuss             2,174(8)                   2,174                            0

John S. Lemak                          2,174(8)                   2,174                            0

Dorothy D. & Rush B. Winchester        2,174(8)                   2,174                            0

Robert C. Kohler, III                  2,174(8)                   2,174                            0

Gary L. Covelli                        2,174(8)                   2,174                            0

Isabel Maxwell                         2,174(8)                   2,174                            0

Digital Data Networks, Inc.            2,174(8)                   2,174                            0

J. R. Sheldon & Co., Inc.              2,174(8)                   2,174                            0

Anthony DeCaprio                       2,174(8)                   2,174                            0

Fred Werner                          113,333(9)                 113,333                            0

Casper Air Service Employee Stock
Ownership Plan and Trust              40,302(9)                  40,302                            0

---------------------
(1) Includes shares that may be purchased under outstanding warrants or convertible or exchangeable notes.

(2) Paul Lubomirski serves as President of the Company's subsidiary, Pride Aviation, Inc.

(3) Charles Weed has served as a consultant to the Company since March 1996 and receives a consulting fee of $4,100 per month through February 1998. Mr. Weed is also a director of the Company. His shares include
         (i) 9,000 shares purchasable, at $3.00 per share, pursuant to a Convertible Note (as defined below) and (ii) 27,101 shares purchasable, at $4.50 per share, pursuant to two Convertible Notes.

(4) Includes 80,000 shares purchasable, at $2.50 per share, upon the exercise of the Morgan Warrants (as defined below). Mr. Morgan serves as a director and consultant to the Company and receives a consulting fee of $4,000 per month.

(5) Represents shares purchasable, at $1.00 per share, pursuant to the Placement Warrants (as defined below).

(6) Represents shares purchasable, at $4.50 per share, pursuant to the Convertible Notes.

(7) Represents shares purchasable, at $4.50 per share, pursuant to the Exchangeable Note (as defined below).

(8) Represents shares issuable to the former holders of the Bridge Notes (as defined below) upon payoff of the Bridge Notes, based on an assumed initial public offering price for the Company's Common Stock of $5.75 per share.

(9) Represents shares issuable to the owners of CAS upon consummation of the Casper Acquisition, based on an assumed initial public offering price for the Company's Common Stock of $5.75 per share.

(10) Assumes all shares are sold by each Selling Shareholder. The referenced offering is not the underwritten public offering covered by the accompanying Prospectus.

DESCRIPTION OF TRANSACTIONS

         Outstanding Common Stock. As of the date of this Prospectus Supplement, the Company had issued and outstanding 1,600,250 shares of Common Stock. In connection with the Company's organization, on December 20, 1995, the Company issued 1,000,000 shares of Common Stock to The Sanders Companies, Inc. in exchange for the transfer to the Company of all of the outstanding capital stock of TriStar Airline Services, Inc. and TriStar Aircraft Services, Inc.

         In a Regulation D offering completed in June 1996, the Company sold 500,000 shares of Common Stock, at $3.00 per share, to a total of 41 accredited and non-accredited investors.

         In connection with the Company's acquisition of Pride Aviation Group, Inc. ("Pride") on March 1, 1996, the Company issued 100,250 shares of Common Stock to certain of the former beneficial owners of Pride, including Paul Lubomirski, who remained an executive officer of Pride and is considered one of the key employees of the Company, and Charles Weed, who became a director of and consultant to the Company.

         Convertible Notes. In connection with its acquisition of Pride, the Company issued $857,000 in aggregate principal amount of its five-year, 10% Convertible Notes ("Convertible Notes") to certain of the former beneficial owners of Pride, including Charles Weed. The Convertible Notes require the Company to pay quarterly payments of interest at a rate of ten percent (10%) per annum. Commencing April 1, 1998, the Convertible Notes also require equal quarterly installments of principal in an amount necessary to fully amortize the notes by March 1, 2001, when all remaining principal and accrued interest will be due. Each of the Convertible Notes is convertible at the option of the holder into shares of Common Stock at a price of $4.50 per share. In addition, the Company issued to Charles Weed, in consideration for cancellation of accrued, unpaid consulting fees owed by Pride, a Convertible Note in the amount of $27,000 that is convertible at $3.00 per share. The conversion rates are subject to adjustment in the event of any stock dividend, split, combination or reclassification of the outstanding Common Stock of the Company. The Convertible Notes require the Company to treat all holders of the Convertible Notes as pari passu members of the same class. Each of the Convertible Notes (other than the $27,000 note held by Mr. Weed) is secured by a pledge of the pro rata portion of outstanding stock of Pride that was owned directly or beneficially by the holder of the Convertible Note immediately prior to the Company's acquisition of Pride. Approximately 90% of the outstanding stock in Pride is pledged by the Company to secure the Convertible Notes, subject to the Company's prior pledge of approximately 50% of the Pride stock to secure the Exchangeable Note. If the Company fails to make a required payment of principal and interest after notice of default, the holder of the Convertible Note may exercise any of its remedies with respect to the pledged stock. As of the date of this Prospectus Supplement, none of the Convertible Notes have been converted.

         Exchangeable Note. At the time of its acquisition by the Company, Pride owed certain debt to the Louisiana Economic Development Corporation (the "LEDC"). To obtain the LEDC's consent to the Company's acquisition of Pride, the Company granted to the LEDC the right to exchange the debt owed by Pride to the LEDC. Pride issued a new promissory note (the "Exchangeable Note") in the original principal amount of $408,000 that is exchangeable by the LEDC for newly issued shares of the Company's Common Stock at a rate of $4.50 per share. The Company also pledged approximately 50% of the outstanding stock in Pride to secure the debt. As of April 1, 1997, the Exchangeable Note had a principal balance of approximately $376,000 and was exchangeable for 83,600 shares of Common Stock. The Exchangeable Note requires the payment by Pride of equal monthly installments of principal and interest of $3,800, and one final installment of all remaining principal and interest on March 1, 2001. The LEDC has not exercised its exchange right as of the date of this Prospectus Supplement.

         Placement Warrants. On March 1, 1996 and June 24, 1996, the Company issued warrants to purchase an aggregate of 200,000 shares of Common Stock (the "Placement Warrants") to RAS Securities Corp. ("RAS") upon the closings of the private placement of 500,000 shares of Common Stock by the Company. RAS has subsequently transferred these Placement Warrants to certain of its employees. Each Placement Warrant entitles the holder to purchase one share of Common Stock at a price of $1.00 per share, exercisable on or before February 28, 1999. As of the date of this Prospectus Supplement, none of the holders of the Placement Warrants has exercised his or her Placement Warrants. The Placement Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Placement Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, or consolidations. Holders of Placement Warrants do not possess any rights as stockholders of the Company prior to exercise. Holders of Placement Warrants have been granted certain registration rights.

         Morgan Warrant. Effective June 30, 1996, the Company and Richard L. Morgan, then a consultant to the Company, entered into a Warrant Agreement (the "Morgan Warrant") pursuant to which Mr. Morgan has the right to purchase 80,000 shares of Common Stock at a price of $2.50 per share. The Warrant Agreement expires February 28, 1999. Mr. Morgan has not exercised any of his rights under the Morgan Warrant as of the date of this Prospectus Supplement. Mr. Morgan was appointed a director of the Company in February 1997. The Morgan Warrant contains provisions that protect Mr. Morgan against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Morgan Warrant in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers or consolidations. The Morgan Warrant does not grant any stockholder rights to the holder thereof prior to exercise. The Morgan Warrant grants to Mr. Morgan certain registration rights.

         Bridge Notes Shares. In February 1997, the Company completed a private offering of $500,000 in aggregate principal amount of its 10% Bridge Notes (the "Bridge Notes"). The Bridge Notes are due in full on June 30, 1998 or within five days following the funding of the initial public offering by the Company of its Common Stock. If the Company successfully completes an initial public offering of its Common Stock by September 30, 1997, the terms of the Bridge Notes require the Company to issue, as additional compensation to the holders of the Bridge Notes, that number of shares of Common Stock which equals $250,000 divided by the initial public offering price per share for the Common Stock, at the time of repayment in full of the Bridge Notes. At an initial public offering price of $5.75 per share, the holders of the Bridge Notes will be issued an aggregate of 43,478 shares of Common Stock.

         Casper Acquisition. On April 18, 1997, the Company entered into an agreement to purchase all of the outstanding stock of CAS, which is held by four shareholders. One of the shareholders is the Casper Air Service Employee Stock Ownership Plan and Trust (the "ESOP"). The closing of this transaction is expected to occur concurrently with the closing of the initial public offering. The Company has agreed to pay or issue to CAS's shareholders approximately $1,167,000 in cash and approximately $883,000 in value of Common Stock, based on the initial public offering price. The ESOP and CAS's controlling shareholder, Fred Werner, will receive their portions of the purchase price 56% in cash and 44% in Common Stock. The other two shareholders will receive only cash.

SALES BY AFFILIATES

         Certain of the shares of Common Stock to be sold by the Selling Shareholders are owned, or may be acquired, by executive officers or directors of the Company. Paul Lubomirski, President of the Company's largest subsidiary, Pride Aviation, Inc., owns 44,250 shares, or 3.4% of the shares covered by this Prospectus Supplement. Charles Weed, a director of the Company, owns or may acquire up to 44,455 shares, or 3.4% of the shares covered by this Prospectus Supplement. Richard Morgan, a director of the Company, owns or may acquire up to 100,000 shares, or 7.7% of the shares covered by this Prospectus Supplement.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may from time to time sell all or a portion of their shares of Common Stock in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which the Common Stock may hereafter be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares of Common Stock may be sold directly or through brokers or dealers or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the shares of Common Stock may be sold include (i) a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, (ii) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus Supplement and the accompanying Prospectus, (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers or to or through marketmakers, (iv) transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the Registration Statement of which this Prospectus is a part and (v) privately negotiated transactions. In addition, any of the shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus Supplement and the accompanying Prospectus. The ESOP may distribute its shares to the ESOP's participants, based on the number of shares previously allocated under the terms of the ESOP to the respective accounts of the participants.

         In the case of sales of the shares of Common Stock effected to or through broker-dealers, such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the shares of Common Stock sold by or through such broker-dealers, or both. The Company has advised the Selling Shareholders that the anti-manipulative Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the need for delivery of copies of this Prospectus Supplement and the accompanying Prospectus. The Company is not aware as of the date of this Prospectus Supplement of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the shares of Common Stock. The Selling Shareholders and any broker-dealers or agents participating in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any commissions received by any such broker-dealers or agents and profit on any resale of shares of Common Stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. The Company will receive no part of the proceeds from the sale of any of the shares of Common Stock by the Selling Shareholders.

         The Company will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of Common Stock offered by the Selling Shareholders, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of counsel and accountants for the Company. Each Selling Shareholder will pay all brokerage fees and commissions, if any, incurred in connection with the sale of the shares of Common Stock owned by the Selling Shareholder. In addition, the Company has agreed to indemnify the Selling Shareholders, other than the Trust, against certain liabilities, including liabilities under the Securities Act.

         There is no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered by them.

                                 LEGAL OPINIONS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Dallas, Texas.

                  SUBJECT TO COMPLETION, DATED JULY 21, 1997


                              AVIATION GROUP, INC.
                        1,000,000 SHARES OF COMMON STOCK

                                      AND

              1,000,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

         Aviation Group, Inc. (the "Company") is hereby offering 1,000,000 shares of its common stock, par value $0.01 per share (the "Common Stock") and redeemable warrants to purchase an additional 1,000,000 shares of Common Stock (the "Warrants"). The Common Stock and the Warrants (collectively, the "Securities") are being offered separately and not as units, and each are separately transferable. It is currently estimated that the initial public offering price will be $5.75 per share of Common Stock and $0.10 per Warrant. Each Warrant is exercisable anytime after two years from the date of this Prospectus and entitles the registered holder to purchase one share of Common Stock at an exercise price equal to 120% of the initial public offering price and expires five years following the date of this Prospectus. The outstanding Warrants may be redeemed by the Company after two years from the date of this Prospectus, with the prior consent of the Representative, upon 30 days' written notice at $0.10 per Warrant, provided that the closing bid quotations or sales prices of the Common Stock have averaged at least 165% of the initial public offering price for a period of any 20 consecutive trading days ending on the tenth day prior to the day on which the Company gives notice. See "Description of Securities."

         Prior to this offering (the "Offering"), there has not been any public market for the Securities, and there can be no assurance that any such market will develop or, if developed, that it will be sustained. The initial public offering prices of the Securities shall be determined by negotiations between the Company and Duke & Co., Inc., as the representative (the "Representative") of the participating underwriters (the "Underwriters"). See "Underwriting." Application has been made for approval of the Common Stock and Warrants for quotation on the Nasdaq Stock Market's SmallCap Market ("Nasdaq"). The Common Stock and Warrants have been approved for listing on the Boston Stock Exchange (the "BSE"). The Securities will not be listed for trading as units. In the event that the Common Stock or Warrants are not accepted for quotation on Nasdaq or listing on the BSE, an investor would likely find it difficult to dispose of the Common Stock or Warrants or to obtain current quotations as to their value.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AS WELL AS IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION," COMMENCING ON PAGES 6 AND 16, RESPECTIVELY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==========================================================================================================================
                                                      Price to         Underwriting Discounts            Proceeds to
                                                      Public            and Commissions (1)              Company (2)
--------------------------------------------------------------------------------------------------------------------------
Per Share . . . . . . . . . . . . . . . . . .           $ 5.75                    $ 0.575                    $ 5,175,000
--------------------------------------------------------------------------------------------------------------------------
Per Warrant   . . . . . . . . . . . . . . . .           $ 0.10                    $ 0.01                     $    90,000
--------------------------------------------------------------------------------------------------------------------------
Total(3)  . . . . . . . . . . . . . . . . . .           $ 5.85                    $ 0.585                    $ 5,265,000
==========================================================================================================================

(1) Excludes a non-accountable expense allowance to the Representative equal to 3% of the offering proceeds, including proceeds from over-allotments, and 100,000 warrants (the "Representative's Warrants") to purchase up to 100,000 shares of Common Stock and 100,000 Warrants (the "Underlying Warrants"). The Underlying Warrants will be identical to the Warrants offered to the public except that the exercise price of the Underlying Warrants will be 165% of the exercise price of the Warrants. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 as amended, (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses of this offering payable by the Company estimated at $472,000 including a non-accountable expense allowance of $176,000.

(3) The Company has granted to the Underwriters the right to purchase, within 45 days from the date of this Prospectus, up to 150,000 additional shares of Common Stock and 150,000 additional Warrants on the terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public will be $6,727,500, the total Underwriting Discounts and Commissions will be $672,750, the total Proceeds to Company, before the expenses of this offering, will be $6,054,750. See "Underwriting."

         The Common Stock and Warrants are being sold by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right to reject any order, in whole or in part, and subject to certain other conditions. It is expected that delivery of the Common Stock and Warrants will be made against payment therefor at the offices of Duke & Co., Inc., New York, New York, on or about ___,
1997.

                             DUKE & CO., INC.

            The date of this Prospectus is __________________, 1997.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                                            [Inside Front Cover]

                             AVIATION GROUP, INC.

                          Paint & Overhaul Services



[Color picture of two men in
protective clothing spray
painting underside of jet
aircraft wing]                                Professional aircraft painting
                                              services performed by trained
                                              personnel.



                            [Color picture of two Pride Aviation
                            plane hangars and two United Airlines
                            jet aircraft, one newly painted and
                            one surrounded by scaffolding with
                            old paint scheme, on ramp in front of
                            hangars]



The Company's FAA-certified
aircraft paint facility in
New Iberia, Louisiana                [Color picture inside hanger
                                     showing United Airlines jet
                                     aircraft in process of being
                                     painted]



                                            The Company performs aircraft paint
                                            services under a long-term contract
                                            with United Airlines.

         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR THE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

        The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, the information contained in this Prospectus does not assume the exercise of the Warrants, the Underwriters' over-allotment option, the Representative's Warrants or currently outstanding options or warrants. This Prospectus assumes an initial price to public of $8.00 per share. In addition to the other information in this Prospectus, prospective investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

        Aviation Group, Inc., a Texas corporation (the "Company"), is a provider of services and products to airline companies and other aviation firms. Although its primary market is the United States, the Company ultimately aspires to compete in the global marketplace. In addition to growth of its existing businesses, the Company seeks to grow via the acquisition of other aviation service businesses that complement and strengthen the Company's existing operations.

        The Company was organized to consolidate the ownership of Tri-Star Aircraft Services, Inc. ("TriStar Paint"), Tri-Star Airline Services, Inc. ("Airline Services") and Pride Aviation, Inc. ("Pride"). On December 20, 1995, the Company acquired all the outstanding shares in TriStar Paint and Airline Services in exchange for the issuance of 1,000,000 shares of Common Stock. On March 1, 1996, in connection with the Company's acquisition of Pride, the Company paid $486,000 cash and issued 10%, five-year Convertible Notes in the aggregate principal amount of $857,000, and 100,250 shares of Common Stock.

        The Company is currently organized into three divisions devoted to Aviation Group's primary lines of business. These business segments are as follows:

o Painting & Paint Stripping Services: The Overhaul & Service Division, through TriStar Paint and Pride, provides painting and paint stripping services for commercial and freight aircraft at their facilities located in Dallas, Texas and New Iberia, Louisiana. Pride's primary customer is United Airlines, Inc. TriStar Paint provides paint services on a plane-by-plane bid basis to a variety of customers.

o Ground Handling & Services: Through Airline Services, the Ground Handling & Services Division provides aircraft ground handling and light catering services to a variety of passenger and freight airlines at various airports, including DFW International, Los Angeles International and San Francisco International, for customers such as United Parcel Service, Southwest Airlines, United Airlines, Federal Express and Northwest Airlines, among others.

o FBO Operations & Airport Management: In July 1996, the Company began to operate its FBO Division. The Company's first fixed base operation, located at Redbird Airport in Dallas, Texas provides fuel and light maintenance services to general aviation, corporate and light freight aircraft customers. There are presently over 1,700 operators of fixed base operating stations ("FBO's") serving the United States. The Company believes that acquiring or otherwise operating such businesses in smaller, second-tier airports located near major urban areas across the United States provides a significant opportunity.

        The Company believes that airlines will increase the outsourcing of their maintenance and service requirements to third party vendors in the future. According to U.S. Department of Transportation statistics, the nine major U.S. airlines expended 20% of their maintenance budgets with outsourcing vendors in 1994. There are over 10,000 aviation maintenance and service vendors worldwide. The Company believes that the aviation service industry is highly fragmented. It also believes that its existing operations, enhanced by additional growth and acquisitions of complementary businesses, will enable it to provide quality customer service with financial, insurance, and other operating economies-of-scale that major customers increasingly require. The Company does not presently intend to operate as a commercial airline or as a provider of commercial jet engine or airframe overhaul services.

        Effective April 18, 1997, the Company entered into an agreement to acquire all of the outstanding stock of Casper Air Service, a Wyoming corporation ("CAS"). The Company expects to consummate this transaction concurrently with the closing of this offering. CAS is a full-service FBO located in Casper, Wyoming and has been in business continuously since 1946. For the nine months ended January 31, 1997, CAS had net sales of approximately $6,570,000 and net income of $271,000.

        The principal executive offices of the Company are located at 700 North Pearl Street, Suite 2170, Dallas, Texas 75201, telephone number (214) 922-8100.

                                  THE OFFERING

 Common Stock Offered  . . . . .   1,000,000 shares

 Warrants Offered  . . . . . . .   1,000,000 Warrants

 Common Stock Outstanding:
    Before Offering (1)  . . . .   1,600,250 shares

    After Offering (1)   . . . .   2,600,250 shares

 Warrants Offered  . . . . . . .   1,000,000 Warrants

    Exercise Terms . . . . . . .   Each Warrant entitles the holder to purchase,
                                   anytime after two years from the date of this
                                   Prospectus, one share of Common Stock for
                                   120% of the initial public offering price.

    Expiration Date  . . . . . .   Five years from the date of this Prospectus.

    Redemption . . . . . . . . .   Subject to redemption after two years from
                                   the date of this Prospectus, with the prior
                                   consent of the Representative at a price of
                                   $0.10 per Warrant upon 30 days written
                                   notice, provided that the average closing
                                   bid quotations or sales prices of the Common
                                   Stock equal or exceed 165% of the initial
                                   public offering price for 20 consecutive
                                   trading days ending on the tenth day prior
                                   to the date on which the Company gives
                                   notice of redemption. See "Description of
                                   Securities - Warrants."

 Estimated Net Proceeds (2)  . .   $4,793,000

 Use of Proceeds . . . . . . . .   Repayment of indebtedness, the cash portion
                                   of the CAS acquisition, capital expenditures
                                   for existing operations, acquisition of other
                                   aviation service companies, facilities
                                   improvements, working capital and other
                                   corporate purposes.
 Risk Factors  . . . . . . . . .   The Securities involve a high degree of risk
                                   and immediate substantial dilution. See "Risk
                                   Factors" and "Dilution."

 Nasdaq Symbols:
   Common Stock  . . . . . . . .   AVGP
   Warrants  . . . . . . . . . .   AVGPW

 Boston Stock
  Exchange Symbols:
   Common Stock  . . . . . . . .   AVGP
   Warrants  . . . . . . . . . .   AVGPW

--------------
(1) Excludes approximately 197,113 shares to be issued upon payoff of the Bridge Notes and consummation of the CAS acquisition, 150,000 shares of Common Stock reserved for the Company's 1997 Stock Option Plan and shares of Common Stock issuable upon the exercise of (i) the Warrants offered hereby; (ii) the Representative's Warrants and the Underlying Warrants; (iii) outstanding warrants to purchase up to 280,000 shares of Common Stock; (iv) the Underwriters' over-allotment option; and (v) outstanding promissory notes totaling $1,260,000, as of March 31, 1997, that are convertible or exchangeable for up to 283,100 shares of Common Stock.

(2) After deducting underwriting discounts and other expenses of this Offering, including the Representative's non-accountable expense allowance, but excluding any exercise of the Underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION

         The summary financial information set forth below is derived from (i) the combining financial statements of TriStar Paint and Airline Services for the fiscal years ended September 30, 1994 and 1995 and the notes thereto and
(ii) the consolidated financial statements for the Company as of and for the nine months ended June 30, 1996, and the notes thereto, and the nine months ended March 31, 1997 and 1996, contained elsewhere in the Prospectus. This information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma financial information included herein is presented for informational purposes only and may not reflect the Company's future results of operations and financial position or what the results of operations and financial position of the Company would have been had the Pride and CAS acquisitions actually occurred as of October 1, 1995.

                                                              Actual Nine     Pro Forma       Pro Forma
                                 Year Ended     Year Ended    Months Ended   Nine Months     Nine Months     Nine Months Ended
                                September 30   September 30,    June 30,    Ended June 30   Ended March 31,      March 31,
                                   1994(1)       1995(1)          1996         1996(2)          1997(2)      1997          1996
                                -----------    ------------   ------------  -------------  --------------- ----------  ----------
                                                                             (Unaudited)     (Unaudited)    (Unaudited) (Unaudited)
STATEMENTS OF OPERATIONS DATA:

Revenue . . . . . . . . . . . .   $1,770,000   $2,533,000     $3,881,000    $11,290,000     $12,224,000   $6,664,000     $2,123,000

Gross profit  . . . . . . . . .      678,000    1,116,000      1,043,000      2,289,000       2,055,000    1,369,000        565,000
General and administrative
 and depreciation and
 amortization expenses  . . . .      466,000      569,000        906,000      1,824,000       2,035,000    1,713,000        526,000
                                  ----------   ----------     ----------    -----------     -----------   ----------     ----------

Income (loss) from
 operations . . . . . . . . . .      212,000      547,000        137,000        465,000          20,000     (344,000)        39,000
Interest expense and other,
 net  . . . . . . . . . . . . .       13,000       17,000         69,000        249,000         186,000      153,000         29,000
                                  ----------   ----------     ----------    -----------     -----------   ----------     ----------
Income (loss) before income
 taxes  . . . . . . . . . . . .      199,000      530,000         68,000        216,000        (166,000)    (497,000)        10,000
Provision (benefit) for
 income taxes . . . . . . . . .       61,000      188,000         34,000         84,000         (35,000)    (164,000)         6,000
                                  ----------   ----------     ----------    -----------     -----------   ----------        -------
Net income (loss) . . . . . . .   $  138,000   $  342,000     $   34,000    $   132,000     $  (131,000)  $ (333,000)    $    4,000
                                  ==========   ==========     ==========    ===========     ===========   ==========     ==========

Pro forma net income (loss)
 per common and common
 equivalent share
 (unaudited) (3)  . . . . . . .                                $    0.02    $      0.08     $     (0.08)  $   $(0.22)    $      --
                                                               =========    ===========     ===========   ==========     ==========
Pro forma weighted average
 common and common
 equivalent shares
 outstanding
 (unaudited) (3)  . . . . . . .                               $1,497,511     $1,651,146      $1,651,146   $1,497,511     $1,497,511
                                                              ==========     ==========      ==========   ==========     ==========

                                                                                 March 31, 1997
                                                                         ------------------------------
                                                      June 30,                              Pro Forma
                                                        1996                Actual        As Adjusted(4)
                                                     ---------           -----------      -------------
                                                                         (unaudited)       (unaudited)
BALANCE SHEET DATA:

Working capital (deficit) . . . . . . . . . . .      $ (126,000)         $ (729,000)       $ 4,128,000
Total assets  . . . . . . . . . . . . . . . . .       4,524,000           4,919,000         12,521,000
Long-term debt, net of current portion  . . . .       1,350,000           1,303,000          2,286,000
Total liabilities . . . . . . . . . . . . . . .       3,069,000           3,547,000          5,949,000
Shareholders' equity  . . . . . . . . . . . . .      $1,455,000          $1,372,000        $ 6,572,000

----------------------------
(1) Represents combined statements of operations for the Company's predecessors, TriStar Paint and Airline Services.

         Represents the historical statement of operations for the nine month periods ended June 30, 1996 and March 31, 1997, as adjusted on a pro forma basis to give effect to the acquisitions of Pride and CAS as if they had occurred at the beginning of those respective fiscal periods. With respect to the CAS acquisition, the earnings per share computation assumes 153,635 shares (i.e., at an initial public offering price of $5.75) are issued. See "Unaudited Pro Forma Combined
         Financial Information."

(3) See Note B "Summary of Significant Accounting Policies--Unaudited Pro Forma Net Income (Loss) Per Common Share" in the Notes to Consolidated Financial Statements for the Company for the period ended June 30, 1996.

(4) Adjusted to give effect to the CAS acquisition and the sale by the Company of the 1,000,000 shares of Common Stock and the 1,000,000 Warrants offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

         In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Securities offered hereby.

DEPENDENCE ON ONE CUSTOMER

         Pride's contract with United Airlines, Inc. ("United") to provide aircraft stripping and painting services accounted for approximately 77% of the Company's revenues for the nine months ended March 31, 1997. On a pro forma basis including CAS, the contract with United would have accounted for 42% of the Company's revenues for the nine months ended March 31, 1997. The contract with United expires in 1999, but is cancelable prior to that date by United upon 90 days prior written notice. The Company is negotiating with United to extend the contract for an additional five years, but there can be no assurance that such extension can be obtained on reasonable terms. During the high travel seasons of the summer months and the Thanksgiving and Christmas holiday seasons, United curtails its aircraft deliveries to Pride. Although Pride reduces its overhead to some extent during these periods, it experiences losses during these periods. If United expands these curtailments, the Company's results of operations may be materially adversely affected. Although Pride is attempting to locate additional customers for these slack periods, there can be no assurance that Pride will be able to obtain these customers. While the Company's business strategy calls for it to broaden its customer base so that it can become less dependent on United, any termination of the contract or material curtailment of plane deliveries by United, including reductions as a result of economic or competitive pressures on United, would adversely affect the Company's business, financial conditions and results of operation. There can be no assurance that United will continue to use Pride's stripping and painting services.

GENERAL CUSTOMER RISKS RELATED TO THE AIRLINE INDUSTRY

         The airline industry is significantly affected by general economic conditions. Because a substantial portion of business and personal airline travel is discretionary, the industry tends to experience adverse financial results during general economic downturns. Economic and competitive conditions since deregulation of the airline industry in 1978 have contributed to a number of bankruptcies and liquidations among airlines. A worsening of current economic conditions, or an extended period of recession nationally or regionally, could have a material adverse effect on the Company's operations. The Company will not have any control over these general economic conditions.

SEASONALITY

         The Company's painting business is seasonal, which can adversely affect the Company's results of operations from quarter to quarter. Typically, customers will have fewer aircraft painted during the summer months and the holiday season from approximately November 15 through January 1 of each year.

RISK OF FUTURE LOSSES FROM OPERATIONS

         TriStar Paint and Airline Services, the Company's predecessors, together earned net income of $138,000 and $342,000 for the fiscal years ended September 30, 1994 and 1995, respectively. Pride experienced a net loss of $81,000 in its fiscal year ended September 30, 1995. Although the Company earned net income of $34,000 for the nine months ended June 30, 1996, the Company experienced a net loss of $333,000 for the nine months ended March 31, 1997. This loss was primarily due to increases in goodwill and amortization from the Pride acquisition, start up costs in the Company's FBO division, and increased corporate overhead incurred to support anticipated future growth. As of March 31, 1997, the Company had a negative working capital of $729,000 and an accumulated earnings deficit of $595,000. There can be no assurance that the Company will be profitable or that the Company's businesses will be successful in the future.

NO ASSURANCE OF SUCCESSFUL ACQUISITIONS; UNSPECIFIED ACQUISITIONS

         The Company intends to consider acquisitions of other companies that could complement the Company's existing business, including acquisitions of complementary service and product lines. The Company intends to employ up to $1,143,000, or 24%, of the estimated net proceeds of this Offering for acquisitions that have not yet been identified. There can be no assurance that suitable acquisition candidates can be identified, or that, if identified, adequate and acceptable financing sources will be available to the Company that would enable it to consummate these transactions. The Company is currently evaluating a number of acquisition opportunities. Other than the agreement to acquire CAS, no commitments or binding agreements have been entered into to date and accordingly no assurance can be given that any of the acquisitions currently being considered will be consummated. There can be no assurance that the Company will be able to integrate successfully any acquired companies or service or product lines into its existing operations, which could increase the Company's operating expenses in the short-term and materially and adversely affect the Company's results of operations. Moreover, any acquisition by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business--Acquisitions of Complimentary Businesses."

RISKS OF CAS'S BUSINESS

         CAS's business exposes it to possible claims for personal injury, death or property damage which may result from the failure or malfunction of propellers, avionics systems, accessories and engines serviced by CAS, aircraft chartered by CAS or aircraft parts sold by CAS. CAS currently has in force aviation products, premises and hangarkeepers insurance which the Company believes provides coverage in amounts and on terms that are generally consistent with industry practice. During the last five years, CAS has not experienced any material product liability claims related to its products.

         Between December 1992 and June 1997, CAS experienced four crashes of its charter aircraft, two of which involved fatalities. In three of the crashes, the National Transportation Safety Board, in its inspections, found no fault with CAS. The Board has made no finding yet with respect to the last crash, which occurred in June 1997 and involved no fatalities. The Company believes that CAS is adequately insured with respect to any losses and liabilities arising from these crashes. The Company has determined that it will discontinue CAS's charter operations after the acquisition of CAS, and redirect the net proceeds from the sale of the charter aircraft to other operations of CAS and the Company. Nevertheless, in the future, CAS may be subject to material loss to the extent that a claim is made against CAS which is not covered in whole or in part by insurance and for which any third party indemnification is not possible. In addition, there can be no assurance that insurance coverages will be maintained in the future at an acceptable cost.

         CAS's inventory consists principally of new and remanufactured aircraft parts held for sale to domestic and international customers. Before any part may be installed in an aircraft, the part must meet certain standards of condition established by the FAA or the equivalent regulatory agencies in other countries. Parts must also be traceable to sources deemed acceptable by such agencies. While the Company believes that all such regulations have been met in the past, parts owned or acquired by CAS may not meet standards as they change in the future, causing parts in CAS's inventory to be scrapped or modified. Aircraft manufacturers may also develop new parts to be used in lieu of parts already contained in CAS's inventory. As a consequence of these factors, parts in CAS's inventory may fall in value.

DEPENDENCE ON ABILITY TO MANAGE GROWTH

         The Company's ability to produce and market its services competitively to the airline industry depends on its ability to implement and continually expand its operational and financial systems, recruit sufficient qualified employees and train, manage and motivate both current and new employees. Failure to effectively manage the growth of the Company would have a material adverse effect on the business of the Company.

ADDITIONAL FINANCINGS OR OFFERINGS

         There can be no assurance that the proceeds from this offering and cash flow from operations will be sufficient to enable the Company to implement fully its business strategies. As a result, the Company may need to raise additional funds through equity or debt financings. No assurance can be given that such additional financings will be available on terms acceptable to the Company, if at all. Further, any such financings may result in further dilution to the Company's stock and higher interest expense and may not be on terms that are favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL

         The Company's future success depends, in large part, on the efforts and abilities of its management team, including Lee Sanders, Paul Lubomirski and Tony Ramsaroop. The loss of the services of any of these managers could have a material adverse affect on the business of the Company. The Company has employment agreements with Messrs. Sanders, Lubomirski and Ramsaroop. Mr. Sanders is currently the beneficial owner of 62.5% of the Company's outstanding Common Stock and will beneficially own 38.5% of the Company's outstanding Common Stock immediately following the Offering. See "Principal Shareholders." The successful implementation of the Company's business strategies depends on the hiring and retention of additional management and other personnel. There can be no assurance that the Company will be able to identify and attract additional qualified management and other personnel when needed or that the Company will be successful in retaining such additional management and personnel if added. Moreover, there can be no assurance that the additional costs associated with the hiring of additional personnel will not adversely affect the Company's results of operations. See "Management." The Company is the beneficiary of a $1,000,000 key man life insurance policy on Messrs. Sanders, Lubomirski and Ramsaroop.

EMPLOYEE COSTS

         Although the Company believes that it will operate with lower personnel costs than many established airline service providers, principally due to lower base salaries and greater flexibility in the utilization of personnel, there can be no assurance that the Company will continue to realize these advantages for any extended period of time. None of the Company's employees are represented by a labor union. If unionization of the Company's employees occurs, the Company's costs could materially increase.

CONTROL BY EXISTING SHAREHOLDERS AND CERTAIN TRANSACTIONS

         Upon the completion of this offering, the directors, officers, and principal shareholders of the Company will beneficially own approximately 44.0% of the Company's outstanding Common Stock. As a result, these persons will have a significant influence on the affairs and management of the Company, as well as on all matters requiring shareholder approval, including electing and removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring, or preventing a change in control of the Company, even when such a change of control would be in the best interest of the Company's other shareholders. See "Management," "Principal Shareholders" and "Description of Securities."

         The Company currently has an employment agreement with Lee Sanders, the Company's President and Chief Executive Officer, and consulting arrangements with two of its directors, Richard Morgan and Charles Weed, . See "Management-- Employment and Consulting Agreements." These arrangements with the directors were entered into through arms-length negotiations prior to their appointment as directors. The employment agreement with Mr. Sanders was not negotiated on an arms-length basis but was entered into by the Company when he was the sole beneficial owner of the Company. The Company believes that the terms of each of the foregoing agreements are no less favorable to the Company than those available from unaffiliated third parties. Although any future amendments to these employment or consulting arrangements may involve conflicts of interest, the Company intends to minimize them through requiring the approval of the disinterested directors for any amendment. See "Management--Executive Officers and Directors."

FUTURE PARTNERSHIP OR JOINT VENTURE LIABILITIES

         In the future, the Company or a subsidiary may form partnerships or joint ventures as a financing vehicle or to develop and/or manage new business opportunities, including the raising of funds for such businesses. As a general partner or joint venturer, the Company may be exposed to liability with respect to claims asserted against such partnerships or ventures against which liability the partnership or venture may have insufficient assets or insurance. This liability could have a materially adverse effect on the Company.

COMPETITION

         The airline services industry is highly competitive. Each of the Company's subsidiaries is in direct competition with other companies. Although TriStar Paint also serves as a subcontractor to several heavy maintenance facilities for aircraft, most of these heavy maintenance facilities perform aircraft stripping and painting services as an adjunct to their maintenance operations and, consequently, directly compete with the Company. In ground handling and light catering services, the Company has numerous competitors. At each major airport at which Airline Services provides such services, there are numerous other companies providing similar services to other airlines and competing directly with the Company. Because many of the Company's competitors have greater resources than the Company, no guarantee or assurance can be given that the Company will be able to compete successfully in providing its services at a competitive but profitable price. See "Business--Competition."

ENVIRONMENTAL REGULATION; HAZARDOUS MATERIALS

         The Company's operations are subject to a substantial amount of government regulation. In particular, the Environmental Protection Agency ("EPA") and state and local regulatory authorities regulate, among other things, emissions to air, discharges to water and the generation, use, storage, transportation, treatment and disposal of the substances employed by the Company in its aircraft stripping and painting operations. The Company's facilities may require operating permits that are subject to revocation, modification and renewal, violations of which may provide for substantial fines and civil or criminal sanctions. The operation of any facility that handles chemical substances entails risk of adverse environmental impact, including exposure to such substances, and there can be no assurance that material costs or liabilities will not be incurred to rectify any such damage. In addition, potentially significant expenditures could be required in order to comply with environmental, health and safety laws and regulations that may be adopted or imposed in the future. See "Business--Regulation."

FAA REGULATIONS

         The Federal Aviation Administration (the "FAA") regulates most of the Company's business operations. The Company's stripping and painting business is dependent upon continued compliance with the requirements of the FAA and maintenance of the FAA's certifications of the Company's subsidiaries. These certifications allow the Company's subsidiaries to perform their aircraft stripping and painting services as well as other repair and maintenance services at their facilities. CAS's operation, including charter aircraft, parts sales and repair and maintenance operations, are subject to regulation by the FAA and requires FAA's certificates. Loss of any necessary FAA certifications could have a material adverse effect on the Company's operations and financial condition. See "Business--Regulation."

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

         Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop after completion of this offering or, if developed, that it will be sustained. There can be no assurance that the market price of the Common Stock will not decline below the initial offering price. The securities of many emerging companies have experienced significant price and volume fluctuations that are, at times, unrelated or disproportionate to the operating performance of such companies. Such fluctuations may be the result of changes in conditions affecting the economy in general, analysts' reports, general trends in the industry, and other events or factors beyond the company's control. These conditions may have a material adverse effect on the market price of the Common Stock.

ARBITRARY OFFERING PRICE

         The public offering price of the Common Stock and Warrants has been determined by negotiation between the Company and the Representative. Among the factors considered in such negotiations were prevailing market conditions, the history and prospects of the Company, the present state of the Company's development, the industry in which it competes, an assessment of the Company's management, the market price for securities of comparable companies at the time of the offering, and other factors deemed relevant. See "Underwriting."

REPRESENTATIVE'S LIMITED UNDERWRITING EXPERIENCE; PENDING INVESTIGATION

        While certain of the officers of the Representative have significant experience in corporate financing and the underwriting of securities, the Representative has previously underwritten only four public offerings. Accordingly, there can be no assurance that the Representative's limited public offering experience will not affect the Company's offering of the Common Stock and Warrants and subsequent development of a trading market, if any, in such securities. In addition, the Representative is aware that the Commission is investigating certain of the Representative's trading practices and mark-ups in connection with the securities of an issuer whose 1995 public offering was underwritten by the Representative. There can be no assurance that this investigation will not adversely and materially affect this Offering or subsequent trading in the Common Stock and/or Warrants of the Company. See "Underwriting."

EFFECT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

         The Company's Articles of Incorporation authorize the Board of Directors of the Company to issue "blank check" Preferred Stock, the relative rights, powers, preferences, limitations, and restrictions of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company that shareholders might consider to be in the Company's best interests. Although the Company has no present intention of issuing any shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock-- Preferred Stock."

NO DIVIDENDS

         Since its capitalization, the Company has paid no dividends on its Common Stock. The Company does not presently intend to pay any dividends on its Common Stock. Dividend payments in the future may only be made out of legally available funds, and, if the Company experiences substantial losses, such funds may not be available. See "Dividend Policy."

EFFECT OF REPRESENTATIVE'S WARRANTS

         The Company has agreed to sell for nominal consideration to the Representative or its designee warrants (the "Representative's Warrants") to purchase (i) 10% of the number of shares of Common Stock sold in this offering and (ii) warrants to purchase 10% of the number of shares of Common Stock sold in this offering (the "Underlying Warrants"). The terms and conditions of the Underlying Warrants are identical to those of the Warrants offered hereby, except that the exercise price of the Underlying Warrants is 165% of the exercise price of the Warrants. The Representative's Warrants will be exercisable for a period of four years commencing one year after the date of this Prospectus at an exercise price of 165% of the initial public offering price. The Representative and its designees will have the opportunity to profit from an increase in the price of the Company's Common Stock during the term of the Representative's Warrants and are likely to exercise them at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such warrants. In addition, the existence of such warrants may adversely affect the terms on which the Company can obtain additional financing. See "Description of Securities" and "Underwriting."

LISTING AND MAINTENANCE CRITERIA FOR SECURITIES; PENNY STOCK RULES

         Application has been made for quotation of the Common Stock and Warrants on the Nasdaq Stock Market's SmallCap Market ("Nasdaq"). The Common Stock and Warrants have been approved for listing on the Boston Stock Exchange (the "BSE"). In the event that the Common Stock or Warrants are not accepted for quotation on Nasdaq or for listing on the BSE, an investor would likely find it difficult to dispose of the Common Stock or Warrants or to obtain current quotations as to their value. There can be no assurance that the Company in the future will meet the requirements for continued listing on the Nasdaq or the BSE with respect to the Common Stock or Warrants. If the Common Stock or the Warrants fail to maintain such listings, the market value of the Common Stock and Warrant likely would decline and purchasers in this offering likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock and Warrants.

         In addition, if the Company fails to maintain a Nasdaq listing for its securities, and no other exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934, as amended (the "Exchange Act") is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this offering to dispose of the Securities. See "Financial Statements."

DILUTION

         Purchasers of the Securities will suffer immediate and significant dilution in net tangible value of the Common Stock. Based on the net tangible book value of the Company's Common Stock at March 31, 1997, purchasers of the Securities would have suffered, on a pro forma basis, a per share dilution of 68.7% per share. The exercise of outstanding warrants, options and convertible or exchangeable notes will also have an additional dilutive effect on the interests of the purchasers of the Securities. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

         Sales of a substantial number of shares of Common Stock in the public market following this offering or the prospect of such sales could adversely affect the market price of the Common Stock. Upon completion of this offering, the CAS acquisition and the payoff of the Bridge Notes, the Company will have outstanding approximately 2,797,363 shares of Common Stock. Of these shares, the 1,000,000 shares of Common Stock being offered hereby are immediately eligible for sale in the public market without restriction, except for shares purchased at any time by any "affiliate" of the Company, as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In addition, the approximate 153,635 shares of Common Stock to be issued to the former stockholders of CAS in the CAS acquisition have been registered for resale and will not be restricted.

         Company officers beneficially owning a total of 1,044,250 shares of Common Stock will sign lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of their shares of Common Stock that might otherwise be eligible for sale for a period of at least 24 months after the date of this Prospectus without the prior written consent of the Representative.

         Nonmanagement holders of the Company's securities (owning 556,000 shares of Common Stock and outstanding warrants, or options exercisable for 280,000 shares of Common Stock) will agree with the Representative to lock-up for a period of 12 months the shares of Common Stock that they own or may acquire after the date of this Prospectus. Additionally, if the Representative consents to an early release of such shares in an aggregate quantity equal to at least 50% of such holders' shares, then the lock up period on such remaining shares held by these holders shall automatically extend to two years from the date of this Prospectus.

        Holders of certain promissory notes totaling $1,260,000 as of March 31, 1997, that are convertible or exchangeable for up to 283,100 shares of Common Stock have agreed to lock up their shares for two years from the date of this Prospectus, provided however that such holders may sell shares earlier only in an amount sufficient to offset required Company principal payments, beginning March 1998.

         The terms of the Bridge Notes provide that the approximate 43,478 shares of Common Stock to be issued upon full payment of the Bridge Notes may not be sold by the holder for one year after the closing of this Offering. The Representative may not release or waive the prohibition on sale for the shares
issuable upon payment of the Bridge Notes.   Upon the expiration of all lock-up
agreements, these shares will become eligible for sale in the public market assuming the shares continue to be registered for sale by the selling securityholders or, if not registered, subject to the provisions of Rule 144.

NECESSITY TO MAINTAIN CURRENT PROSPECTUS

         The shares of Common Stock issuable upon exercise of the Warrants and the securities issuable upon exercise of the Representative's Warrants have been registered with the Commission. The Company will be required, from time to time, to file post-effective amendments to its registration statement in order to maintain a current prospectus covering the issuance of such shares upon exercise of the Warrants. The Company has undertaken to make such filings and to use its best efforts to cause such post-effective amendments to become effective. If for any reason a required post-effective amendment is not filed or does not become effective or is not maintained, the holders of the Warrants may be prevented from exercising their Warrants. See "Description of Securities--Warrants."

STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

         Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. The Company has, however, (i) obtained a listing for the shares of Common Stock on the Boston Stock Exchange which provides an exemption from state securities law registration in many states and
(ii) undertaken to register the shares of Common Stock in certain states where this exemption is not available. See "Description of Securities--Warrants."

CALLABLE WARRANTS AND IMPACT ON INVESTORS

         The Warrants are subject to redemption by the Company in certain circumstances. The Company's exercise of this right would force a holder of the Warrants to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when the holder might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption by the Company will forfeit their right to purchase the shares of Common Stock underlying the Warrants. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Securities Act of 1933, as amended, is not then in effect. Any redemption of the Warrants shall require the written consent of the Representative. See "Description of Securities--Warrants."

BROAD DISCRETION WITH RESPECT TO ALLOCATION OF NET PROCEEDS

        The Company expects to use a portion of the net proceeds of the Offering to make future acquisitions. The Company has not yet identified the specific uses for such net proceeds and will, therefore, retain broad discretion as to the allocation of a significant portion of the net proceeds of the Offering. Pending such uses, the Company intends to invest the net proceeds in short-term bank deposits or investment-grade securities. See "Use of Proceeds."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         This prospectus contains forward-looking statements including statements regarding, among other items, the Company's business strategies, continued growth in the Company's markets, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. Such forward-looking statements are based upon the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from such forward-looking statements, as a result of the factors described under this "Risk Factors" section and elsewhere herein, including among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that any forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                USE OF PROCEEDS

         The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock and the 1,000,000 Warrants offered hereby are estimated to be $4,793,000, after deducting underwriting discounts and commissions and estimated offering expenses. The Company anticipates that the net proceeds of this offering will be used substantially as follows:

                                                                                      Percent of
         Application of Net Proceeds                        Dollar Amount            Net Proceeds
         ---------------------------                        -------------            ------------
         Repay indebtedness (1)                              $  750,000                  15.6%
         Purchase of CAS and Related Costs (2)                1,400,000                  29.2
         Future acquisitions (3)                              1,143,000                  23.8
         Enhance existing products and services (4)             500,000                  10.5
         Improve existing facilities (5)                        250,000                   5.2
         Purchase of capital equipment (6)                      250,000                   5.2
         General corporate purposes                             500,000                  10.5
                                                             ----------                 -----
                 Total                                       $4,793,000                 100.0%
                                                             ==========                 =====
-----------------------------

      The Company intends to use approximately $500,000 of the net proceeds to repay certain subordinated promissory notes privately issued by the Company in February 1997 (the "Bridge Notes") and approximately $250,000 of the net proceeds to repay certain bank indebtedness. The Bridge Notes are due in full on June 30, 1998 or earlier in certain circumstances, including within five days following the closing of this Offering. Subject to successful completion of this Offering, in connection with the full payment of the Bridge Notes, the Company has agreed to issue to the holders of the Bridge Notes that number of shares of Common Stock equal to the quotient of $250,000 divided by the initial public offering price. The Company used the proceeds from the issuance of the Bridge Notes for general corporate purposes and to fund the costs of this Offering. The bank indebtedness is principally composed of a revolving line of credit maturing in September 1997 having a principal balance of $248,000 as of March 31, 1997 and bearing interest at prime plus 2%. This bank debt is secured by the personal guaranty of Lee Sanders, the Company's Chief Executive Officer, and a pledge of all of the stock, accounts receivable, equipment and fixtures of TriStar Paint and Airline Services.

(2) These funds represent the cash portion of the purchase price of CAS, and approximately $300,000 in legal, accounting, and other purchase expenses. See "Acquisition of Casper Air Service."

(3) A key element of the Company's strategy involves growth through acquisitions of other companies, assets or product lines that would complement or expand the Company's existing business similar to the CAS acquisition. The Company believes that acquisitions will enable it to leverage its fixed costs of operations and further expand the products and services which it can offer to its customers. No commitments or binding agreements have been entered into as of the date of this Prospectus and accordingly no assurance can be given that any of the acquisitions currently being considered will be consummated.

(4) The Company intends to utilize approximately $500,000 of the proceeds of this offering to fund anticipated internal growth in its businesses, particularly the Ground Handling & Services Division. Such funds will facilitate the entry into additional airports, the hiring and training of additional support and operating personnel, and the creation and implementation of formal national marketing and customer service programs.

(5) These funds will be used primarily to improve and update existing hangar facilities where the Company's Overhaul & Service Division performs its paint services. Additionally, leasehold improvements associated with expanded office and managerial space for the Ground Handling & Services Division will also be funded with these proceeds.

(6) These funds will be utilized to purchase ground handling and other support equipment for the Ground Handling & Services Division, along with additional paint, scaffolding, environmental, and other support equipment for the Overhaul & Services Division. Ongoing improvements and additions to the Company's computerized accounting and management systems will also be funded with these proceeds.

         Pending the uses described herein, the foregoing represent the Company's present intentions with respect to the allocation of the proceeds of this offering based upon its present plans and business conditions. However, changed business conditions and various other factors could result in the application of the proceeds of this offering in a manner other than as described in this Prospectus. In this regard, although the Company is not currently a party to any binding agreement or commitment with respect to any prospective acquisition, other than the CAS acquisition, the Company intends to use portions of the net proceeds to finance acquisitions of complementary businesses, products or technologies, or other assets, if attractive opportunities arise. See "Risk Factors." Pending such uses, the Company intends to invest the net proceeds of the offering in short-term bank deposits or investment-grade securities.

                    ACQUISITION OF CASPER AIR SERVICE, INC.

         Effective April 18, 1997, the Company entered into an agreement to acquire all of the outstanding stock of Casper Air Service, a Wyoming corporation ("CAS"). The Company expects to consummate this transaction concurrently with the closing of this offering. The Company has agreed to pay or issue to CAS's four shareholders approximately $1,167,000 in cash and approximately $883,000 in value of Common Stock, based on the initial public offering price. The recipients of shares of the Common Stock may receive additional cash consideration to the extent the fair market value of their shares declines prior to the date their shares are free of transfer restrictions or, for one shareholder that is CAS's` Employee Stock Ownership Plan and Trust (the "ESOP"), the date the ESOP receives a qualifying letter from the Internal Revenue Service, if later. In connection with this offering, the Company has registered these shares for resale by the recipients, and no transfer restrictions will be imposed through any lock-up agreement with the Representative. The controlling stockholder of CAS, Fred Werner, will agree to serve as a consultant for 12 months for a fee of $6,000 per month for the first six months and $4,000 per month for the last six months.

         CAS is a full service FBO located at Natrona County International Airport in Casper, Wyoming and has been in business continuously since 1946. CAS offers aircraft line services, aircraft repair and maintenance, parts distribution, aircraft charter flights and aircraft sales. CAS has been a Cessna dealer since 1969. Far fewer new aircraft are being manufactured in the 1990's than in prior decades. Consequently, new aircraft sales in general and by CAS have been depressed.

         The aircraft line services offered by CAS include aircraft refueling, de-icing, cleaning and heating, and weather information, refreshments, lounge areas and ground transportation for pilots and passengers. CAS's FAA certified service department provides maintenance and overhaul services for (i) both piston and turbo-charged aircraft engines, including Pratt & Whitney, Gulfstream Aerospace Commander, Bell Helicopter 206 Series, Garrett AiResearch, Piper and Cessna engines, (ii) propellers, including those made by McCauley, Hartzell, Dowdy, Sensanich and Kelvan, (iii) accessories, including aircraft alternators, starters, turbo controllers, waste gates and magnetos, and (iv) avionics systems. The engine maintenance operation began in 1965, while the propeller, accessory and avionics overhaul operations were commenced in 1980, 1988 and 1993, respectively.

         The parts department of CAS sells to customers located outside the United States and outside the Rocky Mountain region as well as in connection with its service operations. CAS is the fourth largest wholesaler of Cessna parts in the United States. CAS tracks all orders, parts, inventory and shipments through its automated inventory management system. Manufacturers of the parts sold by the Company include Cessna, Gulfstream, Piper and Garrett AiResearch, and these manufacturers regularly audit CAS's inventory to make sure it has the parts needed to be designated as a service center for the manufacturer's products.

      CAS has offered charter flights since its inception in 1946. After not having a fatal air crash between 1952 and 1992, CAS had two fatal crashes, and two non-fatal crashes, between December 1992 and June 1997 of its chartered aircraft. The National Transportation Safety Board, in its inspections, found no fault with CAS. The Company has determined to discontinue the charter operations of CAS following the acquisition. Charter revenues declined from $2,696,000 in the fiscal year ended April 30, 1992 to $983,000 for the fiscal year ended April 30, 1996.

         At and for the fiscal year ended April 30, 1996, CAS had total assets of $4,650,000, total liabilities of $4,092,000, net sales of $6,915,000 and net loss of $226,000. At and for the nine months ended January 31, 1997, CAS had total assets of $3,620,000, total liabilities of $2,788,000, net sales of $6,570,000 and net income of $271,000. See "Unaudited Pro Forma Combined Financial Information" for the revenue and income impact of the elimination of CAS's aircraft charter operations for the twelve months and nine months ended April 30, 1996 and January 31, 1997, respectively.

RECENT EVENTS

        The CAS unaudited financial position at fiscal year ended April 30, 1997 and results of operations for the nine months and fiscal year ended January 31, 1997 and April 30, 1997, respectively, are as follows:

STATEMENT OF OPERATIONS (UNAUDITED):


                                         Nine Months       Three Months     Three Month
                                            Ended             Ended            Ended
                                       January 31, 1997   April 30, 1997   April 30, 1997
                                       ----------------   --------------   --------------
Net Sales                                $6,570,000         $2,003,000       $8,573,000
                                         ----------         ----------       ----------
Gross profit                                941,000            158,000        1,099,000
Operating expenses                          580,000            131,000          711,000
                                         ----------         ----------       ----------
Operating income                            361,000             27,000          388,000
Interest expense and other (net)             90,000             26,000          116,000
                                         ----------         ----------       ----------
Income before income taxes                  271,000             51,000          272,000
Provision (benefit) for income taxes             --                 --               --
                                         ----------         ----------       ----------
Net income                               $  271,000         $   51,000       $  272,000
                                         ==========         ==========       ==========

                                         April 30, 1997
                                         --------------
BALANCE SHEET DATA (UNAUDITED):
Working capital                            $  178,000
Total assets                                3,625,000
Long-term debt, net of current portion      1,132,000
Total liabilities                           2,793,000
Shareholders' equity                       $  832,000

                                    DILUTION

         Dilution is determined by subtracting net tangible book value per share after the offering from the amount of cash paid by investors for the shares of Common Stock. Net tangible book value per share represents the book value of the Company's total tangible assets less total liabilities, divided by the number of outstanding shares of Common Stock.

      The net tangible book value of the Common Stock at March 31, 1997, was approximately $169,000, or $0.11 per share. After giving effect to the sale of the 1,000,000 shares of Common Stock offered hereby (at the initial public offering price of $5.75 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom, and assuming no other changes in the net tangible book value after March 31, 1997, the Company's pro forma net tangible book value at March 31, 1997 would have been approximately $4,751,000, or $1.80 per share. This represents an immediate increase in pro forma net tangible book value of $1.69 per share to existing shareholders and an immediate decrease in pro forma net tangible book value to new investors of $3.95 per share. The following table illustrates the per share dilution:

   Assumed initial public offering price per share  . . . . . . . . . .          $5.75
       Net tangible book value per share at March 31, 1997  . . . . . .  $0.11
       Increase per share attributable to new investors . . . . . . . .   1.69
   Pro forma net tangible book value per share after this offering  . .           1.80
                                                                                 -----
   Dilution per share to new investors  . . . . . . . . . . . . . . . .          $3.95
                                                                                 =====
   Percentage dilution  . . . . . . . . . . . . . . . . . . . . . . . .           68.7%
                                                                                 =====

         The following table sets forth, as of March 31, 1997, the differences between the existing shareholders, the investors in this offering, holders of outstanding warrants or convertible or exchangeable notes and the recipients of shares in the CAS acquisition with respect to the total consideration paid or payable and the average price per share paid or payable:


                                                        Shares Purchased         Total Consideration (6)     Average
                                                     ----------------------     ------------------------      Price
                                                       Number       Percent       Amount        Percent      Per Share
                                                     ----------    --------     ----------     ---------     ---------
 Existing shareholders (1) . . . . . . . . .         1,644,000       48.9%       $2,052,000        19.8%       $1.25

 New investors (2) . . . . . . . . . . . . .         1,000,000       29.8         5,750,000        55.6         5.75

  Exercise of outstanding
   warrants (3)  . . . . . . . . . . . . . .           280,000        8.3           400,000         3.9         1.43

  Exercise of outstanding convertible  . . .
   or exchangeable notes (4) . . . . . . . .           283,000        8.4         1,260,000        12.2         4.45

  Issuable in CAS acquisition (5)  . . . . .           154,000        4.6           883,000         8.5         5.75
                                                     ---------      -----       -----------       -----       ------

   Total                                             3,361,000      100.0%      $10,345,000       100.0%      $ 3.08
                                                     =========      =====       ===========       =====       ======

-------------------------

(1) Includes 31,250 shares to be issued to holders of the Bridge Notes, at the initial public offering price of $5.75 per share.

(2) Assumes that the Warrants offered hereby, the Representative's Warrants and the Underlying Warrants are not exercised.

(3) Includes (i) 200,000 shares of Common Stock issuable upon exercise of warrants at an exercise price of $1.00 per share and (ii) 80,000 shares of Common Stock issuable upon exercise of warrants at an exercise price of $2.50 per share.

(4) Includes (i) 190,500 shares of Common Stock issuable upon conversion of convertible notes having an aggregate principal balance of $857,000 at a conversion rate of $4.50 per share, (ii) 83,600 shares of Common Stock issuable upon exchange of an exchangeable note having an aggregate principal balance of approximately $376,000 at

         March 31, 1997 at an exchange rate of $4.50 per share and (iii)
         9,000 shares of Common Stock issuable upon conversion of a convertible note having an aggregate principal balance of $27,000 at a conversion rate of $3.00 per share.

(5) Represents the portion of the CAS purchase price to be delivered in the form of the Company's Common Stock, assuming an initial public offering price of $5.75 per share. See "Acquisition of Casper Air Service."

(6) These amounts reflect total consideration paid by securityholders and do not reflect net amounts received by the Company.

                                DIVIDEND POLICY

         The Company has never paid or declared any cash dividends on the Common Stock and does not intend to pay cash dividends in the foreseeable future. It is the current policy of the Company's Board of Directors to retain any earnings to finance the operations of the Company's business.

                                 CAPITALIZATION

         The following table sets forth (i) the actual capitalization of the Company at March 31, 1997, and (ii) the pro forma capitalization of the Company as adjusted to give effect to the CAS acquisition and the sale of the 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby (assuming no exercise of the Underwriter's over-allotment option) based on an assumed initial public offering price of $5.75 per share and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with information contained under the caption "Unaudited Pro Forma Combined Financial Information" and the financial statements and notes thereto of each of the Company and CAS included elsewhere in this Prospectus.

                                                                               March 31, 1997 (Unaudited)
                                                                           ----------------------------------
                                                                                                   Pro Forma
                                                                           Actual                 as Adjusted
                                                                           ------                 -----------
Short-term debt (line of credit and current portion of
    long-term debt)   . . . . . . . . . . . . . . . . . . . . . .          $  747,000             $ 1,304,000
                                                                           ==========             ===========

Long-term debt, net of current portion  . . . . . . . . . . . . .          $1,303,000             $ 2,286,000
                                                                           ----------             -----------
Shareholders' equity:
    Preferred Stock, $0.01 par value; 5,000,000 shares authorized;
     none issued and outstanding  . . . . . . . . . . . . . . . .                  --                      --
  Common Stock, $0.01 par value; 10,000,000 shares authorized;
     1,600,250 issued and outstanding, actual; 2,753,885 issued
     and outstanding, pro forma, as adjusted (1)  . . . . . . . .              16,000                  28,000
  Additional paid-in capital  . . . . . . . . . . . . . . . . . .           1,951,000               7,349,000
  Accumulated deficit . . . . . . . . . . . . . . . . . . . . . .            (595,000)               (805,000)
                                                                           ----------             -----------
Total shareholders' equity  . . . . . . . . . . . . . . . . . . .           1,372,000               6,572,000
                                                                           ----------             -----------
Total capitalization  . . . . . . . . . . . . . . . . . . . . . .          $2,675,000             $ 8,858,000
                                                                           ==========             ===========

-------------------------
(1) Excludes shares issuable upon payoff of the Bridge Notes, 150,000 shares reserved for issuance under the Company's 1997 Stock Option Plan and shares of Common Stock issuable upon the exercise of
         (i) the 1,000,000 Warrants offered hereby; (ii) the Representative's Warrants and Underlying Warrants; (iii) outstanding warrants to purchase up to 280,000 shares of Common Stock; (iv) the Underwriters' over-allotment option; and (v) outstanding promissory notes that are convertible or exchangeable for up to 283,100 shares of Common Stock, as of March 31, 1997. See "Description of Securities" and "Underwriting."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         The Company, through its three operating divisions, offers a broad range of services to the aviation industry. The Company ultimately plans to capture a larger market share of the services being outsourced by the airline and corporate aircraft industry, including but not limited to, painting airline and corporate aircraft, corrosion cleaning, ground handling services, light catering, fueling, airport security and passenger service. The Company plans to grow through mergers, acquisitions and internal growth.

          On March 1, 1996, in connection with the Company's acquisition of Pride, the Company paid $486,000 in cash and issued $857,000 in 10% five-year Convertible Notes and 100,250 shares of Common Stock. Because the transaction was accounted for as a purchase, the results of operations of Pride are included in the accompanying financial statements beginning on the March 1, 1996 acquisition date. (See "Unaudited Pro Forma Combined Financial Information" for summary pro forma financial results assuming Pride and CAS were part of the Company's operations beginning October 1, 1995.)

SEASONALITY AND VARIABILITY OF RESULTS

         The Company's Overhaul and Service Division experiences significant seasonality and quarter-to-quarter variability in its stripping and painting operations. The annual operating cycle generally reflects escalating strip and paint revenues in the Company's third and fourth fiscal quarters and slower sales in the Company's first and second fiscal quarters. The Company's painting revenues are adversely affected during the airlines' peak traffic seasons of the summer months and the November and December holidays. Currently, a significant percentage of the Company's revenue is generated by the Overhaul and Service Division. Management, therefore, is required to plan cash flow accordingly.

RESULTS OF OPERATIONS

         The following table sets forth a summary of changes in the major categories, presented by division, of revenues, costs of goods sold and operating expenses from each of the previous period's results. These historical results are not necessarily indicative of results to be expected for any future period.

                                                                                     Nine Months Ended
                                           Nine Months             Year                  March 31,
                                              Ended               Ended           --------------------------
                                          June 30, 1996     September 30, 1995      1997         1996
                                          -------------     ------------------    -----------   ------------
 OVERHAUL & SERVICE DIVISION(1):
  Net revenues                              $ 3,395,000      $ 1,766,000           $5,576,000    $ 1,671,000
  Cost of revenue                            (2,479,000)      (1,061,000)          (4,545,000)    (1,258,000)
  Operating and other expenses, net(4)         (622,000)        (211,000)          (1,084,000)      (262,000)
  Interest income                                 2,000                0                    0          2,000
  Interest expense                              (39,000)         (20,000)             (50,000)       (24,000)
                                            -----------      -----------          -----------    -----------
                                            $   257,000      $   474,000          $  (103,000)   $   129,000
                                            ===========      ===========          ===========    ===========
  Pre-tax income (loss)

 GROUND HANDLING & SERVICES
 DIVISION(2):
  Net revenues                              $   486,000      $   767,000          $   726,000    $   452,000
  Cost of revenue                              (359,000)        (356,000)            (379,000)      (300,000)
  Operating and other expenses, net            (141,000)        (152,000)            (213,000)      (102,000)
  Interest income                                     0                0                    0              0
  Interest expense                               (1,000)               0                    0         (1,000)
                                            ------------     -----------          -----------    -----------
  Pre-tax income (loss)                     $   (15,000)     $   259,000          $   134,000    $    49,000
                                            ============     ===========          ===========    ===========

                                                                                       Nine Months Ended
                                           Nine Months             Year                    March 31,
                                              Ended               Ended           ----------------------------
                                          June 30, 1996     September 30, 1995       1997               1996
                                          -------------     ------------------    -----------       ----------
 FBO OPERATIONS & AIRPORT
 MANAGEMENT(3):
  Net revenues                             See (3) below         See (3) below    $   362,000     See (3) below
  Cost of revenue                                                                    (371,000)
  Operating and other expenses, net                                                   (95,000)
  Interest income                                                                           0
  Interest expense (loss)                                                                   0
                                                                                  -----------
  Pre-tax income (loss)                                                           $  (104,000)
                                                                                  ===========

 AVIATION GROUP - CORPORATE
 OVERHEAD(5):
  Operating and other expenses, net         $  (143,000)          $  (203,000)    $  (321,000)  $   (160,000)
  Interest expense                              (31,000)                    0        (103,000)        (8,000)
                                            -----------           -----------     -----------   ------------
  Pre-tax income (loss)                     $  (174,000)          $  (203,000)    $  (424,000)  $   (168,000)
                                            ===========           ===========     ===========   ============

 TOTAL COMPANY:
  Net revenues                              $ 3,881,000           $ 2,533,000     $ 6,664,000   $  2,123,000
  Cost of revenue                            (2,838,000)           (1,417,000)     (5,295,000)    (1,558,000)
  Operating and other expenses, net            (906,000)             (566,000)     (1,713,000)      (524,000)
  Interest income                                 2,000                     0               0          2,000
  Interest expense                              (71,000)              (20,000)       (153,000)       (33,000)
                                            -----------           -----------     -----------   ------------
  Pre-tax income (loss)                     $    68,000           $   530,000     $  (497,000)  $     10,000
                                            ===========           ===========     ===========   ============

-----------------------
(1) Overhaul & Service Division includes the operating results of TriStar Paint only for the year ended September 30, 1995. The Company's acquisition of Pride occurred on March 1, 1996. Accordingly, both TriStar Paint and Pride operating results are included for the nine months ended June 30, 1996 (including Pride operating results from March 1, 1996 through June 30, 1996), and the nine months ended March 31, 1997.

(2) Ground Handling & Services Division represent the operating results for all periods summarized of Airline Services, the Company's sole existing subsidiary in this division.

(3) The Company's FBO Operations & Airport Management division was started and began operations in July 1996. Accordingly, operating results for this division are included herein for the nine months ended March 31, 1997 only.

(4) Includes goodwill and other related amortization expenses of $85,000 and $184,000 associated with the acquisition of Pride for the nine months ended June 30, 1996 and the nine months ended March 31, 1997, respectively.

(5) Includes operating expenses of the executive officers of the Company and other indirect expenses not directly attributable to the operations of the divisions.

Overhaul & Service Division

         Net revenues consist primarily of gross revenues from stripping and painting and other aircraft coating services to major passenger and freight airlines and corporate aircraft. The Company also contracts with various heavy maintenance bases throughout the United States to provide corrosion prevention programs and light maintenance for aircraft undergoing heavy maintenance work at these bases. Costs of revenues consist largely of direct and indirect labor, direct material and supplies, insurance and other indirect costs applicable to the completion of each contract. Operating expenses consist of all general and administrative and operating costs not included in costs of sales, including but not limited to facilities rent, indirect labor and other overhaul costs.

         This division of the Company has two locations, one at Acadiana Regional Airport in New Iberia, Louisiana (Pride) and a second facility at Redbird Airport in Dallas, Texas (TriStar Paint).

Ground Handling & Service Division

         Net revenues consist primarily of gross revenues from a variety of support services including aircraft interior cleaning, exterior washes, lavatory and water services and light catering. Costs of revenues consist largely of direct and indirect labor, direct material and supplies, and other indirect costs. Operating expenses consist of all general and administrative and operating costs not included in costs of sales.

         Airline Services has had operations at Dallas-Fort Worth International Airport since 1990, Dallas Love Field airport since 1986, San Francisco International Airport since 1995 and Gulfport Biloxi Regional Airport since 1994. Additionally, the Company has recently executed new ground service contracts with customers under which it has established operations in the Los Angeles International Airport, Oakland Airport, and Kansas City Airport. See "Business--Ground Handling & Service Division."

FBO Operations & Airport Management

         The Company commenced its FBO operations in July 1996, upon the commencement of business at its initial FBO site located at Redbird Airport in Dallas, Texas. This division generates revenues from the sale of aviation fuel and other services provided to general aviation customers located at the Redbird Airport facility. Costs associated with this activity include primarily fuel, facility rent, and direct labor. The Company initiated these operations at its existing Dallas location with the intent to profitably operate the business, but also to allow it to assemble its financial and managerial resources to begin its acquisition activities in this division. The Company has also entered into an agreement to acquire CAS, which operates an FBO in Casper, Wyoming. See "Acquisition of Casper Air Service" and "Business--FBO & Airport Management Division."

Aviation Group - Corporate Overhead

         Operating expenses consist of all general and administrative and operating costs to provide management to the Company's divisions, to support expected growth, and to seek acquisition targets, not directly attributable to the divisions' operations.

NINE MONTHS ENDED MARCH 31, 1997 COMPARED TO NINE MONTHS ENDED MARCH 31, 1996

         The Company's net revenue increased by $4,541,000, or 214%, for the nine months ended March 31, 1997 compared to the nine months ended March 31, 1996. This increase in revenue resulted primarily from the acquisition of Pride, which contributed net revenue totaling $5,266,000 for 1997 compared to $767,000 for 1996.

         Revenues from the Ground Handling & Services Division increased 61% to $726,000 from $452,000 for the comparable nine months periods ended March 31, 1997 and 1996. This increase is attributable to increases in business with existing customers and the addition of additional customers at the airports served by the Company. No growth during these periods resulted from the addition of new airport locations.

         In July 1996, the Company began its FBO Operations with the opening of its initial location at the Redbird Airport in Dallas, Texas. This facility generates its revenues from the sale of aviation fuel and other general services provided to general aviation customers based at, and flying into, the Redbird Airport. Since inception, the Company has adjusted its fuel sales prices to reflect increases and decreases of fuel prices, which represents its largest operating cost. Competitive factors could, however, limit the Company's ability to pass on significant fuel price increases, should such increases occur. This operation continues in the start-up phase, incurring costs implemented in anticipation of future internal and external growth. Such expenditures should dissipate in the future.

         The Company's costs of sales increased by $3,737,000 to $5,295,000 for the nine months ended March 31, 1997 from $1,558,000 for the nine months ended March 31, 1996. This increase in costs of sales resulted primarily from the acquisition of Pride.

         The Company's operating expenses increased by $1,189,000 from $1,713,000 for the nine months ended March 31, 1997 compared to $524,000 for the nine months ended March 31, 1996. This increase in operating expenses resulted primarily from the acquisition of Pride and management's merger and acquisition search program. The Company has postured itself with management, consultants, and systems to expand internally and through acquisitions. The operating expenses generated by these efforts are reflected in Corporate Overhead.

         The Company's interest expense has increased primarily from the acquisition of Pride and the sale of the Bridge Notes. For the nine months ended March 31, 1997, interest expense increased by $120,000 from debt assumed from Pride, from convertible notes executed to acquire the Pride stock and from the Bridge Notes.

         The decrease in Company pre-tax income of $507,000 for the comparable nine month periods ended March 31, 1997 and 1996 resulted largely from increases in corporate overhead of $161,000, losses associated with the Company's start-up of its FBO operating division of $104,000, increase in interest expense of $120,000, and goodwill and other amortization of $184,000 relating to the Company's acquisition of Pride.

NINE MONTH PERIOD ENDED JUNE 30, 1996 COMPARED TO THE FISCAL YEAR ENDED SEPTEMBER 30, 1995

         The Company changed its fiscal year end from September 30 to June 30 during 1996.

         The Company purchased the stock of Pride on March 1, 1996, in a transaction accounted for as a purchase. The results of operations of Pride are included in the accompanying financial statements beginning March 1, 1996, and accordingly, include only four months of operations for the Company's nine month period ended June 30, 1996. Therefore, when comparing fiscal years 1996 and 1995, the financial information includes different operating entities.

         The Company's net revenue increased by $1,348,000, or 53%, for the nine months ended June 30, 1996 compared to the year ended September 30, 1995. This increase in revenue resulted primarily from the acquisition of Pride, which contributed net revenue totaling $2,520,000 for 1996 compared to $0 for 1995.

         Revenues from Ground Handling for the nine month period ending June 30, 1996 are comparable on a pro-rated basis to the twelve month period ending September 30, 1995. Gross margins decreased during the period, however, to 26% in fiscal 1996 from 53% in fiscal 1995. This decrease is attributable to the loss of a significant charter airline customer during the period whose contract generated significant gross profits for Airline Services during the fiscal 1995 year. No revenue or operating cost changes during these periods were the result of adding new airport locations.

         The Company's costs of revenues increased by $1,421,000, to $2,838,000 for the nine months ended June 30, 1996 from $1,417,000 for the year ended September 30, 1995. This increase in costs of revenues resulted primarily from the acquisition of Pride. Cost of revenues also increased as a percentage, relative to net revenue, to 73%, for the fiscal year ended June 30, 1996 from 56% for the fiscal year ended September 30, 1995. Pride, which has a multi-year paint contract with United Airlines, earns lower gross margins than TriStar Paint, which performs its services on a higher- margin, less predictable basis.

         The Company's operating expenses increased by $340,000 to $906,000 for the nine months ended June 30, 1996 from $566,000 for the year ended September 30, 1995. This increase in operating expenses resulted primarily from the acquisition of Pride. The operating expenses generated by Aviation Group are largely reflective of its acquisition efforts.

         The Company's interest expense has increased primarily from the acquisition of Pride. Interest expense increased by $51,000 from debt assumed from Pride and from convertible notes executed to acquire the Pride stock.

FINANCIAL CONDITION AND LIQUIDITY

         Prior to January 1996, the Company financed its operations and capital expenditures from a combination of cash generated from operations, bank loans, leases and invested capital from the sole shareholder. In January 1996, the Company commenced a private placement, generating net proceeds approximating $1.2 million, to acquire the stock of Pride and for general working capital purposes.

         Exclusive of the Pride acquisition, the Company made capital expenditures during the fiscal nine months ended June 30, 1996 and nine months ended March 31, 1997 of $12,000 and $335,000, respectively. The majority of capital expenditures incurred during the aforementioned periods relate to equipment purchases to enhance the existing operating facilities and computerized systems.

         As part of its growth strategy, the Company intends to pursue acquisitions of related aviation businesses. Management believes financing for such acquisitions will be provided from operations, bank financing and through additional security offerings. See "Acquisition of Casper Air Service."

         In February 1997, the Company completed a private offering of $500,000 of its 10% Bridge Note. The proceeds of this offering were used to fund the costs of the Company's initial public offering, and for general working capital and operating purposes. If the Company successfully completes this Offering by September 30, 1997, the terms of these notes requires the Company to issue to the holders that number of shares of Common Stock which equals $250,000 divided by the initial public offering price. Accordingly, $250,000 of the proceeds has been allocated to equity and credited to paid in capital and the notes payable were recorded at a discounted amount of $250,000. The discount will be amortized to interest expense over the shorter of the period through September 30, 1997 or the consummation date of the Offering. Unamortized discount at March 31, 1997 totaled $210,000.

         The Company intends to raise net proceeds from this offering approximating $4.8 million. The proceeds will be used to repay the 10% Bridge Notes, fund the cash portion of the CAS acquisition, the repayment of certain indebtedness, capital expenditures for existing operations, facilities improvements, acquisition of other aviation services companies and general working capital for operations and other corporate purposes. The Company's capital structure will be improved significantly as a result of completing this offering. See "Use of Proceeds" and "Capitalization."


         Pursuant to the existing United Airlines contract, the Company has a commitment for an estimated total of $18 million of scheduled aircraft painting and stripping work through 1999. This commitment is subject to the risks outlined in "Risk Factors--Dependence on One Customer."


         The Company believes that funds available under its existing credit line and bank financing, together with cash generated from operations will be adequate for its anticipated cash needs. Management feels the proceeds from the offering will allow it to experience accelerated growth both internally and through well planned acquisitions of aviation services companies.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The following sets forth the Company's Unaudited Pro Forma Consolidated Statements of Operations for the fiscal year (nine months) ended June 30, 1996, and the nine month interim period ended March 31, 1997, and the Company's Unaudited Pro Forma Consolidated Balance Sheet at March 31, 1997, in each case giving effect to: (i) the acquisition in March 1996 of Pride, (ii) the CAS acquisition to be closed concurrently with the closing of this Offering, and (iii) this Offering and the application of the net proceeds therefrom. Both the Pride and CAS acquisitions are accounted for using the purchase method of accounting.

         The Company's Unaudited Pro Forma Consolidated Statements of Operations present such events in each case, as if each had been consummated at the beginning and operated throughout the periods presented. The Company's Unaudited Pro Forma Consolidated Balance Sheet presents the CAS acquisition as if it had been consummated on March 31, 1997. Pride was a consolidated subsidiary of the Company at March 31, 1997, and is accordingly included in the Company's actual balance sheet for that period. The pro forma adjustments relating to the allocation of the purchase price of CAS represent the Company's preliminary determinations of the purchase accounting and other adjustments and are based upon available information and certain assumptions the Company considers reasonable under the circumstances. Final amounts could differ from those set forth therein.

         The Unaudited Pro Forma Consolidated Financial Information of the Company is presented for illustrative purposes only and does not purport to present the financial position or results of operations of the Company had the Pride and CAS acquisitions and the Offering occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

         The following unaudited pro forma consolidated financial information should be read in connection with the more detailed information, including the financial statements and notes thereto included elsewhere in this Prospectus.

                    AVIATION GROUP, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                     OPERATIONS FISCAL YEAR (NINE MONTHS)
                             ENDED JUNE 30, 1996

                                                     Pride Aviation
                                      Fiscal Year     Operations       Casper Air Service                      Fiscal Year
                                     (Nine Months)    Five Months      Operations for the                     (Nine Months)
                                         Ended           Ended             Nine Months                            Ended
                                     June 30, 1996    February 29,      Ended April 30,       Adjust-         June 30, 1996
                                         Actual          1996                1996(7)          ments(1)          Proforma
                                     -------------   --------------    ------------------    --------         -------------
                                                      (unaudited)                                              (unaudited)
Revenue                                $3,881,000      $2,874,000           $5,252,000      $(717,000)         $11,290,000
Cost of revenue                         2,838,000       2,117,000            4,688,000       (642,000)           9,001,000
                                       ----------      ----------           ----------      ---------          -----------
  Gross profit                          1,043,000         757,000              564,000        (75,000)           2,289,000
                                       ----------      ----------           ----------      ---------          -----------

General and administrative expenses       752,000         466,000              368,000       (172,000)(2)        1,414,000
Depreciation and amortization             154,000          60,000              164,000         32,000 (3)          410,000
                                       ----------      ----------           ----------      ---------          -----------
                                          906,000         526,000              532,000       (140,000)           1,824,000
                                       ----------      ----------           ----------      ---------          -----------

Income (loss) from operations             137,000         231,000               32,000         65,000              465,000
                                       ----------      ----------           ----------      ---------          -----------
Other income (expenses)
 Interest income                            2,000             --                24,000            --                26,000
 Interest expense                         (71,000)        (58,000)            (165,000)        22,000 (4)         (272,000)
 Other, net                                   --           22,000              (21,000)        (4,000)              (3,000)
                                       ----------      ----------           ----------      ---------          -----------
                                          (69,000)        (36,000)            (162,000)        18,000             (249,000)
                                       ----------      ----------           ----------      ---------          -----------

Income (loss) before provision
  for income taxes                         68,000         195,000             (130,000)        83,000              216,000
Provision for income taxes                 34,000              --                  --          50,000 (6)           84,000
                                       ----------      ----------           ----------      ---------          -----------

Net income (loss)                      $   34,000      $  195,000           $ (130,000)     $  33,000          $ 1,758,791
                                       ==========      ==========           ==========      =========          ===========

Pro forma net income (loss) per
  common and common equivalent
  share (unaudited)                    $     0.02                                                              $      0.08
                                       ==========                                                              ===========

Pro forma weighted average common
  and common equivalent shares
  outstanding (unaudited) (5)           1,497,511                                                                1,651,146
                                       ==========                                                              ===========

                    AVIATION GROUP, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF
                 OPERATIONS NINE MONTHS ENDED MARCH 31, 1997

                                                       Casper Air Service
                                     Nine Months       Operations for the                         Nine Months
                                        Ended             Nine Months                                Ended
                                    March 31, 1997           Ended                              March 31, 1997
                                       Actual           January 31, 1997      Adjustments (1)      Proforma
                                    --------------      ----------------      ---------------   --------------
Revenue                              $6,664,000            $6,570,000         $(1,010,000)       $12,224,000
Cost of revenue                       4,597,000             5,629,000            (755,000)         9,471,000
                                     ----------            ----------          ----------        -----------
    Gross Profit                      2,067,000               941,000            (255,000)         2,753,000
                                     ----------            ----------          ----------        -----------

General and administrative
    expenses                          2,120,000               421,000            (154,000) (2)     2,387,000
Depreciation and amortization           291,000               159,000            (104,000) (3)       346,000
                                     ----------            ----------          ----------        -----------
                                      2,411,000               580,000            (258,000)         2,733,000
                                     ----------            ----------          ----------        -----------

Income (loss) from operations          (344,000)              361,000               3,000             20,000
                                     ----------            ----------          ----------        -----------
Other income (expenses)
    Interest income                         --                 19,000                 --              19,000
    Interest expense                   (153,000)             (169,000)             57,000           (265,000)
    Other, net                              --                 60,000                 --              60,000
                                     ----------            ----------          ----------        -----------
                                       (153,000)              (90,000)             57,000           (186,000)
                                     ----------            ----------          ----------        -----------

Income (loss) before provision
    for income taxes                   (497,000)              271,000              60,000           (166,000)
Provision (benefit) for income taxes   (164,000)                  --              129,000   (6)      (35,000)
                                     ----------            ----------          ----------        -----------

Net income (loss)                    $ (333,000)           $  271,000          $  (69,000)       $  (131,000)
                                     ==========            ==========          ==========        ===========

Pro forma net income (loss)
    per common and common
    equivalent share (unaudited)     $     (.22)                                                 $      (.08)
                                     ==========                                                  ===========

Pro forma weighted average common
    and common equivalent shares
    outstanding (unaudited) (5)       1,497,511                                                    1,651,146
                                     ==========                                                  ===========

                     AVIATION GROUP, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1) Adjustments include the elimination of income and expenses associated with the aircraft charter operations of CAS, which the Company does not intend to continue after the acquisition of CAS. For the nine months ended April 30, 1996 and January 31, 1997, respectively, the charter department's operating results (and related adjustments to the pro forma analysis included herein) were as follows:

                                                      Nine Months                   Nine Months
                                                         Ended                         Ended
                                                     April 30, 1996               January 31,1997
                                                     --------------               ---------------
      Revenues                                        $ 717,000                     $1,010,000
      Cost of revenue                                  (642,000)                      (755,000)
                                                      ---------                     ----------
          Gross Profit                                   75,000                        255,000
                                                      ---------                     ----------

      General and administrative expenses               (84,000)                       (71,000)
      Depreciation and amortization                     (88,000)                      (139,000)
                                                     ----------                     ----------

      Income from operations                            (97,000)                        45,000

      Other income (expenses)
          Interest income                                    --                             --
          Interest expense                              (58,000)                      (57,000)
          Other, net                                      4,000                            --
                                                     ----------                     ---------
                                                        (54,000)                       (57,000)
                                                     ----------                     ---------

      Income (loss) before provision
          for income taxes                           $ (151,000)                    $  (12,000)
                                                     ==========                     ==========


(2) Includes $88,000 and $83,000 of non-payroll benefits and other compensation for the periods ended April 30, 1996 and January 31, 1997, respectively, incurred by CAS for the benefit of its shareholders and management. These costs will not be incurred by the Company on an ongoing basis after the closing of the CAS purchase transaction.

(3) Includes additional amortization of goodwill (amortized over a 20-year period) and depreciation expense from the Pride and CAS acquisitions for the pro forma periods ended June 30, 1996 and March 31, 1997, respectively, in the following amounts:

                                                      Fiscal Year                     Interim
                                                     (Nine Months)                  Nine Months
                                                         Ended                         Ended
                                                     June 30, 1996                March 31, 1997
                                                     -------------                --------------
                 Pride goodwill amortization and
                     related depreciation               $ 85,000                          *
                 CAS goodwill amortization and
                     related depreciation                 35,000                    $35,000
                                                        --------                    -------
                                                        $120,000                    $35,000
                                                        ========                    =======

         * Pride goodwill amortization and related depreciation for the nine months ended March 31, 1997 of $193,000 is included in actual operating results of the Company for the period then ended.

(4) Includes additional interest of $36,000 on convertible notes issued in connection with the Pride acquisition for the pro forma period ended June 30, 1996.

(5) Includes 153,635 shares of Common Stock (assuming an initial public offering price of $5.75 per share) issuable to the shareholders of CAS upon the consummation of the CAS transaction.

(6) Represents the adjustment to reflect the tax effects of the pro forma adjustments.

(7) Reflects the nine months ended April 30, 1996. The results of operations for the three months ended July 31, 1995 were extracted from CAS's audited income statement for the fiscal year ended April 30, 1996 to provide a nine month period that is comparable to the Company's nine month fiscal year ended June 30, 1996. The results of operations for the three months ended July 31, 1995 were as follows:

               Revenues                                          $1,663,000
               Cost of revenue                                    1,522,000
               Gross Profit                                         141,000
               General and administrative expenses                  112,000
               Depreciation and amortization                         84,000
                                                                    196,000
               Income (loss) from operations                        (55,000)
               Other income (expenses), net                         (41,000)
               Income (loss) before provision of income taxes     $ (96,000)

                    AVIATION GROUP, INC. AND SUBSIDIARIES
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                MARCH 31, 1997

                                               Historical                                      Pro Forma
                                    --------------------------------------         -----------------------------------
                                        Aviation             Casper Air
                                      Group, Inc.             Service               Adjustments           As Adjusted
                                    (March 31, 1997)     (January 31, 1997)        -------------          ------------
                                    ----------------     -----------------
ASSETS
Current assets
  Cash                               $   82,000            $  288,000               $(1,467,000) (1)       $ 2,948,000
                                                                                      4,793,000  (4)
                                                                                       (748,000) (5)
  Accounts receivable                   655,000               614,000                       --               1,269,000
  Inventory                             249,000             1,311,000                       --               1,560,000
  Aircraft held for sale                    --                    --                  1,638,000  (2)         1,638,000
  Deferred tax assets                   163,000                   --                   (163,000) (6)               --
  Prepaid expenses and other             61,000                10,000                       --                  71,000
                                     ----------            ----------               -----------            -----------
      Total current assets            1,210,000             2,223,000                 4,053,000              7,486,000
                                     ----------            ----------               -----------            -----------


Property and equipment, net           2,281,000             1,386,000                  (712,000) (2)         2,955,000
                                     ----------            ----------               -----------            -----------

Other assets
  Goodwill, net                         937,000                   --                    907,000  (3)(6)     1,844,000

  Investment-CAS                            --                    --                  2,350,000  (1)              --
                                                                                     (2,350,000) (3)
  Other                                 491,000                11,000                  (266,000) (4)           236,000
                                     ----------            ----------               -----------            -----------
                                      1,428,000                11,000                   641,000              2,080,000
                                     ----------            ----------               -----------            -----------
                                     $4,919,000            $3,620,000               $ 3,982,000            $12,521,000
                                     ==========            ==========               ===========            ===========

LIABILITIES AND
SHAREHOLDERS' EQUITY
Current Liabilities
  Bank overdraft                     $  130,000            $      --                $       --             $   130,000
  Current maturities of                 209,000               329,000                       --             $   538,000
  long-term debt                        248,000                   --                   (248,000) (5)                --
  Short-term bank borrowings            290,000                   --                    210,000  (5)                --
  Bridge Notes                                                                         (500,000) (5)
                                            --                628,000                       --                 628,000
  Notes payable                             --                138,000                       --                 138,000
  Floor plans payable                   611,000               559,000                       --               1,170,000
  Accounts payable                       29,000                   --                        --                  29,000
  Accrued interest                      422,000               151,000                        --                573,000
  Accrued liabilities                       --                     --                   152,000  (6)           152,000
  Deferred income taxes              ----------            ----------               -----------            -----------
                                      1,939,000             1,805,000                  (386,000)             3,358,000
      Total current liabilities      ----------            ----------               -----------            -----------


Long-term liabilities
  Long-term debt, net of              1,303,000               983,000                                        2,286,000
      current maturities                305,000                    --                       --                 305,000
  Deferred income taxes              ----------            ----------               -----------            -----------
                                      1,608,000               983,000                       --               2,591,000
                                     ----------            ----------               -----------            -----------

Stockholders' Equity
  Preferred stock, $.01 par value,
      5,000,000 shares authorized,          --                    --                        --                     --
      none outstanding
  Common stock, $.01 par value,
      10,000,000 shares authorized,
      2,797,363 shares issued and        16,000                19,000                   (19,000) (3)            28,000
      outstanding                                                                         2,000  (1)
                                                                                         10,000  (4)
                                      1,951,000             2,697,000                (2,697,000) (3)         7,349,000
  Additional paid-in capital                                                            881,000  (1)
                                                                                      4,783,000  (4)
                                                                                       (266,000) (4)
                                       (595,000)             (395,000)                  395,000  (3)          (805,000)
  Retained earnings (deficit)        ----------            ----------                  (210,000) (5)       -----------
                                                                                    -----------

                                      1,372,000             2,321,000                 2,879,000              6,572,000
                                            --               (569,000)                  569,000  (3)               --
  Treasury stock                            --               (920,000)                  920,000  (3)               --
  Unearned ESOP                      ----------            ----------               -----------            -----------
                                      1,372,000               832,000                 4,368,000              6,572,000
                                     ----------            ----------               -----------            -----------
                                     $4,919,000            $3,620,000               $ 3,982,000            $12,521,000
                                     ==========            ==========               ===========            ===========


                     AVIATION GROUP, INC. AND SUBSIDIARIES
           NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

         For purposes of preparing the Unaudited Pro Forma Consolidated Balance Sheet, the assets and liabilities of CAS to be acquired or assumed by the Company have been recorded at their estimated fair values. A final determination of the required purchase price accounting adjustments and of the fair value of the assets and liabilities acquired or assumed has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma financial information reflects the Company's best estimate based upon currently available information.

         The following adjustments have been made in connection with the initial public offering and the CAS acquisition:

         (1) Adjustment reflects an estimated purchase price and related purchase costs for the CAS acquisition of $2,350,000. The transaction will be funded by cash totaling $1,467,000 and 153,635 shares of the Company's Common Stock ($.01 par value) at an estimated per share price of $5.75.

         (2) Upon purchasing CAS, the charter operations will be discontinued. The 12 aircraft currently used in CAS's charter division will be sold or liquidated by the Company. Based on a third party offer and liquidation proceeds for nine of the aircraft totaling $1,438,000, and an estimated value of $200,000 for the remaining three aircraft in inventory, management estimates the fair value of the 12 aircraft to be $1,638,000. The adjustment reflects a reclassification of the assets from property and equipment to "aircraft held for sale." The aircraft held for sale have a historical net book value of $712,000. The net book value of the remaining property and equipment is estimated to approximate fair value.

         (3) The adjustment reflects the elimination of the investment account on the Company's balance sheet, the elimination of the net equity on the balance sheet of CAS on the acquisition date and the recording of net goodwill resulting from the acquisition of approximately $907,000 (including tax attributes).

         (4) Reflects the net proceeds from the initial public offering of 1,000,000 shares of the Company's $0.01 par value Common Stock.

         (5) Upon completion of the initial public offering, management plans to pay off its line of credit, with a current balance of $248,000, and the Bridge Notes totaling $500,000.

         (6) Reflects the deferred tax effects for differences between the financial statement and tax bases of the net assets to be acquired in the CAS acquisition (including the recording of additional goodwill of $315,000).

                                    BUSINESS

GENERAL

         Aviation Group, Inc., a Texas corporation (the "Company"), is a provider of services and products to airline companies and other aviation firms. Although its primary market is the United States, the Company ultimately aspires to compete in the global marketplace. In addition to growth of its existing businesses, the Company seeks to grow via the acquisition of other aviation service businesses that complement and strengthen the Company's existing operations.

         The Company was organized in December 1995 to consolidate the ownership of Tri-Star Aircraft Services, Inc. ("TriStar Paint"), Tri-Star Airline Services, Inc. ("Airline Services") and Pride Aviation, Inc. ("Pride"). At that time, the Company acquired all of the outstanding shares in TriStar Paint and Airline Services from The Sanders Companies, Inc. ("Sanders Companies") in exchange for the issuance of 1,000,000 shares of Common Stock to Sanders Companies. Sanders Companies is wholly owned by the Company's President and Chief Executive Officer, Lee Sanders. On March 1, 1996, in connection with the Company's acquisition of Pride, the Company paid $486,000 cash and issued 10%, five-year Convertible Notes in the aggregate principal amount of $857,000 and 100,250 shares of Common Stock.

        The Company is currently organized into three divisions devoted to Aviation Group's primary lines of business. These business segments are as follows:

o Painting & Paint Stripping Services: The Overhaul & Service Division, through TriStar Paint and Pride, provides painting and paint stripping services for commercial and freight aircraft at their facilities located in Dallas, Texas and New Iberia, Louisiana. Pride's primary customer is United Airlines, Inc. TriStar Paint provides paint services on a plane-by-plane bid basis to a variety of customers.

o Ground Handling & Services: Through Airline Services, the Ground Handling & Services Division provides aircraft ground handling and light catering services to a variety of passenger and freight airlines at various airports, including DFW International, Los Angeles International and San Francisco International, for customers such as United Parcel Service, Southwest Airlines, United Airlines, Federal Express and Northwest Airlines, among others.

o FBO Operations & Airport Management: In July 1996, the Company began to operate its FBO Division. The Company's first fixed base operation, located at Redbird Airport in Dallas, Texas provides fuel and light maintenance services to general aviation, corporate and light freight aircraft customers. There are presently over 1,700 operators of fixed base operating stations ("FBO's") serving the United States. The Company believes that acquiring or otherwise operating such businesses in smaller, second-tier airports located near major urban areas across the United States provides a significant opportunity.

         The Company believes that airlines will increase the outsourcing of their maintenance and service requirements to third party vendors in the future. According to U.S. Department of Transportation statistics, the nine major U.S. airlines expended 20% of their maintenance budget with outsourcing vendors in 1994. There are over 10,000 maintenance and service vendors worldwide in the aviation industry. The Company believes that the aviation service industry is highly fragmented. It also believes that its existing operations, enhanced by additional growth and acquisitions of complementary businesses, will enable it to provide quality customer service with financial, insurance, and other operating economies-of-scale that major customers increasingly require. The Company does not presently intend to operate as a commercial airline or as a provider of commercial jet engine or airframe overhaul services.

         The principal executive offices of the Company are located at 700 North Pearl Street, Suite 2170, Dallas, Texas 75201, telephone number (214) 922-8100.

INDUSTRY OVERVIEW

         The airline industry is currently experiencing revenue growth along with increased profitability. Several new airlines have commenced operation in this expanding market. These airlines constitute potential customers for the Company's services. Aviation activity is expected to increase significantly over the next ten years. According to the 1997 Boeing Current Market Outlook, global commercial air travel is expected to increase 75% through the year 2006, while the number of passenger and cargo aircraft deliveries is expected to increase by 48%. According to the FAA, U.S. turbine powered general and business aviation will increase 28% by the year 2006. Production of general aviation aircraft rose by 10% in the first half of 1996, after a 16% increase in 1995. The Company believes that the growth in aviation activity will increase the demand for maintenance, repair, painting, ground handling and other services provided by the Company.

         Because of the high internal overheads and unionization of airline labor forces, many airlines have found that it is more cost efficient to engage independent contractors to perform maintenance, painting and ground handling services. According to U.S. Department of Transportation statistics, the nine major U.S. airlines expended 20% of their maintenance budget with outsourcing vendors in 1994. Management expects the trend toward outsourcing these services to continue in the airline industry.

         The Company believes that the aviation service industry is highly fragmented. There are presently over 1,700 operators of fixed base operating stations ("FBO's") serving the United States. There are over 10,000 maintenance and service vendors worldwide in the aviation industry.

OVERHAUL & SERVICE DIVISION

         The Overhaul & Service Division, which includes Pride and TriStar Paint, provides painting, paint stripping, and other aircraft coating services to major passenger and freight airlines. The Company paints few corporate aircraft and at present has no military aircraft contracts. This division's operations include aircraft stripping and painting services, light aircraft maintenance, and corrosion preventive cleaning programs.

         The type and quality of paint and other supplies utilized by the Company is generally dictated to the Company by its customers, subject to FAA and EPA guidelines. In most cases, the Company's customers arrange for the sources of paint supplies that it utilizes. The Company believes that there are available numerous sources for the paint and other supplies utilized by the Company.

         The Company utilizes electrostatic paint equipment in its aircraft painting activities and is a leader in the development of techniques for high solids painting and non-methylene chloride stripping. Any research costs incurred by the Company relating to these new techniques have been borne by the Company's customers. Pride conducted a high solids paint test program for Continental Airlines in February 1992 with most major aviation paint manufacturers participating. Since 1993, most of the Company's painting has been performed with high solids compliant coatings.

         Beginning in late 1993, most stripping performed for major airlines by the Company was with compliant non-methylene chloride material. Testing of a non-acid stripper is ongoing for United Airlines for use on its aircraft. Currently, the Company is capable of providing stripping and painting services for most narrow-bodied aircraft in its Dallas, Texas facilities, including, but not limited to, Boeing 727s, Boeing 737s and McDonnell Douglas DC-9s and MD-80s. The three New Iberia, Louisiana hangar facilities are capable of housing all aircraft except Boeing 747s.

         Pride. Pride was incorporated in the State of Oklahoma in 1990. The administrative offices along with its aircraft painting facilities are located in New Iberia, Louisiana. In September 1990, Pride obtained its first certificate from the Federal Aviation Administration ("FAA") to operate an approved repair station at its facilities in New Iberia, Louisiana. Since that time, the certificate has been expanded to permit Pride to conduct certain FAA classes of inspections and light maintenance for a variety of jet aircraft. Pride is also certified to perform structural repairs on certain equipment in a variety of jet aircraft. Pride's painting facilities located in New Iberia, Louisiana can house all narrow-bodied jets. Of a total of three hangars, one hangar has been built to accommodate wide-bodied jets such as the Boeing 767 and McDonnell Douglas DC-10 aircraft.

         The Company's primary customer, United Airlines, Inc. ("United"), accounted for approximately 85% of the Overhaul & Service Division revenues for the nine months ended March 31, 1997. In 1994, Pride entered into a five-year Services Agreement (the "Services Agreement") with United which has been amended several times and currently will expire in 1999 but is cancelable prior to that date by United upon 90 days written notice. Under the Services Agreement, Pride provides paint stripping and painting services for jet aircraft owned or operated by United. United provides the specifications, designs, stencils, decals and marks for the painting. The Services Agreement contains a warranty by Pride to United that its services meet United's specifications and are free from defects in workmanship. Pride must reimburse

United for costs of repair and certain expenses in connection with this warranty. Pride must perform its services for United at its New Iberia, Louisiana facilities. United schedules the jet aircraft to be painted by Pride each calendar year by December 31 of the prior year. In addition to painting, upon request from United, Pride will repair parts and components identified by Pride as needing repair.


         The Services Agreement contains fixed prices for each type of aircraft painted by Pride. The prices are adjusted annually based on the Consumer Price Index. The Services Agreement currently provides that Pride will paint Boeing 727, Boeing 737, Boeing 757, Boeing 767 and McDonnell Douglas DC-10 aircraft, representing an estimated total of 588 aircraft. Through December 31, 1996, Pride has completed 215 of the aircraft.


         The Company, through Pride, has been negotiating a contract with United for the painting of United's Boeing 747 commercial aircraft fleet. To date, these negotiations are incomplete. If it obtains the contract, the Company may construct a new aircraft hangar at its New Iberia, Louisiana facilities. See "--Facilities."

         The Company, through Pride, is currently working to obtain a long-term contract to paint newly manufactured aircraft for Boeing Commercial Airplane Group ("Boeing"). Boeing has conducted due diligence regarding Pride's capabilities and expertise. Subject to the satisfaction of certain conditions, Boeing has requested Pride to conduct a beta test by painting one of its jet aircraft in June 1997. If Boeing awards a contract to Pride, the Company intends to lease a hangar facility in Portland, Oregon in which to perform this work for Boeing.

         TriStar Paint. TriStar Paint's business began in March 1990, and TriStar Paint was incorporated in the State of Texas during 1994. The Company acquired all of the stock in TriStar Paint in December 1995. TriStar Paint is in the business of providing stripping and painting services for airlines, aircraft lessors, and aircraft brokers. TriStar Paint's painting facilities located at Redbird Airport in Dallas, Texas can house most narrow-bodied jets including, but not limited to, Boeing 727s and 737s and McDonnell Douglas DC-9s and MD 80s.

         TriStar Paint received its initial certificate from the FAA to operate an approved repair station in February 1995. The certificate was subsequently expanded to permit TriStar Paint to provide stripping and painting services to a variety of aircraft and to provide certain FAA classes of inspections and light maintenance on two types of aircraft.

         TriStar Paint provides its painting and other services on a plane-by-plane basis to its customers, versus Pride's long-term contract arrangement with United. The Company believes that this arrangement gives it flexibility to meet customer needs. TriStar Paint has provided stripping and painting services, on a plane-by-plane bid basis, to Dee Howard Company, Southwest Airlines, Northwest Airlines, TransWorld Airlines, Emery Air Freight, Roadway Global Air and Zantop International Airlines. In addition, Dee Howard Company and Zantop International Airlines provide heavy maintenance services to airline companies, and TriStar Paint acts as a subcontractor in providing its services to these customers.

         TriStar Paint is also capable and qualified to perform certain structural cleaning and anticorrosive maintenance programs, which involve cleaning inside the skin of the aircraft. Years of particle accumulation are removed and a preventative spray is applied to reduce the amount of future corrosion and particle accumulation. Such services have historically been provided on a subcontract basis to airline customers of major maintenance facilities.

         TriStar Paint bids against its competitors in providing painting and cleaning services to its maintenance and airline customers. In addition to providing stripping and painting services at its Redbird Airport facilities, TriStar Paint will send its equipment and personnel to provide onsite services at the facilities of maintenance companies. These subcontract services have been provided at airport facilities in San Antonio, Texas, Macon, Georgia and Alexandria, Louisiana.

GROUND HANDLING & SERVICE DIVISION

         Airline Services. Through Airline Services, the Company engages in the cleaning, handling, and light catering of aircraft in various airports located within the continental United States. Airline Services' predecessor operations began in December 1986. It was incorporated in the State of Texas in August 1994. The Company acquired all of the stock of Airline Services in December 1995.

         Airline Services provides its customers with a variety of support services including aircraft interior cleaning, exterior washes, lavatory/water services and light catering. Airline Services presently operates at the following airports: Dallas-Fort Worth International, Dallas Love Field, San Francisco International, Kansas City International, Los Angeles International Airport and Gulfport-Biloxi Regional. Airline Services currently provides some or all of these services at different locations for United Airlines, United Parcel Service, Sunjet, Aviation Services International, Inc. on behalf of Allegro Airlines, World Technology Services, Reno Air, Sun Country Airlines, Northwest Airlines, Federal Express and other customers.

         Interior cleaning is performed between flights at the airport. This involves cleaning the inside of the cockpit, cabin and galleys, servicing the lavatories, fresh water facilities and stocking the aircraft with magazines, air sickness bags and emergency cards. All pricing for this service is based on airline specifications. Exterior cleaning involves cleaning the exterior of the aircraft during nighttime layovers. Typically, an aircraft's exterior will be cleaned once during a two or three week cycle. Airline Services uses specially designed equipment and pressure sprayers to clean the exteriors of the aircraft. Similar to interior cleaning, all pricing for this service is based on airline specifications. Airline Services presently has light catering operations in Gulfport, Mississippi. Light catering consists of stocking soft drinks, peanuts, pretzels, coffee, tea, beer, wine, liquor, cold sandwiches and serving supplies on the aircraft. Pricing will depend on the type and quantity of the products supplied.

         General. The Company believes that its flexible workforce provides customers with a quality, price competitive outsourcing service. The Company obtains its contracts with its customers generally by competitive bid. The Ground Handling & Service Division actively pursues new customers and additional work from existing customers at those airports where it already has a presence. In addition, the Company pursues work opportunities at other airports, and with other airline customers, as such opportunities arise.

FBO & AIRPORT MANAGEMENT DIVISION

         In July 1996, the Company began to operate a third business segment, its FBO & Airport Management Division. The Company's first fixed-base operation, located at Redbird Airport in Dallas, Texas, sells fuel and provides light maintenance services, including for example fluid, tire and control inspections, to general aviation and corporate aircraft at this location.

         The Company believes that this division, which serves corporate and other general aviation customers, may offset its current dependence on major airlines for its painting, ground handling, and other services. The Company's fixed base operation in Dallas, Texas is located at a general service airport located within a ten minute drive of the Dallas, Texas central business district. There are over 500 acres of land adjacent to this airport for aviation, industrial, and distribution development, and the Company believes that, as such development progresses, its Redbird FBO operation will benefit from this growth by gaining additional aviation fuel and light service customers.

         The Company believes that there are significant opportunities for growth, internally and via acquisition, in the FBO & Airport Management Division. The Company recently hired additional management and executive personnel with specific expertise in the FBO management and acquisition business to assist it in the execution of its business strategy in this division.

         The Company has reached an agreement to acquire CAS, which operates an FBO in Casper, Wyoming. See "Acquisition of Casper Air Service."

ACQUISITIONS OF COMPLEMENTARY BUSINESSES

         A key element of the Company's strategy involves growth through acquisitions of other companies, assets or product or service lines that would complement or expand the Company's existing businesses. There are over 10,000 maintenance and service vendors worldwide in the aviation industry, and the Company believes that the aviation service industry is highly fragmented. The Company believes that acquisitions will enable it to leverage its fixed costs of operations and further expand the products and services which it can offer to its customers.

         The Company is currently evaluating a number of acquisition opportunities. The Company desires to expand its existing aircraft parts, ground service and FBO operations by acquiring similar businesses with whom it currently competes or who provide services at locations not presently served by the Company. Additionally, the Company has reviewed certain acquisition opportunities of aviation companies that specialize in the overhaul and service of replacement and after-market parts. These parts, called "rotable parts," are removed by airlines and major overhaul companies and subsequently rebuilt and refurbished in accordance with FAA guidelines for future use. Other than the agreement to acquire CAS, no commitments or binding agreements have been entered into date and accordingly no assurance can be given that any of the acquisitions currently being considered will be consummated.

FACILITIES

         Dallas Facilities. TriStar Paint leases an aircraft maintenance hangar at Redbird Airport in Dallas, Texas at an annual rental rate of $42,000. This single bay, narrow body hangar measures 160 feet by 140 feet and allows a tail clearance of 38 feet. It has additional office space.

         The Company's Redbird FBO facility consists of approximately 4,000 square feet of space for pilots and other customers and adjacent ramp space for the temporary parking and fueling of aircraft by Company personnel. The facility is presently under lease for $37,200 per year until 2006.

         The Redbird Airport has two runways, one approximately 6,450 feet by 150 feet and the other 3,800 feet by 150 feet. The long runway is load rated for narrow body, military and commercial aircraft. Normal hours of operation are 8:00 a.m. to 7:00 p.m., seven days a week.

         New Iberia Facilities. Pride leases from the Iberia Parish Airport Authority (the "Authority") four aircraft hangars and office space at Acadiana Regional Airport in New Iberia, Louisiana. The Acadiana Regional Airport has a 200 foot by 8002 foot runway, load rated for all military and commercial aircraft. Normal hours of operation for the tower are from 7:00 a.m. to 9:00 p.m., seven days a week, with call out service available from 9:00 p.m. to 7:00 a.m.

         Pride leases aircraft maintenance Hangar 88 together with adjoining corporate offices for an annual rental of $110,000. The initial term of this lease expires on August 1, 2000. These facilities were constructed prior to 1960. This lease also covers a 3.369 acre automobile parking area. Hangar 88 is 160 feet wide by 185 feet deep with 40 foot hangar doors on both the east and west side. A taxiway leading to both sides of the hangar allows this building to house two narrow body aircraft at one time.

         On land adjacent to the Hangar 88 complex, construction of a new aircraft maintenance Hangar 88-C was completed in 1995 using $2,900,000 of bond funds provided by the State of Louisiana. It is 185 feet wide by 223 feet deep, with 40 foot hangar doors and a tail door which is an additional 20 feet in height, and is capable of housing wide-bodied McDonnell Douglas DC-10 aircraft. Hangar 88-C is leased by Pride for an initial term expiring October 1, 2023 at an annual rental of $158,000. The Hangar 88 and 88-C complex constitute Pride's major facilities at the Acadiana Regional Airport.

         Pride also leases a smaller aircraft maintenance hangar for an annual rental of $60,000. The initial term of the lease expires on February 1, 2001. This hangar is used by Pride to paint Boeing 737 aircraft, which may be completely enclosed within the hangar while being painted.

         Finally, Pride leases another small aircraft maintenance hangar for annual rental of $19,000. The initial term of this lease expires on February 1, 2003. Pride uses this hangar for painting of commuter airplanes and other small aircraft.

         Each of the four leases allows the Authority and Pride to agree to extensions and requires rental escalations of 10% every five years. The leases also require Pride to pay fuel fees of 16% of Pride's cost for aircraft fuel and lubricating oils. Pride is usually able to charge these fuel fees to its customers.

         Pride has commenced discussions with the Authority for purposes of obtaining funds from the State of Louisiana to build a larger hangar for the housing and maintenance of Boeing 747 aircraft. The Iberia Parish is interested in expanding the current facilities at the airport to create additional employment in the Parish. There are numerous site locations available on the airport grounds for future expansion. The State of Louisiana has appropriated $4.2 million to pay part of the cost of construction of a hangar at Acadiana Regional Airport if Company management elects to proceed with this project. The estimated total cost of the hangar is $8,500,000. The Company does not presently intend to pursue this project unless it obtains a contract from United to paint United's 747 aircraft fleet.

         Dallas Office Space. The Company also occupies 5,900 square feet of office space at 700 North Pearl Street, Suite 2170, Dallas, Texas, pursuant to a sublease that expires in November 1998. The Company pays a monthly rental of $4,400.

ADVERTISING AND MARKETING

         To date, the Company has generated most of its revenues from direct sales and customer referrals. In the future, the Company also intends to utilize direct mailings, direct sales contacts and trade journal advertisements as a secondary source of advertising and public relations. In March 1997, the Company hired a full-time marketing representative who contacts directly the maintenance and service executives of airlines and other aviation customers to generate business for the Company. Additionally, the Company has recently begun to market jointly its ground service capabilities along with the marketing efforts of certain nonaffiliated equipment and product suppliers. The focus of the effort is to obtain "turnkey" contracts for a combination of products and services to be provided to airline customers jointly by the Company and these product suppliers. Notwithstanding the highly competitive nature of the industry, management of the Company believes that additional customers may be obtained by the Company.

CUSTOMERS

         TriStar Paint and Pride provide stripping and painting services to major carriers in the airline industry. Pride's past and current customers include United Airlines, Continental Airlines, Northwest Airlines and Piedmont Airlines. TriStar Paint's past and current customers include Express One, Roadway Global Air, Southwest Airlines and TransWorld Airlines. For the nine months ended March 31, 1997, United accounted for approximately 77% of the total revenues of the Company.

         The Company has also performed stripping and painting services and corrosion preventive cleaning programs as a subcontractor in major heavy maintenance facilities at several locations in the United States. Customers include Dee Howard Company in San Antonio, Texas, and Zantop International Airlines, Inc. in Macon, Georgia.

         Airline Services performs ground handling services and light catering at several airports in the United States. Its primary customers consist of United Airlines, Emery Air Freight, Sunjet, Northwest Airlines, Allegro Airlines, Airborne Express, Southwest Airlines, UPS, Federal Express and Aviation Service International, Inc. For the nine months ended March 31,
1997, the ground handling services and light catering accounted for approximately 10.9% of the total revenues of the Company.

REGULATION

         Environmental Regulation. The Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), is a federal statute providing a comprehensive program for regulating the generation, treatment, storage and disposal of hazardous waste. Federal regulations adopted by the United States Environmental Protection Agency ("EPA") pursuant to RCRA govern waste handling activities involving substances that are either listed as hazardous or have certain specified hazardous characteristics (e.g., corrosive, ignitable). Under RCRA, liability and stringent operating requirements are imposed on businesses that generate hazardous waste.

         Federal and state environmental laws include statutes intended to allocate the cost of remedying past contamination among specifically identified parties. The Comprehensive Environmental Response, Compensation and Liability Act as amended ("CERCLA" or "Superfund"), 42 U.S.C. 9601 et. seq., imposes strict and joint and several liability upon owners or operators of facilities at, from, or to which a release of hazardous substances has occurred, upon parties who generated hazardous substances that were released at such facilities, and upon parties who arranged for the transportation or disposal of hazardous substances to applicable facilities.

         The day-to-day operations of the Company are also subject to regulation under the Clean Air Act, as amended ("CAA"). In particular, the EPA and state agencies have promulgated, or are required to promulgate, regulations which affect or will affect the operations of the Company. These regulations include New Source Performance Standards ("NSPS") and National Emission Standards for Hazardous Air Pollutants ("NESHAPs"). NSPS and NESHAP rules may require additional controls on emissions of certain listed hazardous air pollutants ("HAPs"). The CAA identifies chemicals that the Company uses and/or processes, such as methylene chloride, phenol and methyl ethyl ketone as HAPs for purposes of regulation. The CAA may also require the Company to maintain operating permits for its facilities' air emissions. The EPA has announced plans to impose more stringent standards for ozone and particulate matter. Regulations promulgated to achieve these standards may require additional controls on emissions of particulate matter and volatile organic compounds.

         The Company must comply with RCRA, CERCLA, CAA and other federal, state and local environmental protection laws, and the regulations promulgated thereunder, in its operations and facilities. These laws and regulations are particularly applicable to the paints and paint stripping chemicals and solvents used by the Company in its operations. The Company could be held liable as a current or former operator for releases of hazardous substances at its facilities. The Company could also incur liability for cleanup costs at off-site facilities to which the Company shipped hazardous substances for treatment, handling, storage, or disposal. Management of the Company believes that the Company's operations and facilities are in material compliance with all federal, state and local environmental laws and regulations and that the Company's hazardous waste management practices minimize the potential for release of hazardous substances into the environment. The Company has not experienced any significant environmental regulatory problems in the past, and to date, the Company has not been subject to any significant fines, penalties or other liabilities under these laws and regulations. However, no assurance can be given that such laws, regulations or interpretations thereof will not necessitate significant expenditures by the Company or otherwise have a material adverse impact on the Company's operations or financial condition in the future.

         Aviation Regulation. The FAA regulates all aspects of the airline and aircraft industries. The Company's subsidiaries have certifications from the FAA to operate aircraft repair stations. Such certifications are limited as to the kinds of repair and maintenance activities that may be performed by the Company's subsidiaries at their certified facilities. The FAA regularly inspects these facilities for compliance with FAA regulations and guidelines. Failure to comply with FAA regulations and guidelines could result in a loss of certification. A loss of certification for a particular facility would prevent that facility from performing any aircraft repair or maintenance operations. The Company believes that its subsidiaries are in compliance in all material respects with the FAA's regulations and guidelines. Nevertheless, no assurance can be given that such regulations and guidelines or any FAA enforcement actions may not have a material adverse effect on the Company's operations and financial condition in the future.

COMPETITION

         The airlines services industry is highly competitive. Each of the Company's subsidiaries is in direct competition with other companies. Although Leading Edge Corporation of Greenville, South Carolina is the Company's primary competitor as a standalone aircraft paint contractor, many of the major airline companies paint their own aircraft. In addition, although TriStar Paint also serves as a subcontractor to several heavy maintenance facilities for aircraft, many heavy maintenance facilities perform aircraft stripping and painting services as an adjunct to their maintenance operations and, consequently, directly compete with the Company. The owners of these heavy maintenance facilities include Dee Howard Company, Pemco, Tramco, Inc. and Raytheon. The Company's Ground Handling & Service Division has several competitors at each major airport at which Airline Services provides services. There are many other companies that provide similar services at numerous locations to airlines and compete directly with the Company. Some of the Company's larger competitors include AMR Services, a division of AMR Corp., Pedus, Intex and World Aviation Services. These competitors provide interior and exterior aircraft cleaning services and light catering services similar to those provided by the Company.

         The Company's FBO & Airport Management Division currently has no competitors at Redbird Airport in Dallas, Texas for the FBO services that it provides. Although CAS has only one smaller competitor in the sale of fuel and no competition in any of its other services at Natrona County International Airport in Casper, Wyoming, it competes with many firms in the repair, maintenance and sale of aircraft and distribution of parts. Competition in the parts distribution market is generally based on price, availability of product and quality, including traceability. The FBO industry has experienced significant consolidation and elimination of FBO operations over the last 20 years. CAS and the Company have a number of large, well-capitalized competitors who own or operate multiple FBO locations, including AMR Combs, Signature Flight Support and Raytheon. The major competitors of CAS in the sale of parts include Aviall, Inc., Aviation Service Corporation, Cooper Aviation Industries, Inc. and many of the parts manufacturers themselves. In its propeller, accessory, avionics and engine maintenance and overhaul business, CAS has significant competitors, including AeroPropeller in Denver, Colorado and Weststar Aircraft in Grand Junction, Colorado. CAS believes that the primary competitive factors in this marketplace are price, quality, engineering and customer service. CAS's remote location in Casper, Wyoming in some cases constitutes a competitive disadvantage.

EMPLOYEES

         Pride generally employs between 160 and 200 employees. Airline Services and TriStar Paint have an aggregate of approximately 120 employees, of which seven are employed in the Dallas Redbird FBO Operations & Airport Management Division. CAS had a total of 40 employees as of April 1, 1997. Management believes its employee relations to be excellent. No employees are covered by collective bargaining agreements. The Company anticipates that it will hire additional employees in the next 12 months as revenues permit and as its operations expand.

TRAINING

         The Company provides formal classroom training to its employees with respect to the safe handling of hazardous substances, occupational safety and health, aircraft maintenance procedures and other safety and operational procedures that are fundamental to its operations. On-the-job training is also emphasized to ensure that classroom knowledge is transformed to operational skills. Much of the Company's training program is mandated by the FAA and OSHA.

INSURANCE

         The Company carries $200,000,000 of insurance for general aviation liability and $200,000,000 of hangarkeeper insurance, as required by its customers, and customary coverage for other business insurance. While the Company believes its insurance is adequate, there can be no assurance that such coverage will fully protect it against all losses which it might sustain. Moreover, the Company's insurance for aircraft liability carries a deductible requiring the Company to pay $20,000 of any loss or damage. The Company is the beneficiary of a $1,000,000 key man life insurance policy on Messrs. Sanders, Lubomirski and Ramsaroop.

FINANCING

         On March 1, 1996, in connection with the acquisition of Pride, the Company issued $857,000 in aggregate principal amount of five year, 10% Convertible Notes to certain of the beneficial owners of Pride. The notes require quarterly payments of interest and, commencing April 1, 1998, equal quarterly installments of principal sufficient to amortize the balance of each note by March 1, 2001. Holders of the notes may elect at any time to convert the notes into shares of the Company's Common Stock at a conversion price of $4.50 per share, subject to adjustment upon certain events. The cash portion of the consideration paid for Pride was financed through the net proceeds from the Company's sale of 500,000 shares of its Common Stock at $3.00 per share in a Regulation D private offering. See "Description of Securities--Shares Eligible for Future Sale."

         At the time of its acquisition by the Company, Pride owed to the Louisiana Economic Development Corporation (the "LEDC") approximately $508,000. To obtain the LEDC's consent to the Company's acquisition of Pride, Pride prepaid $100,000 of the debt using an advance from the net proceeds of the private offering of the Company's Common Stock. The Company granted to the LEDC the right to exchange the debt for newly issued shares of the Company's Common Stock at a rate of $4.50 per share and a security interest in 50.15% of the outstanding shares of Pride's stock to secure the debt. The remaining balance of the debt to the LEDC is payable by Pride in equal monthly installments of $3,800 and one final installment due March 1, 2001 in the amount of the unpaid principal and interest.

         The Company's subsidiaries, TriStar Paint and Airline Services, are guarantors of a $250,000 revolving line of credit owed to Compass Bank (the "SBA Debt") by The Sanders Companies, Inc. ("Sanders Companies"), the Company's controlling stockholder. The SBA Debt existed prior to the Company's organization in December 1995. As of March 31, 1997, a total of $248,000 was owed on the SBA Debt. Repayment of a portion of the SBA Debt is guaranteed by the Small Business Administration (the "SBA"). At March 31, 1997, all of the loan proceeds from the SBA Debt had been used for the benefit of the Company's subsidiaries. The SBA Debt is secured by a pledge of all of the outstanding stock of The Sanders Companies, Inc., TriStar Paint and Airline Services and the personal guaranty of Lee Sanders, the Company's President. Upon consummation of this Offering, the Company will apply the proceeds from the Offering to payoff the SBA Debt to the extent the proceeds of the SBA Debt were used by the Company's subsidiaries. It is expected that the guaranties by TriStar Paint, Airline Services and Mr. Sanders and the pledge of the Company's stock in TriStar Paint and Airline Services will be released and that any remaining balance of the SBA Debt will be refinanced by Sanders Companies.

         In February 1997, the Company sold $500,000 in aggregate principal amount of its 10% Bridge Notes. The Bridge Notes are unsecured, bear interest at the rate of 10% per annum payable quarterly beginning December 31, 1997 and are subordinated in right of payment to all existing indebtedness of the Company, including trade debt. The Company used the proceeds from the issuance of the Bridge Notes for general corporate purposes and to fund the costs of this Offering. The Bridge Notes are due in full on June 30, 1998 or earlier in certain circumstances, including within five days following the closing of this Offering. In connection with the full payment of the Bridge Notes after this Offering, the Company has agreed to issue to the holders of the Bridge Notes that number of shares of Common Stock equal to the quotient of $250,000 divided by the initial public offering price.

         The shares of Common Stock to be issued upon conversion of the Convertible Notes, exchange of the LEDC debt or payoff of the Bridge Notes will be subject to certain restrictions on their transfer. See "Description of Securities--Shares Eligible for Future Sale."

         The Company's hangar facilities are primarily financed on long term operating leases. The material leases are described above under "Facilities."

LEGAL PROCEEDINGS

         The Company is not involved in any material pending legal proceeding other than ordinary routine litigation considered to be incidental to its business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The names, current ages and positions of the executive officers and directors of the Company are as follows:

         Name                         Age          Position
         ----                         ---          --------
         Lee Sanders (1)              37           President, Chief Executive Officer and Director
         Paul Lubomirski              43           President of Pride
         Victor Doyle                 56           Vice President - Overhaul & Service Division
         Tony Ramsaroop               33           Vice President - Ground Handling & Services Division
         Wallace Congdon              71           Vice President - FBO & Airport Management Division
         John Arcari                  57           Vice President - Marketing and Development
         Gary Cooper                  42           Vice President, Chief Financial Officer and Treasurer
         Charles E. Weed (1)          65           Director
         Gordon Whitener (1)(2)       34           Director
         Richard Morgan               39           Director

--------------------------
(1)      Member of Audit Committee
(2)      Member of Compensation Committee


         The Board of Directors is classified into three classes of directors pursuant to which the directors serve for staggered three-year terms. The terms of office of Messrs. Morgan, Weed, Whitener and Sanders as directors expire at the annual meetings of shareholders to be held in 1999, 1997, 1998 and 1999, respectively. The classification of directors may have the effect of delaying, deferring or preventing a change in control of the Company. Under its agreements with the Company, the Representative has a right to designate a director to serve on the Board. The directors will appoint another director, who will not be an employee or consultant of the Company and who has not yet been identified, within 90 days after the date of this Prospectus. Officers serve at the discretion of the Board of Directors.


BUSINESS HISTORIES

         Lee Sanders has served as the founder, Chief Executive Officer, President and principal owner of the Company and its predecessors for more than five years. As a result of his service for the Company and its predecessors, Mr. Sanders has experience in managing businesses that provide aircraft painting, aircraft interior modification and airline ground handling services. He also brings a marketing background from his experiences in starting and operating private businesses. Mr. Sanders is responsible for overseeing the Company's marketing efforts, customer relations, production, finance, acquisitions and overall planning and operations. Mr. Sanders is a graduate of the University of Tennessee, with a Bachelor of Science in Business Administration.

         Paul Lubomirski was appointed as President of Pride in March 1996 and has over 20 years of experience with industrial and marine paint applications and has extensive knowledge of paint systems and electrostatic application equipment. He has served as an officer and employee of Pride since its incorporation in 1990. Mr. Lubomirski also brings a solid administrative background from years of experience in operating private businesses and organizing and conducting many training seminars. Mr. Lubomirski attended the University of Hawaii where he majored in mechanical engineering. He directs the stripping and painting operations of the Company. He has primary responsibility for the Company's facilities and training programs applicable to the strip and paint operations.

         Victor Doyle was appointed as a Vice President of the Company in December 1996 and has worked in various technical and managerial positions within the aviation maintenance industry since 1966. He is currently a consultant to the Company and will become a full-time employee upon completion of this Offering. He is a trained aviation mechanic, is FAA licensed in numerous mechanical and inspection specialties, and has significant expertise in maintenance planning and production. He attended Parks College, in St. Louis, Missouri, and has previous work experience with Braniff Airways and Orion Air, Inc. From 1988 to 1992, he was employed as Regional Maintenance Director for United Parcel Service. From 1992 to 1994, he was a regional Director of Maintenance for Lockheed Aeromod Center, Inc. in Greenville, South Carolina.

From 1994 until joining the Company in 1996, he was the Director of Marketing and Customer Service for Dalfort Aviation, a private commercial aircraft overhaul and maintenance company located in Dallas, Texas.

         Tony Ramsaroop was appointed as a Vice President of the Company in March 1996 and has extensive experience in the aviation industry including technician, flight crew, inspector, flight instructor and airline station manager. Mr. Ramsaroop has held management positions with the Company and its predecessors since 1988. Previously, he was a flight engineer, aircraft mechanic and Quality Assurance Supervisor with the United States Navy. He directs the operations of the Company in ground handling and catering services. He has primary responsibility for the Company's facilities and training programs applicable to airline ground services and catering operations. He is a graduate of Le Tourneau University.

         Wallace Congdon was appointed as a Vice President of the Company in February 1997 and has over forty-five years experience in the general aviation industry, primarily in the management of fixed base operations ("FBO's") across the United States for various employers. He is currently a consultant to the Company and will become a full-time employee upon completion of this Offering. He has specific management knowledge in the areas of fuel, light aircraft maintenance, airport facilities management and leasing, aircraft sales, and other FBO-related functions. From 1988 to 1993, he held various senior management positions within Aero Services International, Inc., a major owner and operator of FBO's and corporate jet aircraft. Since 1993 and prior to joining the Company in 1996 to develop and implement its FBO & Airport Management Division, he performed aviation and FBO management consulting services for a variety of clients. Prior employers and senior management positions include Hughes Aviation Services, the Ohio Aviation Company, TigerAir, Inc., Aviall, Inc. and Western Skyways. He is a veteran of the United States Navy, and has an undergraduate degree from Le Tourneau University.

         Richard Morgan was appointed as a director of the Company on February 26, 1997. He also serves as a consultant to the Company. Mr. Morgan is self employed, and has conducted business consulting, strategic planning, and corporate finance services individually and in conjunction with others for various corporate clients since 1984. Mr. Morgan was additionally Chief Financial Officer of Search Capital Group, Inc. ("Search") from August 1985 through December 1994, when he voluntarily resigned. After Mr. Morgan's departure, eight Search subsidiaries conducting business in the sub- prime, used-automobile finance business filed for protection under Chapter 11 of the Federal Bankruptcy Code in August 1995. Mr. Morgan holds a graduate degree in business from Vanderbilt University.

         Gary Cooper was appointed Treasurer and Vice President of the Company on February 12, 1997. For the past five years, Mr. Cooper has owned and operated his own public accounting firm in Dallas, Texas, and has additionally taught various accounting and financial courses for certified public accountants' continuing education programs. Additionally, Mr. Cooper has served in financial management positions in various public companies prior to 1991. Mr. Cooper is a Certified Public Accountant in the State of Texas, and holds a degree in accounting from Middle Tennessee State University.

         Charles E. Weed was elected a director of the Company in December 1996 and served as the President of Sunbelt Business Capital Incorporated ("Sunbelt") from August 1992 to February 1996. Mr. Weed is engaged in the business of making private investments individually and also serves as a consultant to the Company. Prior to August 1984, Mr. Weed was Chairman and Chief Executive Officer of Michigan General, a large industrial conglomerate. Between August 1984 and August 1992, he was retired and engaged in making private investments.

         Gordon Whitener was elected a director of the Company in December 1996 and has been President and Chief Executive Officer of Interface Americas of LaGrange, Georgia, a subsidiary of Interface Inc. and one of America's largest manufacturer's of commercial carpet since 1994. He is additionally a member of Interface Inc.'s board of directors. From 1992 to 1994, Mr. Whitener held various senior marketing and sales positions in the commercial carpet manufacturing industry with companies including Interface and Collins & Aikman. Mr. Whitener is a graduate of the University of Tennessee.

         John Arcari was appointed as a Vice President of the Company in April 1997. From 1958 to 1987, he served in numerous line and management positions with Pan American World Airways. From 1987 to 1990, he was vice president of maintenance and engineering for Tower Air, a New York-based airline. From 1990 to 1993, he was president of Page Avjet, an aircraft heavy maintenance and overhaul outsourcing company. From 1994 until his employment with the Company, he was an independent consultant to aviation maintenance and service outsourcing companies.

         No family relationships exist among the directors or executive officers of the Company. None of the directors serve as members of the Board of Directors of another company which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

BOARD COMMITTEES

         The Compensation Committee consists solely of Mr. Whitener. The Compensation Committee recommends compensation for officers other than the President, administers incentive compensation and benefit plans, including the Company's 1997 Stock Option Plan, and recommends policies relating to such plans.

         The Audit Committee currently consists of Messrs. Weed, Sanders and Whitener. The Audit Committee will meet periodically with management and the Company's independent auditors and will review the results and scope of the audit and other services provided by the Company's independent auditors, the Company's accounting procedures, and the adequacy of the Company's internal controls.

DIRECTORS' COMPENSATION

         Directors are reimbursed for certain expenses in connection with attendance at board and committee meetings.

EXECUTIVE COMPENSATION

         The following table sets forth information, for the nine-month transition period ended June 30, 1996 for the Company and the fiscal years ended September 30, 1994 and 1995 for the Company's predecessors, TriStar Paint and Airline Services, regarding the compensation of the Chief Executive Officer of the Company and its predecessors. No executive officers of the Company or its predecessors had compensation in excess of $100,000 for the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                           Annual Compensation
                                                                        -----------------------------
                                                                                         Other Annual
Name and Principal Position                    Year                     Salary           Compensation
---------------------------                  --------                   -------          ------------
Lee Sanders, President and                   1996 (1)                   $73,847            $8,676 (2)
Chief Executive Officer                      1995 (3)                    58,846
                                             1994 (3)                    32,354

--------------------
(1) The compensation shown for 1996 represents compensation for the nine-month transition period ended June 30, 1996.
(2) Represents aggregate annual lease payments and insurance costs for an automobile.
(3)      Compensation paid by the Company's predecessors.

EMPLOYMENT AND CONSULTING AGREEMENTS

         The Company engages Charles Weed as a consultant pursuant to a consulting agreement between Mr. Weed and the Company which expires in February 1998. The Company pays Mr. Weed a fee of $4,100 per month.

         Richard Morgan, Victor Doyle and Wallace Congdon serve as consultants to the Company on a month-to-month basis. No written agreements exist with Messrs. Morgan, Doyle and Congdon. Other than Mr. Morgan, the Company intends to hire these consultants as full-time employees upon the closing of this Offering. Mr. Morgan receives a fee of $4,000 per month in consideration for financial, strategic planning and acquisition consulting services provided to the Company. Mr. Congdon receives a fee of $1,500 per month in consideration for his management of the Company's FBO & Airport Management Division and acquisition consulting services relating to the CAS acquisition. Mr. Doyle receives a fee of $1,200 per week in consideration for ground handling and maintenance consulting services provided to the Company. All of the consultants are reimbursed their expenses.

         The Company has an employment agreement with each of Paul Lubomirski, John Arcari and Tony Ramsaroop, which expire in 1999, 2000 and 2000, respectively. Immediately prior to the completion of this Offering, the employment agreements with Messrs. Lubomirski and Ramsaroop will be extended through at least the third anniversary of the date of this Prospectus. Mr. Lubomirski and Mr. Arcari are paid annual salaries of $90,000 and $80,000, respectively, and Mr. Ramsaroop is paid an annual salary of $60,000 until completion of this Offering when his salary will increase to $70,000. Each employment agreement contains a non-competition agreement for a period of three years after any expiration or termination of the agreement. Each employee is entitled to additional benefits, including disability insurance, life insurance, and health and dental insurance. Mr. Ramsaroop and Mr Arcari are eligible for additional bonuses as may be determined by the Board of Directors. Mr. Lubomirski's employment agreement specifies a formula for bonus payments that varies between 10% and 70% of his annual salary if Pride's net profit for any fiscal year exceeds $600,000 during the term of his agreement. The bonus will be 20%, 40% and 70% of his annual salary if the net profit exceeds $700,000, $800,000 or $900,000, respectively for a fiscal year. Pursuant to the Underwriting Agreement, the Company has agreed not to increase the compensation paid to the five most highly paid employees of the Company in any year without the consent of the Representative unless permitted by the terms of employment contracts approved by the Representative.

         The Company entered into an employment agreement with Lee Sanders in March 1996. On April 15, 1997, the employment agreement was amended. The amended employment agreement requires the Company to pay Mr. Sanders an annual salary of $144,000 with increases at the end of each calendar year based on the Consumer Price Index. Mr. Sanders is eligible for a bonus to be determined in the sole discretion of the Board based on merit, the Company's financial performance and other relevant criteria. The employment agreement expires on April 15, 2000 but automatically extends for an additional year on April 15 of each year unless either party affirmatively elects not to extend the term. The employment agreement contains a non-competition agreement for three years after any expiration or termination of the agreement. Mr. Sanders is entitled to additional benefits, including disability insurance, life insurance, and health and dental insurance. If the Company terminates Mr. Sanders' employment at any time or if Mr. Sanders terminates his employment within one year after a change in ownership or control of the Company, the Company is required to pay him severance pay equal to the unpaid salary for the remainder of the term of the agreement plus the total salary and bonus compensation paid to him during the year period preceding the termination. A change in ownership or control of the Company includes appointment of any person other than Mr. Sanders as President or Chief Executive Officer or the removal of him from either of such positions, any change in a majority of the Board members not approved by him, any transfer or issuance of shares representing more than 25% of the beneficial ownership of the Company if not approved in advance by Mr. Sanders, any material change in his authority or duties and any breach by the Company of the employment agreement not remedied within ten days after notice from him. Mr. Sanders has approved the issuance of the shares of Common Stock in connection with this Offering, the acquisition of CAS and the payoff of the Bridge Notes.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Texas Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Texas corporations. The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Under the Corporation Act, an officer or director may be indemnified if he acted in good faith and reasonably believes that his conduct (i) was in the best interests of the Company if he acted in his official capacity or (ii) was not opposed to the best interest of the Company in all other cases. In addition, the indemnitee may not have reasonable cause to believe his conduct was unlawful in the case of a criminal proceeding. In any case, he may not be found liable to the Company for improperly receiving a personal benefit or for willful or intentional misconduct in the performance of his duty to the Company. The Company must indemnify an officer or director against reasonable expenses if he is successful, may indemnify for such reasonable expenses unless he was found liable for willful or intentional misconduct in the performance of his duty to the Company, and may advance reasonable defense expenses if he undertakes to reimburse the Company if he is later found not to satisfy the standard for indemnification of expenses. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         For a discussion of provisions of the underwriting agreement with regard to the indemnification of the Underwriters, see "Underwriting."

EMPLOYEE STOCK OPTION PLAN

         The Company's 1997 Stock Option Plan (the "Employee Option Plan") was adopted by the Board of Directors and the Company's shareholders in February 1997. The purpose of the Employee Option Plan is to provide increased incentives to key employees and directors of the Company to render services and exert maximum effort for the business success of the Company. Pursuant to the Employee Option Plan, the Company may grant incentive and nonstatutory (nonqualified) stock options to key employees and directors of the Company. A total of 150,000 shares of Common Stock have been reserved for issuance under the Employee Option Plan.

         The Board or the Compensation Committee has the authority to select the key employees and directors of the Company to whom stock options are granted (provided that incentive stock options only be granted to employees of the Company). Subject to the limitations set forth in the Employee Option Plan, the Board or the Compensation Committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, specify other terms of the options.

         The maximum term of options granted under the Employee Option Plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. Options granted under the Employee Option Plan are nontransferable and generally expire within three months after the termination of an optionee's service to the Company. In general, if an optionee is disabled, dies or retires from his or her service to the Company, such option may be exercised up to three months following such disability or death unless the board or Compensation committee determine to allow a longer period for exercise.

         The exercise price of incentive stock options must not be less than the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant, and the term of those options cannot exceed five years.

         On February 12, 1997, pursuant to the Employee Option Plan, the Board authorized the grant of 15,000 options to Tony Ramsaroop, 15,000 options to Gary Cooper, and 1,000 options to Paul Lubomirski. These options are incentive stock options exercisable at the initial public offering price. The Board also authorized the grant to Gordon Whitener of 10,000 non-statutory stock options exercisable at $4.50 per share of Common Stock.

         On April 28, 1997, the Board authorized the grant of a total of 24,500 incentive stock options to 14 of its officers and employees, including 3,000 each to Wallace Congdon, John Arcari and Victor Doyle. These options are exercisable at the initial public offering price.

OPTION GRANTS

         The Company did not grant stock options or stock appreciation rights during the nine months ended June 30, 1996. The Company will not grant any options having an exercise price of less than $5.75 per share or 85% of the fair market value of the Common Stock on the date of grant, whichever is greater.

         See "--Employee Stock Option Plan" for information regarding option grants made as of February 12, 1997 and April 28, 1997 to certain of the Company's executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Effective March 1, 1996, in connection with the Company's acquisition of Pride, the Company entered into a consulting agreement with Charles Weed, a director of the Company. The Company is obligated to pay Mr. Weed a consulting fee of $4,100 per month until February 1998. As one of the Sunbelt shareholders, Mr. Weed was issued a 10% Convertible Note in the principal amount of $52,000 in connection with the Company's acquisition of Pride. He subsequently purchased an additional $70,000 of the Company's 10% Convertible Notes from another holder. Effective March 1, 1996, the Company also issued to Mr. Weed a convertible note in the principal amount of $27,000 in exchange for unpaid consulting fees owed to him by Pride. This note has terms similar to the Company's 10% Convertible Notes except that it is convertible at $3.00 (in lieu of $4.50) per share. As of March 31, 1997, Mr. Weed held convertible notes totaling $149,000 in principal amount. Mr. Weed is also a member and manager of Sunbelt Business Capital, L.L.C.

("Sunbelt L.L.C."). In connection with the Pride acquisition, Sunbelt spun off to its shareholders certain of its assets, including debt in the approximate amount of $323,000 owed by Pride. The Company issued 56,000 shares to these shareholders (including 8,354 shares to Mr. Weed) in exchange for the cancellation of $168,000 of debt. The remainder of this debt was contributed by these shareholders to Sunbelt L.L.C. Pride delivered a new promissory note dated March 1, 1996 to evidence this debt in the approximate amount of $155,000 Sunbelt L.L.C. The note required payments of 27 equal monthly installments 6,400. On May 13, 1997, when the outstanding principal balance of the note was $83,000, Sunbelt L.L.C. sold the note to Jerry R. Webb who at the same time loaned an additional $200,000 to Pride. The entire $283,000 debt to Mr. Webb was restructured and is evidenced by a new note payable in full on May 13, 1998, bearing interest at 18% per annum. The note requires monthly payments of interest only. Mr. Weed and one other individual, who is not affiliated with the Company, own participation interests of $83,000 and $100,000, respectively, in the debt owed to Mr. Webb by Pride. On July 9, 1997, Jerry Webb advanced an additional $144,000 against certain receivables, for which the Company promised to pay Mr. Webb $150,000 on or before August 1, 1997.



         Prior to the Company's organization, Lee Sanders, through his wholly owned subsidiary, The Sanders Companies, Inc. (the "Sanders Companies"), owned all of the outstanding capital stock of Airline Services and TriStar Paint. Mr. Sanders is the President and Chief Executive Officer of the Company. Prior to August 31, 1995, the Sanders Companies was the owner of the property and equipment reflected on the combining financial statements for these entities and charged each of these wholly-owned subsidiaries lease rent for the use of such assets. In 1995, these assets were transferred from the Sanders Companies at net book value, along with associated debt, to either Airline Services or TriStar Paint, as appropriate. Lease rent charged by the Sanders Companies to TriStar Paint and Airline Services for the year ended September 30, 1995 totaled $12,000.

         Prior to the Company's organization in December 1995, Airline Services and TriStar Paint were operated as part of a controlled group of companies with other operations of the Sanders Companies and with no minority shareholders. As of September 30, 1995, TriStar Paint had advanced funds to the Sanders Companies in an amount totaling $165,000. These advances resulted from Airline Services and TriStar Paint immediately transferring to the Sanders Companies any payments received from their customers. Each of the subsidiaries of the Sanders Companies, including TriStar Paint and Airline Services, maintained zero balance bank accounts. As disbursements would clear each subsidiary's bank account, cash would immediately be transferred from the bank account of the Sanders Companies. These advances have ceased and will not occur in the future.

         On September 30, 1995, TriStar Paint and Airline Services had inter-company receivable balances from the Sanders Companies totaling $258,000 and $364,000, respectively. Effective on September 30, 1995, these companies declared a dividend of these receivable balances to the Sanders Companies. These balances resulted from transactions executed and recorded between the Sanders Companies and its wholly-owned subsidiaries, Airline Services and TriStar Paint, from the sharing of administrative expenses and advances to and from each of the separate corporations.

         In December 1995, the Sanders Companies contributed all of the outstanding stock of Airline Services and TriStar Paint to the Company as its initial capitalization in exchange for 1,000,000 shares of Common Stock. For this purpose, the Company's stock was assigned a value of $3.00 per share, based primarily on the combined historical earnings of TriStar Paint and Airline Services, and arms-length negotiations with the principals of Pride Aviation, Inc., for which an agreement to acquire was reached in January 1996, and the placement agent for the Company's $1,500,000 private offering of Common Stock that commenced in January 1996.

         Prior to March 1, 1996, the Sanders Companies provided services and allocated certain general and administrative expenses to the various companies operating under its control, including the Company, TriStar Paint and Airline Services. Such charges were allocated to the members of the control group based upon the level of management and supervision time required, services provided and certain other factors. Management of the Company believes that such allocations are reasonable. These general and administrative expenses totaled $77,000 for the nine months ended June 30, 1996. For the year ended September 30, 1995, these general and administrative expenses allocated to TriStar Paint and Airline Services totaled $203,000.

         The proceeds of this offering will be used to satisfy a $250,000 revolving line of credit with Compass Bank, the balance of which was $248,000 at March 31, 1997. This line of credit is personally guaranteed by Lee Sanders. See "Business--Financing" for a discussion of the line of credit.

        Neither Sanders Companies, the Company, Airline Services nor TriStar Paint had any minority shareholders prior to March 1, 1996. Since that date, the Board of Directors of the Company believes that all transactions between the

Company and any of its affiliates have been made on terms no less favorable to the Company than would have been obtained from non-affiliated third parties. Any future transactions between the Company and any of its affiliates will be subject to approval by a majority of the independent disinterested members of the Board of Directors or by a majority of the shareholders of the Company, other than any interested shareholders, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties. The Company will not make any loans to its officers, directors, post-Offering 5% shareholders or affiliates, except for bonafide business purposes.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 1, 1997 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) the executive officer named in the Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                                              Percent of Total (2)
Name and Address                   Number of Shares                 ------------------------------------
of Beneficial Owner               Beneficially Owned (1)            Before Offering       After Offering
-------------------               ----------------------            ---------------       --------------
Lee Sanders                            1,000,000   (3)                   62.5%                38.5%
700 North Pearl Street
Suite 2170
Dallas, Texas 75201

Richard Morgan                           100,000   (4)                    6.0                  3.7
700 North Pearl Street
Suite 2170
Dallas, Texas 75201

Paul Lubomirski                           44,250                          2.8                  1.7

Charles E. Weed                           44,455   (5)                    2.7                  1.7

Gordon Whitener                           10,000   (6)                      *                    *

All executive officers and
directors as a group (9 persons)       1,198,705                         69.4                 44.0

--------------------------------
*        Less than 1%

(1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or convertible or exchangeable note.

(2) In calculating percentage ownership, all shares of Common Stock that the named shareholder has the right to acquire upon exercise of any option, warrant or convertible or exchangeable note are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by the shareholder, but are not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other shareholders. Percentages of shares beneficially owned are based upon 1,600,250 shares outstanding before this offering. Accordingly, shares and percentages beneficially owned after the offering are based on 2,600,250 shares before taking into account any shares issued in connection with the CAS acquisition and the payoff of the Bridge Notes.

(3) Represents shares owned of record by The Sanders Companies, Inc., a corporation wholly owned by Mr. Sanders.

(4) Includes 80,000 shares purchasable at $2.50 per share pursuant to a warrant expiring February 28, 1999.

(5) Includes 27,101 shares issuable, at $4.50 per share, upon the conversion of convertible notes in the total principal amount of $122,000 and 9,000 shares issuable, at $3.00 per share, upon the conversion of a convertible note in the principal amount of $27,000.

(6) Represents shares purchasable, at $4.50 per share, under non-statutory options expiring in 2004 granted under the Company's 1997 Stock Option Plan.

                           DESCRIPTION OF SECURITIES

         The Company is a Texas corporation and its affairs are governed by its Articles of Incorporation ("Articles of Incorporation"), its Bylaws ("Bylaws") and by the Texas Business Corporation Act. The following description of the Company's capital stock is qualified in all respects by reference to the Articles of Incorporation and Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

         The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value ("Preferred Stock"). The Common Stock and Warrants are being offered separately and not as units, and each are separately transferable.

COMMON STOCK

         As of April 1, 1997, the Company had 49 holders of its Common Stock. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available thereof at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock do not have cumulative voting rights and are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution, or winding-up of the Company, the assets (if any) legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock after payment of all debt and liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid, and nonassessable. The rights, preferences, and privileges of holders of Common Stock will be subject to the preferential rights of any outstanding class or series of Preferred Stock that the Company may issue in the future.

WARRANTS

         In connection with this offering, the Company will issue 1,000,000 Warrants. The Warrants are subject to the terms and conditions of a Warrant Agreement (the "Warrant Agreement") between the Company and the Company's transfer agent, as Warrant Agent. The following description of the Warrants is qualified in all respects by the Warrant Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The shares of Common Stock underlying the Warrants, when issued upon exercise thereof and payment of the purchase price, will be fully paid and nonassessable.

         Each Warrant entitles the holder to purchase one share of Common Stock at any time after two years from the date of this Prospectus, until five years following the date of this Prospectus for 120% of the initial public offering price, subject to adjustment in certain circumstances, unless earlier redeemed, at which time the Warrants will expire. The Warrants are redeemable in whole and not in part by the Company, after two years from the date of this Prospectus, upon 30 days' notice at a price of $0.10 per Warrant, provided that the closing bid quotations or sale prices of the Common Stock have averaged at least 165% of the initial public offering price for a period of any 20 consecutive trading days ending on the tenth day prior to the day on which the Company mails the notice of redemption to the Warrant holders. In the event the Company gives notice of its intention to redeem the Warrants, a holder would be forced to either exercise his Warrant within 30 days of the notice of redemption or accept the redemption price. The holders of the Warrants will have exercise rights until the close of business on the date fixed for the redemption thereof. The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustment upon the occurrence of certain events, including mergers, reorganizations, stock dividends, stock splits, and recapitalizations. Holders of Warrants have no voting, dividend, or other rights as shareholders of the Company with respect to the shares underlying the Warrants, unless and until the Warrants are exercised.

         The Warrants may be exercised by filling out and signing the appropriate form on the Warrants and mailing or delivering the Warrants to the Warrant Agent in time to reach the Warrant Agent by the expiration date, accompanied by payment in full of the exercise price for the Warrants being exercised in United States funds (in cash or by check or bank draft payable to the order of the Company). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above.

         The shares of Common Stock issuable upon exercise of the Warrants and the securities issuable upon exercise of the Representative's Warrants have been registered with the Commission. The Company will be required, from time to time, to file post-effective amendments to its registration statement in order to maintain a current prospectus covering the issuance of such shares upon exercise of the Warrants. The Company has undertaken to make such filings and to use its best efforts to cause such post-effective amendments to become effective. If for any reason a required post-effective amendment is not filed or does not become effective or is not maintained, the holders of the Warrants may be prevented from exercising their Warrants.

         Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. The Company has undertaken, however, (i) to obtain a listing for the shares of Common Stock on Nasdaq and the Boston Stock Exchange, which provides an exemption from state securities law registration in many states and (ii) to register the shares of Common Stock in certain states where this exemption is not available.


         The Warrants are subject to redemption by the Company in certain circumstances. The Company's exercise of this right would force a holder of the Warrants to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when the holder might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption by the Company will forfeit their right to purchase the shares of Common Stock underlying the Warrants.


REPRESENTATIVE'S WARRANTS

         The Company has agreed, upon completion of this offering, to sell to the Representative for $0.001 per Warrant, the Representative's Warrants to purchase (i) 10% of the number of shares of Common Stock sold in this offering (excluding the Underwriters' over-allotment option) and (ii) Underlying Warrants to purchase the same number of shares of Common Stock at an exercise price equal to 165% of the exercise price of the Warrants. The Representative's Warrants will be exercisable for a period of four years commencing one year after the date of this Prospectus. In addition, the Company will provide certain demand and piggyback registration rights in connection with the Representative's Warrants. See "Underwriting."

EXISTING WARRANTS AND OPTIONS

         Placement Warrants. On March 1, 1996 and June 24, 1996, the Company issued warrants to purchase an aggregate of 200,000 shares of Common Stock (the "Placement Warrants") to RAS Securities Corp. ("RAS") upon the closings of the private placement of 500,000 shares of Common Stock by the Company. RAS has subsequently transferred these Placement Warrants to certain of its employees. Each Placement Warrant entitles the holder to purchase one share of Common Stock at a price of $1.00 per share, exercisable on or before February 28, 1999. As of the date of this Prospectus, none of the holders of the Placement Warrants has exercised his Placement Warrants. The Placement Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Placement Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, or consolidations. Holders of Placement Warrants do not possess any rights as shareholders of the Company prior to exercise. Holders of Placement Warrants have been granted certain registration rights. Any shares to be issued upon exercise of the Placement Warrants will be subject to certain transfer restrictions. For a discussion of these restrictions, see "--Shares Eligible For Future Sale" below.

         Morgan Warrant. Effective June 30, 1996, the Company and Richard L. Morgan entered into a Warrant Agreement (the "Morgan Warrant") pursuant to which Mr. Morgan has the right to purchase 80,000 shares of Common Stock at a price of $2.50 per share. The Warrant Agreement expires February 28, 1999. Mr. Morgan has not exercised any of his rights under the Morgan Warrant as of the date of this prospectus. The Morgan Warrant contains provisions that protect Mr. Morgan against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Morgan Warrant in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers or consolidations. The Morgan Warrant does not grant any shareholder rights to the holder thereof prior to exercise. The Morgan Warrant grants to Mr. Morgan certain registration rights. Any shares to be issued upon exercise of the Morgan Warrant will be subject to certain transfer restrictions. For a discussion of these restrictions, see "-- Shares Eligible for Future Sale" below.

         Employee Stock Options. See "Management--Employee Stock Option Plan" for a description of outstanding options granted under the 1997 Stock Option Plan.

PREFERRED STOCK

         The Board of Directors may, without further action of the shareholders of the Company, issue shares of Preferred Stock in one or more series and fix or alter the rights or preferences thereof, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights, and any other rights, preferences, privileges, and restrictions of any wholly unissued series of Preferred Stock. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. No shares of Preferred Stock are outstanding, and the Company has no present plans to issue any such shares. The issuance of shares of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company or other corporate action.

DEBT SECURITIES

         In connection with the acquisition of Pride on March 1, 1996, the Company issued $857,000 in aggregate principal amount of its five-year, 10% Convertible Notes ("Convertible Notes") to the former shareholders of Pride as a portion of the acquisition price payable to them for their shares in Pride. The Convertible Notes require the Company to pay quarterly payments of interest at a rate of ten percent (10%) per annum. Commencing April 1, 1998, the Convertible Notes also require equal quarterly installments of principal in an amount necessary to fully amortize the notes by March 1, 2001, when all remaining principal and accrued interest will be due. Each of the Convertible Notes is convertible at the option of the holder into shares of Common Stock at a price of $4.50 per share. In addition, the Company issued to Charles Weed, in consideration for cancellation of accrued, unpaid consulting fees owed by Pride, a Convertible Note in the amount of $27,000 that is convertible at $3.00 per share. The conversion rates are subject to adjustment in the event of any stock dividend, split, combination or reclassification of the outstanding Common Stock of the Company. The Convertible Notes require the Company to treat all holders of the Convertible Notes as pari passu members of the same class. Each of the Convertible Notes (other than the $27,000 note held by Mr. Weed) is secured by a pledge of the pro rata portion of outstanding stock of Pride that was owned directly or beneficially by the holder of the Convertible Note immediately prior to the Company's acquisition of Pride. All of the Company's stock in Pride is pledged to secure the Convertible Notes, subject to the Company's prior pledge of approximately 50% of the Pride stock to secure certain of Pride's debt. If the Company fails to make a required payment of principal and interest within ten (10) days after written notice of default is received, the holder of the Convertible Note may exercise any of its remedies with respect to the pledged stock.

         In February 1997, the Company sold $500,000 in aggregate principal amount of its 10% Bridge Notes. The Bridge Notes are unsecured and bear interest at the rate of 10% per annum payable quarterly beginning December 31, 1997. The Company used the proceeds from the issuance of the Bridge Notes for general corporate purposes and to fund the costs of this Offering. The Bridge Notes are due in full on June 30, 1998 or earlier in certain circumstances, including within five days following the closing of this Offering. Subject to the closing of this Offering, upon the full payment of the Bridge Notes, the Company has agreed to issue to the holders of the Bridge Notes that number of shares of Common Stock equal to the quotient of $250,000 divided by the initial public offering price.

CERTAIN ARTICLES OF INCORPORATION PROVISIONS

         The Articles of Incorporation provides that the Company's directors will not be personally liable for monetary damages to the Company or its shareholders for an act or omission in the director's capacity as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law,
(iii) for any transaction from which the director derived any improper personal benefit, (iv) for acts or omissions for which the liability of a director is expressly provided by statute or (v) an act related to an unlawful stock repurchase or payment of a dividend. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Texas law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

         Prior to the completion of this offering, the Company intends to engage Continental Stock Transfer and Trust Company, New York, New York, to serve as the stock transfer agent and registrar for the Common Stock. The Company currently serves as its own stock transfer agent and registrar.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, the CAS acquisition and the payoff of the Bridge Notes, the Company will have approximately 2,797,363 shares of Common Stock outstanding, excluding any exercise of currently outstanding warrants and convertible or exchangeable notes. The 1,000,000 shares of Common Stock to be sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company will be subject to the limitations of Rule 144 under the Securities Act. The 1,000,000 Warrants to be sold in this offering will also be freely transferable without restriction or further registration under the Securities Act, except that any Warrants purchased by affiliates of the Company will be subject to the limitations of Rule 144 under the Securities Act. In addition, the approximate 153,635 shares of Common Stock to be issued to the former shareholders of CAS in the CAS acquisition have been registered for resale and will not be restricted. All of the Company's outstanding shares of Common Stock, warrants, options and convertible or exchangeable notes are "restricted securities" as that term is defined in Rule 144 under the Securities Act.

         In general, under Rule 144 a minimum of one year must elapse between the later of the date of the acquisition of restricted securities from the issuer or its affiliates and a resale of the securities under Rule 144. If the one- year test is met, a person (or persons whose shares are aggregated), including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of securities that does not exceed the greater of 1% of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date an order to sell is placed with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the securities proposed to be sold for at least two years, would be entitled to sell such securities under Rule 144(k) without regard to the requirements described above. Accordingly, all of the Company's outstanding shares of Common Stock (except for the approximate 197,113 shares to be issued upon payoff of the 10% Bridge Notes and in the CAS acquisition), warrants and convertible or exchangeable notes will be eligible for sale under Rule 144 upon completion of this Offering, or shortly thereafter, as a result of the one-year holding period.

         Company officers beneficially owning a total of 1,044,250 shares of Common Stock will sign lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of their shares of Common Stock that might otherwise be eligible for sale for a period of at least 24 months after the date of this Prospectus without the prior written consent of the Representative.

         Nonmanagement holders of the Company's securities (owning 556,000 shares of Common Stock and outstanding warrants exercisable for 280,000 shares of Common Stock) will agree with the Representative to lock-up for a period of 12 months the shares of Common Stock that they own or may acquire after the date of this Prospectus. Additionally, if the Representative consents to an early release of such shares in an aggregate quantity equal to at least 50% of such holders' shares, then the lock up period on such remaining shares held by these shares held by these holders shall automatically extend to two years from the date of this Prospectus.

         Holders of certain promissory notes totaling $1,260,000 as of March 31, 1997, that are convertible or exchangable for up to 283,100 shares of Common Stock have agreed to lock up their shares for two years from the date of this Prospectus, provided however that such holders may sell shares earlier only in an amount sufficient to offset required Company principal payments, beginning March 1998. In addition, the approximate 153,635 shares of Common Stock to be issued to the former stockholders of CAS in the CAS acquisition have been registered for resale and will not be registered.


         The terms of the Bridge Notes provide that the approximate 43,478 shares of Common Stock to be issued upon full payment of the Bridge Notes may not be sold by the holder for one year after the closing of this Offering. The Representative may not release or waive the prohibition on sale for shares issuable upon payment of the Bridge Notes. Upon the expiration of all lock-up agreements, these shares will become eligible for sale in the public market assuming the shares continue to be registered for sale by the selling securityholders or, if not registered, subject to the provisions of Rule 144.

         In connection with this offering, the Company has registered all of the Company's outstanding shares of Common Stock and all shares of Common Stock issuable upon exercise of outstanding warrants, upon conversion or exchange of outstanding convertible or exchangeable notes, upon payoff of the Bridge Notes or upon consummation of the CAS acquisition. The selling shareholders, their plan of distribution and other required disclosures are set forth in a supplement to this Prospectus. So long as the Company maintains the effectiveness of this registration and the selling shareholders comply with prospectus delivery and other requirements for the public sale of registered securities, the selling shareholders may resell their shares without restrictions, except for any applicable lock-up agreement.

         Prior to this offering, there has been no public market for the Common Stock or Warrants. The Company can make no predictions as to the effect, if any, that sales of shares of Common Stock or Warrants or the availability of Common Stock or Warrants for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock or Warrants in the public market could adversely affect the market price of the Common Stock or Warrants and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representative, Duke & Co., Inc., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock and Warrants at the public offering price, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus.

                                                                     Number of Shares
                                                                     of Common Stock          Number of Warrants
         Underwriter                                                  to be Purchased           to be Purchased
         -----------                                                 -----------------         -----------------
         Duke & Co., Inc. . . . . . . . . . . . . .

                 Total  . . . . . . . . . . . . . .                     1,000,000                  1,000,000

         The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all Securities offered hereby if any are purchased.

         The Company has been advised by the Underwriters that the Underwriters propose to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $__per share of Common Stock and $__ per Warrant. After the initial public offering, the public offering price, concessions, and other selling terms may be changed by the Representative.

         The Company has agreed to pay underwriting discounts and commissions in the aggregate of 10% of the initial public offering price of the Securities offered hereby. The Company also has agreed to reimburse the Representative's expenses on a non-accountable basis in the amount of 3% of the gross proceeds received from the sale of the Securities, including the over-allotment option. Any such expenses in excess of the expense allowance will be borne by the Underwriters. The Company has also agreed to pay to the Representative a commission of 6% of the exercise price of any Warrants which are exercised in the future pursuant to a solicitation by the Representative, subject to certain conditions, including, among other things, that such exercising Warrantholder designates in writing the Representative to receive such commission.

         The Company has granted to the Underwriters an option, exercisable not later than 45 days after the date of this Prospectus, to purchase (i) up to 150,000 additional shares of Common Stock and (ii) 150,000 additional Warrants at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of Securities to be purchased by it shown in the above table bears to 1,000,000, unless the Underwriters agree otherwise in writing, and the Company will be obligated, pursuant to the option, to sell such Securities to the Underwriters. If purchased, the Underwriters will offer for sale such additional shares of Common Stock and Warrants on the same terms as those on which the 1,000,000 shares of Common Stock and 1,000,000 Warrants are being offered.


         The Company has agreed, upon completion of this offering, to sell to the Representative or its designees, for $0.001 per warrant, Representative's Warrants to purchase (i) 10% of the number of shares of Common Stock sold in this offering (excluding the over-allotment option) and (ii) Underlying Warrants to purchase the same number of shares of Common Stock. The terms and conditions of the Underlying Warrants are identical to those of the Warrants offered hereby, except that the exercise price of the Underlying Warrants is 165% of the exercise price of the Warrants. The Representative's Warrants will be exercisable for a four-year term, commencing one year after the date of this Prospectus, at an exercise price equal to 165% of the initial public offering price of the Securities offered hereby. The Representative's Warrants will be restricted for a period of one year from sale, transfer, assignment, or hypothecation except to the Underwriters and persons who are officers or partners of the Underwriters. The number of shares of Common Stock and Underlying Warrants covered by the Representative's Warrants and the exercise price are subject to adjustment upon certain events to prevent dilution. The Representative's Warrants to purchase Common Stock may be exercised in a cashless manner through the surrender and exchange of Representative's Warrants having a value (based on the market price of the Common Stock that may be purchased) equal to the total exercise price for the Common Stock being purchased.



         The Representative's Warrants will give the holders an opportunity to profit from a rise in the market price of the Common Stock to the extent that the market price exceeds the exercise price of the Representative's Warrants. Any profit realized by the Underwriters upon the sale of the Representative's Warrants or the securities issuable thereunder may be deemed to be additional underwriting compensation. If the Representative's Warrants are exercised, the interest of the Company's shareholders will be diluted. It may be more difficult for the Company to raise additional capital while the Representative's Warrants are outstanding, and the holders of the Representative's Warrants may be expected to exercise them when the Company, in all likelihood, would be able to obtain needed additional capital by a new offering of securities on terms more favorable than those provided for by the Representative's Warrants.


         The Company has granted to the holders of the Representative's Warrants and the underlying securities certain rights with respect to registration under the Securities Act of the securities underlying the Representative's Warrants. For a period of four years commencing one year following the date of this Prospectus, the holders of not less than a majority of the Common Stock issued or issuable upon exercise of the Representative's Warrants and Underlying Warrants may require the Company to effect up to two registrations under the Securities Act with respect to the Representative's Warrants, the Underlying Warrants and the Common Stock underlying the Representative's Warrants and the Underlying Warrants, and the Company is required to use its best efforts to effect such registration. In addition, subject to certain limitations, in the event the Company proposes to register any of its securities under the Securities Act during the seven-year period following the date of this Prospectus, the holders of the Representative's Warrants and the underlying Common Stock are entitled to notice of such registration and may elect to include the Representative's Warrants, the Underlying Warrants and the Common Stock underlying the Representative's Warrants and Underlying Warrants held by them in such registration. The Company is obligated to pay the expenses of these registrations, except for underwriting discounts and commissions and except that the Company's out-of-pocket expenses associated with the second registration initiated upon the request of the holders of the Common Stock issued or issuable upon exercise of the Representative's Warrants and Underlying Warrants will be reimbursed by the holders whose shares are included in such registration. The registration of securities pursuant to the registration rights applicable to the Representative's Warrants may impede future financing.


         Company officers beneficially owning a total of 1,044,250 shares of Common Stock will sign lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of 90% of their shares of Common Stock (939,825 shares) that might otherwise be eligible for sale for a period of 24 months after the date of this Prospectus without the prior written consent of the Representative.

         Nonmanagement holders of the Company's securities (owning 556,000 shares of Common Stock and outstanding warrants exercisable for 280,000 shares of Common Stock) will agree with the Representative to lock-up for a period of 12 months the shares of Common Stock that they own or may acquire after the date of this Prospectus. Additionally, if the Representative consents to an early release of such shares in an aggregate quantity exceeding 50% of such holders' shares, then the lock up period on such remaining shares held by these holders shall automatically extend to two years from the date of this Prospectus.

         Holders of certain promissory notes totaling $1,260,000 as of March 31, 1997, that are convertible or exchangable for up to 283,100 shares of Common Stock have agreed to lock up their shares for two years from the date of this Prospectus, provided however that such holders may sell shares earlier in an amount sufficient to offset required Company principal payments, beginning March 1998. In addition, the approximate 153,635 shares of Common Stock to be issued to the former stockholders of CAS in the CAS acquisition have been registered for resale and will not be registered.


         The terms of the Bridge Notes provide that the approximate 43,478 shares of Common Stock to be issued upon full payment of the Bridge Notes may not be sold by the holder for one year after the closing of this Offering. The Representative may not release or waive the prohibition on sale for the shares issuable upon payment of the Bridge Notes. Upon the expiration of all lock-up agreements, these shares will become eligible for sale in the public market assuming the shares continue to be registered for sale by the selling securityholders or, if not registered, subject to the provisions of Rule 144.

         Pursuant to the Underwriting Agreement, for a period of five years from the effective date of the Registration Statement of which this Prospectus forms a part, the Representative has the right to nominate, and the Company has agreed to use its best efforts to cause the election of, a person to serve on the Company's board of directors. In the alternative, the Representative may appoint a designee to serve as an observer at all meetings of the Company's board of directors. Such observer shall be paid the same cash compensation and be entitled to the same reimbursement of expenses as the independent directors sitting on the Company's board of directors.

         Pursuant to the Underwriting Agreement, for a period of five years from the effective date of the Registration Statement of which this Prospectus forms a part, the Company has agreed not to change its current independent public accountants, Arsement, Redd, & Morella, L.L.C., without the Representative's consent.


         Pursuant to the Underwriting Agreement, for a period of five years from the effective date of the Registration Statement of which this Prospectus forms a part, the Company has agreed to maintain keyman life insurance in the amount of $1,000,000 on each of the lives of Messrs. Sanders, Lubomirski and Ramsaroop.


         Pursuant to the Underwriting Agreement, the employment agreements with Messrs. Sanders, Lubomirski and Ramsaroop will be extended through at least the third anniversary of the date of this Prospectus and the Company has agreed not to increase the compensation paid to the five most highly paid employees of the Company in any year without the consent of the Representative unless permitted by the terms of employment contracts approved by the Representative.

         The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission ("Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The Representative has advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

         Prior to this offering, there has been no public market for the Company's Common Stock or the Warrants. The initial public offering price for the Securities has been determined by negotiations between the Company and the Representative. Among the factors considered in such negotiations were prevailing market conditions, the history and prospects of the Company, the present state of the Company's development, the industry in which it competes, an assessment of the

Company's management, the market price for securities of comparable companies at the time of the offering, and other factors deemed relevant.

                                 LEGAL OPINIONS

         The validity of the issuance of the Common Stock and Warrants offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Dallas, Texas. Certain legal matters in connection with the issuance of the Common Stock and Warrants offered hereby will be passed upon for the Underwriters by Jackson & Walker, L.L.P., Dallas, Texas.

                                    EXPERTS

         The consolidated financial statements of Aviation Group, Inc. and subsidiaries and the financial statements of Pride Aviation, Inc., included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arsement, Redd & Morella, L.L.C., independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The combined financial statements of Tri-Star Aircraft Services, Inc. and Tri-Star Airline Services, Inc. (Predecessor) for the year ended September 30, 1995, have been included herein and in the registration statement, in reliance upon the report of James Smith & Company, a Professional Corporation, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Casper Air Service and subsidiary as of April 30, 1996 and for the two years ended April 30, 1996, included in this prospectus and in the registration statement, have been audited by McGladrey & Pullen, LLP, independent certified public accountants, and are included herein upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Securities being offered pursuant to this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement and exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049 and at the regional offices of the Commission located at 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049. The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         The Company will be subject to the informational requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission described above. The Company intends to furnish to its shareholders annual reports containing financial statements audited by independent certified public accountants following the end of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                        PAGE
CONSOLIDATED FINANCIAL STATEMENTS OF AVIATION GROUP, INC. AND SUBSIDIARIES

Independent Auditors' Report dated October 7, 1996 by Arsement, Redd & Morella, L.L.C.                                   A-1
Independent Auditor's Report dated December 22, 1995 by James Smith & Company                                            A-2
Consolidated balance sheets as of June 30, 1996 and March 31, 1997 (unaudited)                                           A-3
Consolidated statements of operations for the nine months ended June 30, 1996, for the year ended
         September 30, 1995 (Predecessor) and for the nine month periods ended March 31, 1996
         and 1997 (unaudited)                                                                                            A-4
Consolidated statements of changes in shareholders' equity for the nine months ended June 30, 1996, for the year ended September 30, 1995 (Predecessor) and for the nine month period ended
         March 31, 1997 (unaudited)                                                                                      A-5
Consolidated statements of cash flows for the nine months ended June 30, 1996, for the year ended
         September 30, 1995 (Predecessor) and for the nine month periods ended March 31, 1996
         and 1997 (unaudited)                                                                                            A-6
Notes to consolidated financial statements                                                                               A-7

FINANCIAL STATEMENTS OF PRIDE AVIATION, INC.

Independent Auditors' Report dated October 7, 1996 by Arsement, Redd & Morella, L.L.C.                                   P-1
Balance sheet as of September 30, 1995                                                                                   P-2
Statements of operations for the year ended September 30, 1995 and five months ended February 29, 1996 (unaudited)       P-3
Statements of changes in shareholders' equity (deficit) for the year ended September 30, 1995 and
         five months ended February 29, 1996 (unaudited)                                                                 P-4
Statements of cash flows for the year ended September 30, 1995 and five months ended February 29, 1996
         (unaudited)                                                                                                     P-5
Notes to financial statements                                                                                            P-7

CONSOLIDATED FINANCIAL STATEMENTS OF CASPER AIR SERVICE AND SUBSIDIARY

Independent Auditors' Report dated March 27, 1997 by McGladrey & Pullen, LLP                                             C-1
Consolidated balance sheets as of April 30, 1996 and January 31, 1997 (unaudited)                                        C-2
Consolidated statements of income for the fiscal years ended April 30, 1996 and 1995 and the nine months
         ended January 31, 1997 and 1996 (unaudited)                                                                     C-3
Consolidated statements of stockholders' equity for the fiscal years ended April 30, 1996 and 1995 and
         the nine months ended January 31, 1997 (unaudited)                                                              C-4
Consolidated statements of cash flows for the fiscal years ended April 30, 1996 and 1995 and the nine
         months ended January 31, 1997 and 1996 (unaudited)                                                              C-6
Notes to consolidated financial statements                                                                               C-8


                          INDEPENDENT AUDITORS' REPORT



To Aviation Group, Inc.
Dallas, Texas

We have audited the accompanying consolidated balance sheet of Aviation Group, Inc. (a Texas corporation) and subsidiaries as of June 30, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aviation Group, Inc. and subsidiaries as of June 30, 1996, and the results of their operations and cash flows for the nine months then ended in conformity with generally accepted accounting principles.





                                               Arsement, Redd & Morella, L.L.C.


October 7, 1996
Lafayette, Louisiana

                          INDEPENDENT AUDITORS' REPORT



To the Shareholders of
Tri-Star Aircraft, Inc. and
Tri-Star Airline Services, Inc.

We have audited the accompanying combined statements of income, changes in shareholders' equity and cash flow of Tri-Star Aircraft, Inc. and Tri-Star Airline Services, Inc. (Texas corporations) (the Predecessor) for the year ended September 30, 1995. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Our audit was conducted in accordance with generally accepted audited standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined statements of income, changes in shareholder's equity and cash flow present fairly, in all material respects, the results of operations of the Predecessor for the year ended September 30, 1995, in conformity with generally accepted accounting principles.





                                               JAMES SMITH & COMPANY
                                               A Professional Corporation

December 22, 1995
Dallas, Texas

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                   June 30,       March 31,
                                                    1996            1997
                                                 -----------    -----------
                                                                (unaudited)
ASSETS
Current Assets
     Cash and cash equivalents                   $   457,000    $    82,000
     Accounts receivable                             644,000        655,000
     Inventory                                       143,000        249,000
     Deferred tax assets                              11,000        163,000
     Prepaid expenses and other                       22,000         61,000
                                                 -----------    -----------
         Total Current Assets                      1,277,000      1,210,000
                                                 -----------    -----------

Property and Equipment                             2,409,000      2,744,000
Less: accumulated depreciation                      (220,000)      (463,000)
                                                 -----------    -----------
                                                   2,189,000      2,281,000
Other Assets
    Goodwill, net                                    975,000        937,000
    Other                                             83,000        491,000
                                                 -----------    -----------
                                                   1,058,000      1,428,000
                                                 -----------    -----------
                                                 $ 4,524,000    $ 4,919,000
                                                 ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Bank overdraft                                 $        --    $   130,000
  Current maturities of long-term debt               209,000        209,000
  Bridge notes                                            --        290,000
  Short-term bank borrowings                         223,000        248,000
  Accounts payable                                   574,000        611,000
  Accrued interest                                    36,000         29,000
  Due to affiliates                                    2,000             --
  Accrued liabilities                                359,000        422,000
                                                 -----------    -----------
        Total Current Liabilities                  1,403,000      1,939,000
                                                 -----------    -----------

Long-Term Liabilities
  Long-term debt, net of current maturities        1,350,000      1,303,000
  Deferred income taxes                              316,000        305,000
                                                 -----------    -----------
                                                   1,666,000      1,608,000
                                                 -----------    -----------

Shareholders' Equity
  Preferred Stock, $.01 par value, 5,000,000              --             --
    shares authorized, none outstanding
  Common Stock, $.01 par value, 10,000,000
    shares authorized, 1,600,250 shares issued
    and outstanding                                   16,000         16,000
  Additional paid-in capital                       1,701,000      1,951,000
  Retained earnings (deficit)                       (262,000)      (595,000)
                                                 -----------    -----------
                                                   1,455,000      1,372,000
                                                 -----------    -----------
                                                 $ 4,524,000    $ 4,919,000
                                                 ===========    ===========

       The accompanying notes are an integral part of these statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                              Nine Months Ended
                                                    Year Ended                    March 31,
                                              June 30,    September 30,          (unaudited)
                                               1996           1995            1997           1996
                                            -----------    -----------    -----------    -----------
                                           (Nine Months)  (Predecessor)                 (Predecessor)
Revenue                                     $ 3,881,000    $ 2,533,000    $ 6,664,000    $ 2,123,000

Cost of Revenue                               2,838,000      1,417,000      5,295,000      1,558,000
                                            -----------    -----------    -----------    -----------

   Gross Profit                               1,043,000      1,116,000      1,369,000        565,000
                                            -----------    -----------    -----------    -----------

General and Administrative Expenses             752,000        553,000      1,422,000        469,000
Depreciation and Amortization                   154,000         16,000        291,000         57,000
                                            -----------    -----------    -----------    -----------
                                                906,000        569,000      1,713,000        526,000
                                            -----------    -----------    -----------    -----------

Income (Loss) From Operations                   137,000        547,000       (344,000)        39,000
                                            -----------    -----------    -----------    -----------

Other Income (Expenses)
  Interest Income                                 2,000             --             --          2,000
  Interest Expense                              (71,000)       (20,000)      (153,000)       (33,000)
  Other, net                                         --          3,000             --          2,000
                                            -----------    -----------    -----------    -----------
                                                (69,000)       (17,000)      (153,000)       (29,000)
                                            -----------    -----------    -----------    -----------

Income (Loss) Before Provision for Income
  Taxes                                          68,000        530,000       (497,000)        10,000

Provision (Benefit) for Income Taxes             34,000        188,000       (164,000)         6,000
                                            -----------    -----------    -----------    -----------

Net Income (Loss)                           $    34,000    $   342,000    $  (333,000)   $     4,000
                                            ===========    ===========    ===========    ===========


Pro forma earnings (loss) per common and
  common equivalent share (unaudited)       $      0.02                   $     (0.22)   $        --
                                            ===========                   ===========    ===========

Pro forma weighted average common and
  common equivalent shares outstanding
  (unaudited)                                 1,497,511                     1,497,511      1,497,511
                                            ===========                   ===========    ===========









       The accompanying notes are an integral part of these statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY



                                                    Common Stock                          Retained
                                             --------------------------     Paid In       Earnings
                                                Shares        Amount        Capital       (Deficit)        Total
                                             -----------    -----------   -----------    -----------    -----------
Predecessor combined balances at
  September 30, 1994                                  (1)   $     1,000   $    50,000    $   162,000    $   213,000

  Net Income                                          --             --            --        342,000        342,000

  Contribution from The Sanders
    Companies, Inc. (Note I)                          --             --       151,000             --        151,000

  Dividend to The Sanders
    Companies, Inc.(Note I)                           --             --            --       (787,000)      (787,000)

                                             -----------    -----------   -----------    -----------    -----------
Predecessor combined balances at
  September 30, 1995                                  (1)         1,000       201,000       (283,000)       (81,000)

  Restatement to reflect combination
  of entities under common control
  (Note A)                                     1,000,000          9,000        (9,000)            --             --
                                             -----------    -----------   -----------    -----------    -----------

Balance, September 30, 1995
  as restated                                  1,000,000         10,000       192,000       (283,000)       (81,000)

  Dividend to The Sanders
  Companies, Inc. (Note I)                            --             --            --        (13,000)       (13,000)

  Issuance of shares in connection               500,000          5,000     1,209,000             --      1,214,000
  private offering

  Issuance of shares in connection
  with acquisition of Pride Aviation, Inc.        44,250            500       132,500             --        133,000

  Issuance of shares in connection
  with settlement of long-term debt               56,000            500       167,500             --        168,000

  Net Income                                                                                  34,000         34,000
                                             -----------    -----------   -----------    -----------    -----------

Balance, June 30, 1996                         1,600,250         16,000     1,701,000       (262,000)     1,455,000

Bridge Notes Warrants (Note O)                        --             --       250,000             --        250,000

  Net Loss (unaudited)                                --             --            --       (333,000)      (333,000)
                                             -----------    -----------   -----------    -----------    -----------

Balance, March 31, 1997 (unaudited)            1,600,250    $    16,000   $1,951,0000    $  (595,000)   $ 1,372,000
                                             ===========    ===========   ===========    ===========    ===========

(1) The Predecessor entities, TriStar Aircraft Services, Inc. and TriStar Airline Services, Inc. had 10,000 and 1,000 shares of common stock outstanding, respectively, at both September 30, 1994 and 1995.

       The accompanying notes are an integral part of these statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               Nine Months                        Nine Months Ended
                                                                 Ended        Year Ended             March 31,
                                                                June 30,     September 30,          (Unaudited)
                                                                  1996          1995            1997           1996
                                                               -----------    -----------    -----------    -----------
                                                                             (Predecessor)
Cash Flows From Operating Activities:
  Net Income (Loss)                                            $    34,000    $   342,000    $  (333,000)   $     4,000
                                                               -----------    -----------    -----------    -----------

  Adjustments to Reconcile Net Income (Loss)
  to Net Cash Provided (Used) by Operating Activities:
    Depreciation and amortization                                  154,000         16,000        291,000         57,000
    Accreted interest                                                   --             --         40,000             --
    Deferred income taxes                                           47,000         36,000       (163,000)         6,000
    (Increase) decrease in accounts receivable                    (123,000)       147,000         11,000       (230,000)
    (Increase) decrease in inventories                             (42,000)            --       (106,000)       (39,000)
    (Increase) decrease in prepaids and other current assets        29,000        (25,000)         6,000         23,000
    Increase (decrease) in accounts payable                       (214,000)       (87,000)        37,000        (43,000)
    Increase (decrease) in interest payable                         36,000             --         (7,000)        15,000
    Increase (decrease) in accrued liabilities                     (20,000)            --         63,000         44,000
    Other                                                          (14,000)        11,000        (40,000)       (29,000)
                                                               -----------    -----------    -----------    -----------

    Total Adjustments                                             (147,000)        98,000        110,000       (196,000)
                                                               -----------    -----------    -----------    -----------

    Net Cash Provided (Used) by Operating Activities              (113,000)       440,000       (223,000)      (192,000)
                                                               -----------    -----------    -----------    -----------

Cash Flows From Investing Activities:
  Cash paid for acquisition of Pride Aviation, Inc.               (506,000)            --             --       (506,000)
  Cash paid for acquisition targets                                     --             --        (78,000)            --
  Cash payments for the purchase of equipment                      (12,000)       (64,000)      (335,000)        (4,000)
                                                               -----------    -----------    -----------    -----------

    Net Cash Used by Investing Activities                         (518,000)       (64,000)      (413,000)      (510,000)
                                                               -----------    -----------    -----------    -----------

Cash Flows From Financing Activities:
  Bank overdraft                                                        --         29,000        130,000         48,000
  Proceeds from short-term borrowings                               80,000        170,000         25,000         80,000
  Repayments of short-term borrowings                              (27,000)            --             --        (27,000)
  Proceeds from issuance of Bridge Notes and Warrants                   --             --        500,000             --
  Proceeds from issuance of long-term debt                              --        194,000         76,000             --
  Advances (to)/from related parties                                    --       (685,000)       (45,000)        50,000
  Payment of Initial Public Offering costs                              --             --       (266,000)            --
  Proceeds from issuance of common stock                         1,214,000             --             --        700,000
  Deferred financing costs                                              --             --        (36,000)            --
  Principal payments on long-term debt                            (179,000)       (84,000)       123,000       (149,000)
                                                               -----------    -----------    -----------    -----------

    Net Cash Provided (Used) by Financing Activities             1,088,000       (376,000)       261,000        702,000
                                                               -----------    -----------    -----------    -----------

Net Increase (Decrease) in Cash and Cash Equivalents               457,000             --       (375,000)            --

Cash and Cash Equivalents at Beginning of Period                        --             --        457,000             --
                                                               -----------    -----------    -----------    -----------

Cash and Cash Equivalents at End of Period                     $   457,000    $        --    $    82,000    $        --
                                                               ===========    ===========    ===========    ===========

Supplemental Disclosure of Cash Paid for Interest and
   Income Taxes:
          Cash paid for interest                               $    35,000    $    20,000    $   120,000    $    18,000
          Cash paid for income taxes                                    --             --             --             --

Supplemental Disclosure of Non-cash Investing
  and Financing Activities:
          Issuance of common stock in connection with
             the acquisition of Pride Aviation, Inc.           $   133,000             --             --    $   133,000

          Issuance of long-term debt in connection with the
             the acquisition of Pride Aviation, Inc.           $   857,000             --             --    $   857,000

          Common stock issued to retire long-term debt         $   168,000             --             --             --

          Contribution from The Sanders Companies, Inc.                 --    $   151,000             --    $   151,000
          Dividend - to The Sanders Companies, Inc.                     --    $   787,000             --    $   787,000

       The accompanying notes are an integral part of these statements.

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and September 30, 1995

NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

         Aviation Group, Inc. (the "Company") (a Texas corporation) was formed on December 4, 1995 for the purposes of combining certain aircraft service operations formerly owned by The Sanders Companies, Inc. ("Sanders") and to acquire additional aircraft servicing related businesses. Sanders is 100% owned by Lee Sanders, president and chief executive officer of the Company. On February 21, 1996, the Company acquired Pride Aviation, Inc. ("Pride") in a business combination accounted for as a purchase. Pride operates a Federal Aviation Administration ("FAA") approved repair station and provides aircraft painting and maintenance services (See Note C).

         On December 20, 1995, the Company entered into an Exchange Agreement (the "Exchange") whereby Sanders contributed all of the outstanding common stock of Tri-Star Airline Services, Inc. ("Airline") and Tri-Star Aircraft Services, Inc. ("Aircraft") (collectively the "Tri-Star Companies" or "Predecessor") to the Company in exchange for 100% of the common stock (1,000,000 shares) of the Company. The Exchange was accounted for similar to a pooling of interest with no change in historical basis of assets and liabilities as Sanders controlled 100% of the stock of the companies prior to and subsequent to the transaction. Prior to the Exchange, the Tri-Star Companies were operated as members of a controlled group with other operations of Sanders. For periods prior to the Exchange, the continuing operations of the Companies have been separated from the controlled group.

         The Company's primary business includes the operation of FAA approved repair stations in New Iberia, Louisiana and Dallas, Texas which provide painting and paint stripping services to the commercial airline and corporate and private aircraft industry. The Company also provides refueling services and light maintenance services in Dallas, Texas and snack catering and aircraft cleaning services at various commercial airports in the United States.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Presentation
         The accompanying consolidated financial statements present the combined results of the Predecessor for all periods through December 31, 1995, and the consolidated results of the Company and its subsidiaries subsequent to that date. The Company changed its fiscal year end during 1996 from September 30 to June 30. All intercompany balances and transactions have been eliminated in consolidation.

         Interim Period Financial Statements
         The unaudited financial statements as of March 31, 1997 and for the nine months ended March 31, 1997 and 1996, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the respective periods. Operating results for the interim periods are not necessarily indicative of the results for full years.

         Use of Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash and Cash Equivalents
         For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                    AVIATION GROUP, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     June 30, 1996 and September 30, 1995

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

         Accounts Receivable
         The Company uses the allowance method in accounting for losses on accounts receivable. Provision for losses on trade receivable is made in amounts estimated to be adequate to cover anticipated bad debts. Accounts receivable are charged against the allowance when it is determined by management that payment will not be received. Any subsequent receipts are credited to the allowance. Bad debt expense charged to operations for the nine months ended June 30, 1996 and the year ended September 30, 1995 was $16,000 and $47,000, respectively. The allowance for doubtful accounts was $30,000 at June 30, 1996.

         Inventory
         Inventories are stated at the lower of cost or market, with cost determined by the average costing method.

         Goodwill
         Goodwill represents the cost in excess of fair value of the net assets (including tax attributes) acquired in the Pride acquisition. Goodwill is being amortized on a straight line basis over a 20 year period. Amortization expense and accumulated amortization totaled $17,000 at June 30, 1996.

         Property and Equipment
         Property and equipment are stated at cost. Depreciation has been provided using straight line and double declining balance methods over the estimated useful lives of the assets which range from 5 to 30 years.

         Income Taxes
         The Company accounts for income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

         Unaudited Pro Forma Net Income (Loss) Per Common Share
         The Company's historical capital structure prior to 1996 is not comparable to its current structure due to the Exchange discussed in Note A and the issuance of common stock, warrants and convertible debt during the fiscal period ended June 30, 1996 in connection with a private placement of the Company's common stock and the acquisition of Pride. Accordingly, historical net income (loss) per common share is not considered meaningful and has not been presented herein.

         Pro forma net income (loss) per common share is computed based on the weighted average number of common shares outstanding and gives effect to certain adjustments described below. During the fiscal period ended June 30, 1996, the Company issued common stock, warrants and convertible debt with issuance and exercise prices below that of the expected initial public offering ("IPO") price of the Company's common stock of $5.75 per share. Pursuant to Securities and Exchange Commission requirements, the dilutive effect of these securities has been included in the calculation as if they were outstanding as of the beginning of the periods presented and the dilutive effect of the common stock and warrants was measured using the treasury stock method. No adjustment was made for the assumed conversion of the Company's convertible debt and the Bridge Notes Warrants since the effect would be antidilutive for the periods presented.

NOTE C - ACQUISITION OF PRIDE AVIATION, INC.

         On February 21, 1996, the Company entered into an agreement to acquire 99% of the outstanding common stock of Pride for cash of $486,000, issuance of $857,000 of 10% Convertible Notes, issuance of 44,250 shares of the Company's common stock valued at approximately $133,000. At the closing of the acquisition, Pride

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and September 30, 1995

NOTE C - ACQUISITION OF PRIDE AVIATION, INC., continued

         had approximately $906,000 of long-term debt and $947,000 of other liabilities. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to the net assets acquired based on their estimated fair values. The transaction was closed in early March 1996 and the results of operations of Pride are included in the accompanying financial statements beginning March 1, 1996. The excess of the purchase price over the fair value of the net assets acquired (including tax attributes) of $991,000 has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

         Supplemental Pro Forma Results of Operations (Unaudited)
         The following unaudited pro forma summary presents the consolidated results of operations for the nine months ended June 30, 1996 as if the Pride acquisition had occurred as of the beginning of the Company's fiscal year (October 1, 1995). The summarized information does not purport to be indicative of what would have occurred had the acquisition actually been made as of such date or of results which may occur in the future.

         Revenues                                                $    6,755,000
         Net Income                                              $       72,000
         Net income per common share                             $          .05

         Adjustments made in arriving at pro forma unaudited results of operations included, increased interest expense on acquisition debt, additional depreciation expense, amortization of goodwill and related tax adjustments.

NOTE D - PROPERTY AND EQUIPMENT

         Property and equipment consisted of the following at June 30, 1996:

               Machinery and equipment                         $1,659,000
               Leasehold improvements                             530,000
               Furniture, fixtures and office equipment           114,000
               Vehicles                                           106,000
                                                               ----------
                                                                2,409,000
               Less:  accumulated depreciation                   (220,000)
                                                               ----------
                                                               $2,189,000
                                                               ==========

         Depreciation expense charged to operations for the nine months ended June 30, 1996 and the year ended September 30, 1995 was $137,000 and $16,000, respectively.

NOTE E - SHORT-TERM BANK BORROWINGS

         The Company has a $250,000 line of credit facility with Compass Bank ("Line of Credit") which is guaranteed by the U. S. Small Business Administration. The Line of Credit was effectively assumed by Tri-Star Aircraft Services, Inc. with the transfer of assets and liabilities in connection with the Exchange discussed in Note A.

         The Line of Credit bears interest at a rate of prime plus 2% (10.75% at June 30, 1996) and extends through September 30, 1997. Borrowings under the Line of Credit are determined on a borrowing base formula which is based on a percentage of qualifying accounts receivable of the Company and Sanders. Borrowings outstanding under the Line of Credit totaled $223,000 at June 30, 1996.

         The Line of Credit is secured by the accounts receivable, equipment, furniture and fixtures and capital stock of Sanders and the Tri-Star Companies. Sanders, as primary maker, remains the liable for borrowings under the Line of Credit. The Line of Credit is also secured by the personal guaranty of Lee Sanders.

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and September 30, 1995

NOTE E - SHORT-TERM BANK BORROWINGS, continued

         The Line of Credit Agreement contains restrictive covenants which among other things prohibits the creation of debt, corporate mergers, sale of assets and other certain other transactions unless consent is received from the bank. Management believes the Company and Sanders were in compliance with the terms of the Line of Credit agreement at June 30, 1996 and March 31, 1997.

NOTE F - LONG-TERM DEBT

         Long-term debt consisted of the following at June 30, 1996:

         Convertible notes payable, payable in quarterly installments totaling
         $72,000 beginning April 1, 1998, bearing interest at 10%, maturing
         March 1, 2001 and secured by the Company's shares of common stock of
         Pride Aviation, Inc. The notes are convertible into shares of common stock of the Company at conversion prices ranging from $3.00 to $4.50
         per share, subject to adjustment for certain equity transactions.         $   884,000

         Convertible notes payable to Louisiana Economic Development
         Corporation dated March 1, 1996, payable in 60 monthly installments of
         $3,800, including interest at 7.38% and one final installment of the remaining unpaid balance on March 1, 2001. The note is secured by pledge of certain shares of common stock, accounts receivable, inventory and equipment of Pride Aviation, Inc. The note is convertible into shares of common stock of the Company at a price of
         $4.50 per share, subject to adjustment for certain equity
         transactions.                                                                 386,000

         Note payable to Sunbelt Business Capital, L.L.C., payable in monthly installments of $6,400, including interest at 12%, due June 1998 and
         secured by certain accounts receivable and equipment.                         135,000

         Note payable to Schwing Insurance Agency, payable currently, with
         interest at 7.5% on the unpaid balance.                                        72,000

         Note payable to Fidelity Bank, payable in monthly installments of
         $1,000 including interest at prime plus 2.5% (10.75% at June 30,
         1996), maturing August 1997 and secured by certain machinery and
         equipment.                                                                     20,000

         Note payable to Compass Bank, payable in monthly installments of
         $1,600 including interest at prime plus 2.25% (10.5% at June 30,
         1996), maturing September 1997 and secured by accounts receivable, equipment, keyman life insurance policy, and personal guaranty and
         pledge of stock of The Sanders Companies, Inc. by Lee Sanders.                 27,000

         Various notes payable to finance companies, due in monthly installments totaling 23,000 $1,300, including interest at rates ranging from 9.5% to 13.25%, maturing from April 1997 to March 1998
         and secured by certain vehicles.                                               23,000
         Other                                                                          12,000
                                                                                   -----------
         Total long-term debt                                                        1,559,000
         Less: current maturities of long-term debt                                   (209,000)
                                                                                   -----------
         Net long-term debt                                                        $ 1,350,000
                                                                                   ===========

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and September 30, 1995

NOTE F - LONG TERM DEBT, continued

         The Company's notes payable to Fidelity Bank and Compass Bank and the notes payable to finance companies were originally made by Sanders. This debt was effectively assumed by the Tri-Star Companies with the transfer of assets and liabilities in connection with the Exchange discussed in Note A. Sanders remains liable under the note agreements as the primary maker.

         Maturities of long-term debt for each of the next five years are as follows:

                    June 30,
                      1997                                            $209,000
                      1998                                             186,000
                      1999                                             315,000
                      2000                                             316,000
                      2001                                             532,000

NOTE G - LEASES

         The Company leases various equipment and office and hanger facilities under cancelable and noncancelable rental arrangements. Rental expenses from operating leases and monthly rentals for the nine months ended June 30, 1996 and year ended September 30, 1995, were $252,000 and $42,000, respectively.

             Minimum future lease payments for non-cancelable operating leases for the next 5 years and thereafter are as follows:

                    June 30,
                      1997                                          $  348,000
                      1998                                             322,000
                      1999                                             330,000
                      2000                                             334,000
                      2001                                             215,000
                      Thereafter                                     4,865,000
                                                                    ----------
                                                                    $6,414,000
                                                                    ==========


NOTE H - COMMITMENTS AND CONTINGENCIES

         The Company, in connection with the production of revenue, produces chemical waste which is temporarily stored on the Company's premises. Costs for disposal are expensed by the Company as waste is produced. The provision for disposal of waste on hand totaled $16,000 as of June 30, 1996, and is included in accrued liabilities in the accompanying balance sheet.

         One of the Company's subsidiaries is partially self-insured for employee medical claims. Insurance with independent insurance carriers is maintained to cover medical claims in excess of self-insured limits. The Company's self insured limits vary by month and policy year and are based on various factors including the number of employees and dependants covered and certain experience factors. In addition to aggregate annual and monthly limitations, the Company's exposure is further limited to $30,000 per employee per year.

NOTE I - SHAREHOLDERS' EQUITY

         Private Offering
         In March 1996, the Company issued 500,000 shares of common stock at a price of $3.00 per share in a private offering and raised approximately $1,214,000, net of sales commissions and offering costs totaling $286,000.

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and September 30, 1995

NOTE I - SHAREHOLDERS' EQUITY, continued

         In connection with the private offering, the Company issued warrants to the placement agent to purchase 200,000 shares of the Company's common stock at a price equal to $1.00 per share, expiring February 28, 1999. The Company also issued warrants to an investment banking advisor, for services provided in connection with the offering, to purchase 80,000 shares of the Company's common stock at a price equal to $2.50 per share, expiring February 28, 1999. The exercise price and number of shares issuable under the warrants are subject to adjustment for certain equity transactions and other circumstances. The warrants also contain a "cashless" exercise feature whereby the warrants may be surrendered in exchange for a number of shares to be determined based on the difference between the exercise price and the market price for the Company's common stock.

         The holders of the Company's common stock and warrants have certain registration rights, including the right to require the Company to file a registration statement to register their securities with the Securities and Exchange Commission, upon request of a majority of the holders of the Company's common stock and warrants.

         Debt Retirement
         During March 1996, the Company issued 56,000 shares of common stock to retire $168,000 of the outstanding principal amount of indebtedness owed to Sunbelt Business Capital, L.L.C. (See Note F).

         Dividend to/Contribution from The Sanders Companies, Inc.
         Through September 30, 1995, the Tri-Star Companies had advanced $787,000 to Sanders. These advances were declared and classified as dividends since Sanders did not intend to repay the advances.

         The Company's Tri-Star Companies subsidiaries were included in the consolidated tax return of Sanders for the years ended December 31, 1995 and 1994. The contribution from Sanders for the year ended September 30, 1995 represents the current tax expense generated by the Tri-Star Companies for that fiscal year. The tax expense was treated as a contribution from Sanders since Sanders did not intend to require the Company to pay it for the expense. The dividend to Sanders for the nine month period ended June 30, 1996 represents the tax benefit generated by the Tri-Star Companies for the three month period ended December 31, 1995. The tax benefit was treated as a dividend to Sanders since Sanders does not intend to pay the Company for the benefit.

NOTE J - RELATED PARTY TRANSACTIONS

         For periods prior to the Exchange and through March 1, 1996, Sanders provided services and allocated certain general and administrative expenses to the companies operating under the controlled group, including the Tri-Star Companies. Such charges were allocated to the members of the controlled group based upon the level of management and supervision time required, services provided and certain other factors. Management of the Company believes that such allocations are reasonable. These charges are included in general and administrative expenses and totaled $77,000 and $203,000 for the period ended June 30, 1996 and year ended September 30, 1995, respectively. One of the subsidiaries of the Sanders controlled group was not profitable for the year ended September 30, 1995, and subsequently ceased operations. The amount of corporate overhead allocated to this subsidiary by Sanders during the year ended September 30, 1995 was $144,000. Had this subsidiary not operated in the year ended September 30, 1995, the Company's corporate overhead allocation would have increased by $97,000.

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and September 30, 1995

NOTE J - RELATED PARTY TRANSACTIONS, continued

         In connection with the Pride acquisition, on March 1, 1996, the Company entered into consulting agreements with two former shareholders of Pride. The consulting agreements provide for the payment of monthly fees and reimbursement of certain expenses with terms ranging from 12 to 24 months. Fees paid under these arrangements totaled $40,000 for the period ended June 30, 1996 with $24,000 capitalized as other assets (See Note O) and $16,000 included in general and administrative expenses. Minimum future payments over the remaining terms of these arrangements are $92,000 and $24,000 for the fiscal years ending June 30, 1997 and 1998, respectively.

         As of June 30, 1996, the Company owed $2,000 to Sanders for net payments made by Sanders on behalf of the Company. Such amount is reflected as "Due to affiliate" in the accompanying balance sheet.

NOTE K - PROVISION FOR INCOME TAXES

         The Company's Tri-Star Companies subsidiaries were included in the consolidated tax return of Sanders for the periods prior to and through the date of the Exchange. Sanders did not require its subsidiaries to pay for their share of the consolidated tax expense or reimburse the subsidiaries for tax benefits generated. Accordingly, for periods prior to the Exchange, the tax expense (benefits) for the Tri Star Companies were computed as if it were a separate taxpayer and the resulting amount treated as an equity transaction with Sanders. (See Note I). The Company will file a separate consolidated tax return for the period ended June 30, 1996.

         The provision for income taxes consist of the following components:



                                                      Nine Months         Year
                                                         Ended            Ended
                                                     June 30, 1996  September 30, 1995
                                                     -------------  ------------------

            Current provision (benefit) (See Note I)   $(13,000)         $151,000
            Deferred taxes                               47,000            37,000
                                                       --------          --------
               Provision for income taxes              $ 34,000          $188,000
                                                       ========          ========

         Deferred taxes are principally due to differences in the basis and depreciable lives for property and equipment for book and tax purposes and unused net operating loss carryforwards.

         Deferred tax assets and liabilities consisted of the following at June 30, 1996:

            Assets
              Net operating loss carryforward                     $ 257,000

            Liabilities
              Property and equipment                               (536,000)
              Other                                                 (26,000)
                                                                  ---------
            Net deferred tax liability                            $(305,000)
                                                                  =========


         The net deferred tax amounts are presented on the balance sheet as follows:

            Current deferred tax asset                            $  11,000
            Long-term deferred tax liability                       (316,000)
                                                                  ---------
                                                                  $(305,000)
                                                                  =========

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and September 30, 1995

NOTE K - PROVISION FOR INCOME TAXES, continued

         The following is a reconciliation of taxes computed at the federal statutory rate to the provision for income taxes included in the financial statements:

                                                              Nine Months        Year
                                                                Ended            Ended
                                                             June 30, 1996  September 30, 1995
                                                             -------------  ------------------
             Taxes computed by applying federal
               statutory rate                                  $ 23,000         $ 180,000
             State income taxes, net of federal benefits         15,000                 -
             Expenses not deductible for tax purposes             6,000             8,000
             Effect of graduated tax rates and other            (10,000)                -
                                                               --------         ---------
             Provision for income taxes                         $34,000         $ 188,000
                                                                =======         =========

         For income tax purposes, the Company has available at June 30, 1996, unused federal and state net operating loss carryforwards of approximately $823,000 and $135,000, respectively, which may be applied against future taxable income of the Company's subsidiary (Pride), subject to certain annual limitations, expiring in various years from 2005 to 2009. The Company believes that it is more likely than not that the net operating loss carryforwards will be utilized in the future and accordingly, no valuation allowance has been recorded.

NOTE L - PROVISION FOR WARRANTY CLAIMS

         The Company generally warrants its products and services against defects in material and workmanship based on contract terms with customers. The Company records an estimated liability for warranty claims, based on actual claims experience, at the time the products and services are provided and revenue is recognized. The Company's warranty liability totaled $101,000 as of June 30, 1996, and is included in accrued liabilities in the accompanying balance sheet. Warranty claims, which are netted against revenue, totaled $38,000 and $0 for the period ended June 30, 1996 and year ended September 30, 1995, respectively

NOTE M - FAIR VALUE OF FINANCIAL INSTRUMENTS

         For certain of the Company's financial instruments, including cash equivalents, accounts receivable, short-term bank borrowings and accounts payable, the carrying amounts approximate fair value due to their short maturities.

         The carrying amount reported for long-term debt approximates fair value based on current interest rates for debt with similar terms and maturities.

NOTE N - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

         Substantially all of the Company's accounts receivable at June 30, 1996, result from sales to third party companies in the airline industry. This concentration of customers may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes that the risk is mitigated by the size, reputation and nature of its customers. Although, the Company generally does not require collateral or other security to support customer receivables, it may have certain rights, such as the ability to place liens on aircraft serviced, in the event of non-payment by its customers.

         During the period ended June 30, 1996, the Company derived approximately 62% of its revenues from United Airlines. Receivables due from United Airlines totaled approximately $202,000 at June 30, 1996.

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and September 30, 1995

NOTE N - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS, continued

         Revenues for the year ended September 30, 1995, included $1,627,000, from major two major customers which represents 64% of total revenues.

NOTE O - SUBSEQUENT EVENTS (unaudited)

         Acquisition Agreement
         On July 10, 1996, the Company entered into an agreement to acquire certain aircraft refueling operations from a third party for $170,000. Under the terms of the agreement, the Company would acquire the seller's interest in a fuel farm held under an operating lease arrangement and acquire certain refueling contract rights and refueling equipment. The Company originally paid $50,000 as a down payment for the acquisition. As of March 31, 1997, the transaction had not closed pending certain required regulatory approvals and $40,000 of the Company's down payment had been returned. If such approvals are not granted, the Company's remaining down payment will be returned and the agreement canceled.

         New Aircraft Hangar and Contract Proposals
         The Company has been pursuing efforts to obtain a contract with United Airlines ("United") for the painting of United's Boeing 747 commercial aircraft fleet. The Company currently provides painting services for United's non-747 fleet. Subsequent to June 30, 1996, the Company submitted a Request For Proposal ("RFP") to United for the painting of its Boeing 747 fleet. In conjunction with these efforts, the Company has pursued and obtained commitments for approximately $4,200,000 in Louisiana state and federal grants toward the construction and operation of a new aircraft hangar at the Company's New Iberia, Louisiana location. Approximately $4,300,000 in additional financing will be required to fund the hangar's $8,500,000 estimated cost. As of June 30, 1996, the Company has capitalized approximately $24,000 in costs (See Note J) associated with arranging financing commitments for the project.

         There presently exists no binding agreement between the Company and United to paint United's 747 fleet. The Company is not obligated to construct the hangar or fund its $8.5 million cost. There can be no assurance that if the United 747 paint contract is obtained that sufficient or suitable financing can ultimately be arranged.

         Financing
         In February 1997, the Company completed a private offering of $500,000 of its 10% unsecured, subordinated bridge notes. The proceeds of this offering are being used to fund costs of the Company's initial public offering ("IPO") and general working capital purposes. If the Company successfully completes the IPO by September 30, 1997, the terms of these notes require the Company to issue to the holders that number of shares of Common Stock which equals $250,000 divided by the initial public offering price. Accordingly, $250,000 of the proceeds has been allocated to equity and credited to paid in capital, and the notes payable were recorded at a discounted amount of $250,000. The discount will be amortized to interest expense over the shorter of the period through September 30, 1997 or the consummation date of the initial public offering. Unamortized discount at March 31, 1997 totaled $210,000.


         On May 15, 1997, when the outstanding principal balance of the Company's note to Sunbelt Capital, L.L.C., was $83,000, Sunbelt Business Capital, L.L.C. sold the note to Jerry R. Webb who at the same time loaned an additional $200,000 to the Company. The entire $283,000 debt to Mr. Webb was restructured and restated in the form of a new note payable in full on May 13, 1998, bearing interest at 18% per annum. The note requires monthly payments of interest only. One of the Company's directors, Mr. Charles Weed, and one other individual, who is not affiliated with the Company, own participation interests of $83,000 and $100,000, respectively, in the debt owed to Mr. Webb by the Company. On July 9, 1997, Jerry Webb advanced an additional $144,000 against certain receivables, for which the Company promised to pay Mr. Webb $150,000 on or before August 1, 1997.

                     AVIATION GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      June 30, 1996 and September 30, 1995

NOTE O - SUBSEQUENT EVENTS (unaudited), continued


         Stock Options
         The Company's Board and shareholders approved a 1997 Employee Stock Option Plan (the "Plan") in February 1997. The Company may grant options under the Plan to key employees and directors of the Company. The Board has authorized the grant of options to purchase 26,000 shares of Common Stock exercisable at the initial public offering price and 10,000 shares of Common Stock exercisable at $4.50 per share.


         Acquisition of Casper Air Service
         Effective April 18, 1997, the Company entered into an agreement to acquire all of the outstanding stock of Casper Air Service, a Wyoming corporation ("CAS"). The Company expects to consummate this transaction concurrently with the closing of its initial public offering. CAS is a full-service FBO located in Casper, Wyoming and has been in business continuously since 1946. For the nine months ended January 31, 1997. CAS had net income of $271,000 and sales of approximately $6,570,000. The Company has agreed to pay the CAS shareholders approximately $1,167,000 in cash and approximately $883,000 in value of Common
         Stock, based on the initial public offering price.

                          INDEPENDENT AUDITORS' REPORT



To Pride Aviation, Inc.
New Iberia, Louisiana

We have audited the accompanying balance sheet of Pride Aviation, Inc. as of September 30, 1995, and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pride Aviation, Inc. as of September 30, 1995, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.





                                                Arsement, Redd & Morella, L.L.C.


October 7, 1996
Lafayette, Louisiana

                              PRIDE AVIATION, INC.
                                 BALANCE SHEET
                               September 30, 1995

                                     ASSETS

Current Assets
  Cash and cash equivalents                           $     1,000
  Accounts receivable                                     366,000
  Inventory                                               126,000
  Note receivable                                          13,000
  Other current assets                                     39,000
                                                      -----------
          Total Current Assets                            545,000
                                                      -----------

Plant and Equipment, net of accumulated
    depreciation of $869,000                              704,000
                                                      -----------

Other Assets
  Deposits and other                                      142,000
                                                      -----------

                                                      $ 1,391,000
                                                      ===========

                     LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
  Bank overdraft                                      $    74,000
  Note payable to shareholder                             265,000
  Current maturities of long-term debt                    315,000
  Accounts payable                                        796,000
  Accrued expenses                                        331,000
                                                      -----------
          Total Current Liabilities                     1,781,000
                                                      -----------

Long-term Liabilities
  Long-term debt, net of current maturities               685,000
                                                      -----------

Shareholders' Equity (Deficit)
  Common stock, $1.00 par value 50,000 shares
    authorized, 10,000 shares issued and outstanding.      10,000
  Additional paid-in capital                            1,480,000
  Accumulated deficit                                  (2,565,000)
                                                      -----------
                                                       (1,075,000)
                                                      -----------
                                                      $ 1,391,000
                                                      ===========

       The accompanying notes are an integral part of these statements.

                              PRIDE AVIATION, INC.
                            STATEMENTS OF OPERATIONS
              Years Ended September 30, 1995 and Five Months Ended
                               February 29, 1996



<Caption
                                            Year         Five Months
                                            Ended           Ended
                                         September 30,   February 29,
                                            1995            1996
                                         -------------   -----------
                                                         (Unaudited)
Revenue                                  $ 6,519,000     $ 2,874,000

Cost of Revenue                            4,302,000       2,117,000
                                         -----------     -----------

          Gross Profit                     2,217,000         757,000

General and Administrative Expenses        1,957,000         466,000
Depreciation and Amortization                174,000          60,000
                                         -----------     -----------

          Income From Operations              86,000         231,000
                                         -----------     -----------

Other Income (Expenses)
  Other income                                  --            22,000
  Interest expense                          (167,000)        (58,000)
                                         -----------     -----------
                                            (167,000)        (36,000)
                                         -----------     -----------

Net Income (Loss)                        $   (81,000)    $   195,000
                                         ===========     ===========

       The accompanying notes are an integral part of these statements.

                            PRIDE AVIATION, INC.
           STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
            Years Ended September 30, 1995 and Five Months Ended
                              February 29, 1996


                                                  Common       Paid in     Accumulated
                                                  Stock        Capital       Deficit
                                               -----------   -----------   -----------
 Balance, September 30, 1994                   $     6,000   $ 1,480,000   $(2,484,000)

    Net Loss                                            --            --       (81,000)

    Issuance of stock                                4,000            --            --
                                               -----------   -----------   -----------

 Balance, September 30, 1995                        10,000     1,480,000    (2,565,000)

   Net Income (Unaudited)                               --            --       195,000

   Contribution from shareholder (Unaudited)            --        95,000            --
                                               -----------   -----------   -----------

Balance, February 29, 1996 (Unaudited)         $    10,000   $ 1,575,000   $(2,370,000)
                                               ===========   ===========   ===========

       The accompanying notes are an integral part of these statements.

                              PRIDE AVIATION, INC.
                            STATEMENTS OF CASH FLOWS
              Years Ended September 30, 1995 and Five Months Ended
                               February 29, 1996



                                                                 Year        Five Months
                                                                Ended           Ended
                                                             September 30,   February 29,
                                                                 1995           1996
                                                             -------------  -----------
                                                                             (Unaudited)
Cash Flows From Operating Activities:
Net Loss                                                     $   (81,000)   $   195,000
                                                             -----------    -----------
  Adjustments to Reconcile Net Loss to Net Cash
  Provided (Used) by Operating Activities:
    Depreciation and amortization                                184,000         60,000
    Interest paid with refinancing                                36,000             --
    (Increase) decrease in accounts receivable                    61,000        (67,000)
    (Increase) decrease in inventories                           (14,000)         8,000
    (Increase) decrease in other current assets                  (36,000)        10,000
    Increase (decrease) in accounts payable                      200,000         15,000
    Increase (decrease) in accrued liabilities                    59,000         65,000
    Increase (decrease) in interest payable                      (13,000)         5,000
  Other                                                               --          9,000
                                                             -----------    -----------
          Total Adjustments                                      477,000        105,000
                                                             -----------    -----------
          Net Cash Provided (Used) by Operating Activities       396,000        300,000
                                                             -----------    -----------
Cash Flows From Investing Activities:
  Cash payments for the purchase of equipment                   (209,000)       (41,000)
  Collection of notes receivable                                      --         13,000
                                                             -----------    -----------
          Net Cash Used by Investing Activities                 (209,000)       (28,000)
                                                             -----------    -----------
Cash Flows From Financing Activities:
  Bank overdraft                                                  (7,000)        (2,000)
  Proceeds from short-term borrowings                          2,047,000             --
  Repayments on short-term borrowings                         (2,125,000)            --
  Proceeds from issuance of long-term debt                       588,000             --
  Principal payments on long-term debt                          (693,000)       (93,000)
  Advances to shareholder                                             --       (177,000)
  Proceeds from issuance of common stock                           4,000             --
                                                             -----------    -----------
          Net Cash Provided (Used) by Financing Activities      (186,000)      (272,000)
                                                             -----------    -----------
Net Decrease in Cash and Cash Equivalents                             --             --
Cash and Cash Equivalents at Beginning of Period                   1,000             --
                                                             -----------    -----------
Cash and Cash Equivalents at End of Period                   $     1,000    $        --
                                                             ===========    ===========


Supplemental Disclosure of Cash Paid for
    Interest and Income Taxes:
          Cash paid for interest                             $   145,000    $    54,000
          Cash paid for income taxes                                  --             --
Supplemental Disclosure of Non-cash
    Financing and Investing Activities:
          Interest paid with refinancing of long-term debt   $    36,000    $        --

       The accompanying notes are an integral part of these statements.

                              PRIDE AVIATION, INC.
                         NOTES TO FINANCIAL STATEMENTS
              September 30, 1995 and February 29, 1996 (unaudited)



NOTE A - ORGANIZATION AND NATURE OF BUSINESS

         Pride Aviation, Inc. (an Oklahoma corporation) (the "Company"), located in New Iberia, Louisiana, was established as a F.A.A. repair station for specialized aircraft maintenance services including paint stripping and painting operations on certain types of aircraft.

         In February 1996, the shareholders sold the company to Aviation Group, Inc. ("Aviation Group") for cash of $486,000, 44,250 shares of the Aviation Group, Inc. stock and assumption of the Company's long-term debt and other liabilities. The accompanying statements include statements of operations, changes in shareholders' deficit and cash flows for the five month period through the effective date of the sale, February 29, 1996. Subsequent to February 29, 1996, the financial position and results of operations of the Company are included with the consolidated financial statements of Aviation Group, Inc. The accompanying financial statements were prepared on the historical cost basis of accounting and do not reflect any purchase accounting adjustments arising from the sale to Aviation Group, Inc.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cash and Cash Equivalents

         For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         Accounts Receivable

         The Company uses the allowance method in accounting for losses on accounts receivable. Management believes that all accounts receivable as of September 30, 1995 and February 29, 1996 were fully collectible; therefore, no allowance for doubtful accounts was recorded. Bad debt expense charged to operations was $2,000 for the year ended September 30, 1995 and $0 (unaudited) for the five months ended February 29, 1996.

         The Company grants credit to customers, many of whom are in the airline industry.

         Inventory

         Inventories are stated at the lower of cost, with cost determined by the average costing method.

         Machinery and Equipment

         Machinery and equipment are stated at cost. Depreciation has been provided using straight line and double declining balance methods over the estimated useful lives of the assets which range from 3 to 40 years.

       The accompanying notes are an integral part of these statements.

                              PRIDE AVIATION, INC.
                         NOTES TO FINANCIAL STATEMENTS
              September 30, 1995 and February 29, 1996 (unaudited)



NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

         Income Taxes

         The Company accounts for income taxes using Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

         Reclassifications

         Certain reclassifications have been made to the prior year statements to conform to the current year presentation.

NOTE C - PLANT AND EQUIPMENT

         Plant and equipment consisted of the following at September 30, 1995:


Machinery and equipment                    $   869,000
Leasehold improvements                         465,000
Furniture, fixtures and office equipment        66,000
Vehicles                                        16,000
Construction in progress                       157,000
                                           -----------
                                             1,573,000
Less:  accumulated depreciation               (869,000)
                                           -----------
                                           $   704,000
                                           ===========

NOTE D - NOTE RECEIVABLE

         The Company has a note receivable owed from Industrial Helicopters, Inc. in the original amount of $40,000. The note is non-interest bearing and is secured by equipment.

       The accompanying notes are an integral part of these statements.

                              PRIDE AVIATION, INC.
                         NOTES TO FINANCIAL STATEMENTS
              September 30, 1995 and February 29, 1996 (unaudited)


NOTE E - LONG-TERM DEBT

         Long-term debt consisted of the following at September 30, 1995:


         Note payable to Louisiana Economic Development Corporation, payable in
         60 monthly installments of $11,675, including interest at 7.28%, secured by pledge of stock and personal guaranty of Frank Rice, assignment of life insurance, accounts receivable, inventory and
         equipment                                                                   $  533,000

         Note payable to Sunbelt Business Capital, Inc., payable in monthly installments of $13,285 including interest at 12%, secured by personal guaranty of the shareholders, accounts receivable, inventory and
         equipment                                                                      372,000

         Note payable to Schwing Insurance Agency, payable in monthly
         installments of $3,825 including interest at 7.5%.                              72,000


         Other                                                                           23,000
                                                                                     ----------
                                                                                      1,000,000
Less: current maturities of long-term debt                                             (315,000)
                                                                                     ----------
Net long-term debt                                                                   $  685,000
                                                                                     ==========


Maturities of long-term debt for each of the next five years are as follows:

     September 30,
          1996                    $302,000
          1997                     249,000
          1998                     235,000
          1999                     130,000
          2000                      66,000

       The accompanying notes are an integral part of these statements.

                              PRIDE AVIATION, INC.
                         NOTES TO FINANCIAL STATEMENTS
              September 30, 1995 and February 29, 1996 (unaudited)



NOTE F - OPERATING LEASES

         The Company leases various equipment and office and hanger facilities under cancelable and noncancelable rental arrangements.

         Rental expenses from operating leases and monthly rentals were as follows:

                                                           Year           Five Months
                                                          Ended              Ended
                                                       September 3        February 29,
                                                           1995              1996
                                                       -----------      --------------
                                                                          (Unaudited)
                    Rent expense                       $   401,000      $   205,000
                                                       ===========      ===========


         The Company is committed to several operating leases for its hangars and certain equipment. Minimum future lease payments of all non-cancelable operating leases for the next five years are as follows:


                   September 30,
                       1996                         $  383,000
                       1997                            383,000
                       1998                            384,000
                       1999                            388,000
                       2000                            305,000
                       Thereafter                    5,036,000
                                                    ----------
                                                    $6,879,000
                                                    ==========

NOTE G - COMMITMENTS AND CONTINGENCIES

         The Company, in connection with the production of revenue, produces chemical waste which is temporarily stored on the Company's premises. Costs for disposal are expensed by the Company as waste is produced. The provisions for disposal of waste on hand was as follows and are included in other liabilities ccompanying balance sheet.

                                                                      Year        Five Months
                                                                      Ended          Ended
                                                                   September 3    February 29,
                                                                      1995           1996
                                                                   -----------    --------------
                                                                                    (Unaudited)
                    Provision for waste disposal                    $  25,000      $  18,000
                                                                    =========      =========


       The accompanying notes are an integral part of these statements.

                              PRIDE AVIATION, INC.
                         NOTES TO FINANCIAL STATEMENTS
              September 30, 1995 and February 29, 1996 (unaudited)



NOTE H - RELATED PARTY TRANSACTIONS

         Frank Rice

         Frank Rice was President of the Company and owned approximately 50.1% of the Company's common stock prior to the sale to Aviation Group. The Company had the following transaction with Frank Rice during the periods ending September 30, 1995 and February 29, 1996.

         Note Payable to Shareholder

         The Company had notes payable to Frank Rice totaling $265,000 as of September 30, 1995, payable on demand with interest at 18%. Interest expense related to this note was $33,000 during the year ended September 30, 1995. At September 30, 1995, the Company had $9,000 due to Frank Rice which is included in accounts payable in the accompanying balance sheet.

         Transfer of Alexandria Assets (Unaudited)

         Effective after the fiscal year ended September 30, 1995, the Company transferred its Alexandria, Louisiana operations to Frank Rice. The agreement provided for among other things, the assignment of all receivables, payables, fixed assets and leases associated with the Alexandria location to Frank Rice in exchange for Frank Rice's forgiveness of the $265,000 note payable above and the Company's forgiveness of certain advances made to Frank Rice on behalf of the Alexandria operations. The excess of the amount of note payable forgiven over the net book value of the assets transferred and the advances forgiven totaled $95,000 and was recorded as a "Contribution from shareholder" in the accompanying statement of changes in shareholders' equity.

         Sunbelt Business Capital

         Sunbelt Business Capital was a shareholder of the Company prior to the sale to Aviation Group. Charlie Weed, a consultant to the Company, was also the President of Sunbelt Business Capital.

         Consulting Fees

         The amount of consulting fees incurred from Charlie Weed and Sunbelt Business Capital for the year ended September 30, 1995 and the five months ended February 29, 1996 was as follows:

                                                       Year         Five Months
                                                       Ended            Ended
                                                     September 30,  February 29,
                                                       1995             1996
                                                     -----------    ------------
                                                                     (Unaudited)
         Charlie Weed                                  $ 74,000       $ 30,000
                                                       ========       ========
         Sunbelt Business Capital                      $  7,000       $    --
                                                       ========       ========

       The accompanying notes are an integral part of these statements.

                              PRIDE AVIATION, INC.
                         NOTES TO FINANCIAL STATEMENTS
              September 30, 1995 and February 29, 1996 (unaudited)



NOTE H - RELATED PARTY TRANSACTIONS, continued

         Of the total amount of consulting fees for the year ended September 30, 1995, approximately $33,000 was included in accounts payable at September 30, 1995.


         Financing

         The Company had a note payable to Sunbelt Business Capital in the amount of $372,000 as of September 30, 1995. In addition, the Company had a $300,000 line of credit facility with Sunbelt Business Capital which bore interest at 18% and expired on May 1, 1995. Interest expense related to the notes and line of credit was as follows:



                                              Year            Five Months
                                             Ended               Ended
                                          September 30,       February 29,
                                              1995                1996
                                            --------            --------
                                                              (unaudited)
         Interest expense                   $ 77,000            $ 18,000
                                            ========            ========


NOTE I  - INCOME TAXES

         No provision or benefit for income taxes is recognized in the financial statements for the year ended September 30, 1995 and the five months ended February 29, 1996, due to the existence of net operating losses and unrecognized net operating loss carryforwards.

         Deferred tax assets consisted of the following at September 30, 1995:

           Net operating losses                                    $    953,000
           Valuation allowance on deferred tax asset                   (953,000)
                                                                   ------------

           Net deferred tax asset                                  $         --
                                                                   ============

         For income tax purposes, the Company had available at September 30, 1995, unused operating loss carryforwards of $2,500,000, which were available to be applied against future taxable income expiring in various years from 2005 to 2009.

       The accompanying notes are an integral part of these statements.

                              PRIDE AVIATION, INC.
                         NOTES TO FINANCIAL STATEMENTS
             September 30, 1995 and February 29, 1996 (unaudited)


NOTE J - PROVISION FOR WARRANTY CLAIMS

         The Company generally warrants its products and services against defects in material and workmanship based on contract terms with customers. The Company records an estimated liability for warranty claims, based on actual claims experience, at the time the products and services are provided and revenue is recognized. The Company's warranty liability totaled $74,000 as of September 30, 1995, and is included in other liabilities in the accompanying balance sheet. The provision for warranty claims, which is netted against revenue, was as follows:

                                                      Year        Five Months
                                                      Ended          Ended
                                                   September 30,  February 29,
                                                      1995            1996
                                                   -----------    ------------

         Provision for warranty claims              $ 68,000        $ 43,000
                                                    ========        ========


NOTE K - CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

         Substantially all of the Company's accounts receivable at September 30, 1995, result from sales to third party companies in the airline industry. This concentration of customers may impact the Company's overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. The Company believes that the risk is mitigated by the size, reputation and nature of its customers. In addition, the Company generally does not require collateral or other security to support customer receivables.

         The following summarizes the customers which accounted for greater than 10% of the Company's revenues during the year ended September 30, 1995 and the five months ended February 29, 1996:

                                              Year           Five Months
                                             Ended               Ended
                                          September 30,      February 29,
                                             1995                1996
                                          -------------      ------------
                                                             (Unaudited)

         United Airlines                    76%                  96%
                                            ===                  ===

       The accompanying notes are an integral part of these statements.

                      [MCGLADREY & PULLEN, LLP LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Casper Air Service
Casper, Wyoming

We have audited the accompanying consolidated balance sheets of Casper Air Service and Subsidiary as of April 30, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended April 30, 1996. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Casper Air Service and Subsidiary, as of April 30, 1996, and the results of their operations and their cash flows for each of the two years in the period ended April 30, 1996 in conformity with generally accepted accounting principles.

/s/ MCGLADREY & PULLEN, LLP

Casper, Wyoming
January 24, 1997

CASPER AIR SERVICE AND
 SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
APRIL 30, 1996
 AND JANUARY 31, 1997

                                                                              (Unaudited)
                                                                 April 30,    January 31,
ASSETS (Note 6)                                                   1996           1997
-----------------------------------------------------------------------------------------
Current Assets
  Cash and cash equivalents                                   $   229,000    $    78,000
  Restricted cash                                                 100,000        100,000
  Investment in available-for-sale securities (Note 2)            107,000        110,000
  Trade receivables                                               468,000        614,000
  Inventories (Note 3)                                          2,180,000      1,311,000
  Deposits and other assets                                        31,000         10,000
                                                              -----------    -----------
            TOTAL CURRENT ASSETS                                3,115,000      2,223,000

Property and Equipment, net (Note 4)                            1,522,000      1,386,000
Notes Receivable Employees                                         13,000         11,000
                                                              -----------    -----------

                                                              $ 4,650,000    $ 3,620,000
                                                              ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Notes payable (Note 5)                                      $   443,000    $   628,000
  Floor plans payable (Note 5)                                  1,315,000        138,000
  Current maturities of long-term debt (Note 5)                   366,000        329,000
  Trade accounts payable                                          570,000        559,000
  Accrued liabilities                                              66,000         44,000
  Fuel, services and other deposits                                98,000        107,000
                                                              -----------    -----------
             Total current liabilities                          2,858,000      1,805,000
                                                              -----------    -----------

Long-Term Debt, less current maturities (Note 5)                1,234,000        983,000
                                                              -----------    -----------

Commitments and Contingencies (Notes 7 and 8)

Stockholders' Equity
  Common stock, no par value, 10,000,000 shares
    authorized, 187,146 shares issued                              19,000         19,000
  Additional contributed capital                                2,697,000      2,697,000
  Accumulated deficit                                            (667,000)      (396,000)
  Unrealized gain (loss) on 'investment securities (Note 2)        (2,000)         1,000
                                                              -----------    -----------
                                                                2,047,000      2,321,000
  Less: Treasury stock, 22,625 shares                            (569,000)      (569,000)
        Unearned ESOP shares (Note 7)                            (920,000)      (920,000)
                                                              -----------    -----------
                                                                  558,000        832,000
                                                              -----------    -----------

                                                              $ 4,650,000      3,620,000
                                                              ===========      =========


See Notes to Consolidated Financial Statements.

CASPER AIR SERVICE AND
 SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED APRIL 30, 1996  AND  1995
AND THE NINE MONTHS ENDED JANUARY 31, 1997 AND 1996

                                                                        (Unaudited)
                                            April 30,                   January 31,
                                  --------------------------    --------------------------
                                      1996           1995           1997           1996
------------------------------------------------------------    --------------------------
Net Sales                         $ 6,915,000     $6,278,000    $ 6,570,000    $ 5,260,000
Cost  of  Sales                     6,210,000      5,659,000      5,629,000      4,628,000
                                  -----------     ----------    -----------    -----------
              GROSS PROFIT            705,000        619,000        941,000        632,000

Operating Expenses                    728,000        901,000        580,000        632,000
                                  -----------     ----------    -----------    -----------
              OPERATING INCOME
                (LOSS)                (23,000)      (282,000)       361,000             --
                                  -----------     ----------    -----------    -----------

Other Income (Expense)
   Interest income                     31,000         38,000         19,000         23,000
   Interest expense                  (213,000)      (228,000)      (169,000)      (183,000)
   Gain from sale of assets             4,000        426,000         53,000          4,000
   Other income (expense)             (25,000)         4,000          7,000          2,000
                                  -----------     ----------    -----------    -----------
                                     (203,000)       240,000        (90,000)      (154,000)
                                  -----------     ----------    -----------    -----------
              NET INCOME (LOSS)
                (NOTE 7)          $  (226,000)    $  (42,000)   $   271,000    $  (154,000)
                                  ===========     ==========    ===========    ===========


See Notes  to  Consolidated  Financial  Statements.

CASPER AIR SERVICE AND
 SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended April 30, 1996
and 1995 and the Nine Months Ended January 31, 1997

                                                                    Additional
                                                        Common      Contributed    Accumulated
                                                        Stock         Capital        Deficit
----------------------------------------------------------------------------------------------
Balance, April 30, 1994                               $    19,000   $ 2,913,000    $  (399,000)
  Redemption of ESOP shares - treasury stock                   --       (99,000)            --
  Purchase of treasury stock - ESOP shares                     --            --             --
  Net (loss)                                                   --            --        (42,000)
                                                      -----------   -----------    -----------

Balance, April 30, 1995                                    19,000     2,814,000       (441,000)
  Redemption of ESOP shares - treasury stock                   --      (117,000)
  Change in unrealized (loss) on available-for-sale
   investments                                                 --            --             --
  Net (loss)                                                   --            --       (226,000)
                                                      -----------   -----------    -----------

Balance, April 30, 1996                                    19,000     2,697,000       (667,000)
  Change in unrealized gain on available-for-sale
   investments (unaudited)                                     --            --             --
  Net income (unaudited)                                       --            --        271,000

                                                      -----------   -----------    -----------
Balance, January 31, 1997 (unaudited)                 $    19,000   $ 2,697,000    $  (396,000)
                                                      ===========   ===========    ===========


See Notes to Consolidated Financial Statements.

 Unrealized
 Gain (Loss)
on Investment     Treasury     Unearned
 Securities        Stock      ESOP Shares        Total
--------------------------------------------------------
$        --    $  (272,000)   $(1,422,000)   $   839,000
         --       (142,000)       241,000             --
         --        (11,000)            --        (11,000)
         --             --             --        (42,000)
-----------    -----------    -----------    -----------

         --       (425,000)    (1,181,000)
         --       (144,000)       261,000             --

     (2,000)            --             --         (2,000)
         --             --             --       (226,000)
-----------    -----------    -----------    -----------
     (2,000)      (569,000)      (920,000)

      3,000             --             --          3,000
         --             --             --        271,000
-----------    -----------    -----------    -----------
$     1,000    $  (569,000)   $  (920,000)   $   832,000
===========    ===========    ===========    ===========

CASPER AIR SERVICE AND
 SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED APRIL 30, 1996 AND 1995
AND THE NINE MONTHS ENDED JANUARY 31, 1997 AND 1996

                                                                                          (Unaudited)
                                                             April 30,                    January 31,
                                                   --------------------------     -------------------------
                                                       1996           1995            1997          1996
-----------------------------------------------------------------------------     -------------------------
Cash Flows from Operating Activities
   Net income (loss)                               $  (226,000)    $  (42,000)    $  271,000    $  (154,000)
   Adjustments to reconcile net income
      (loss) to net cash provided by
      (used in) operating activities:
      Depreciation                                     248,000        349,000        159,000        191,000
      (Gain) on sale of assets                          (4,000)      (426,000)       (53,000)        (4,000)
      Loss on worthless debenture                       15,000         15,000             --         15,000
      Increase (decrease) in cash as a result of
         changes in operating assets and
         liabilities:
         Trade receivables                             173,000        134,000       (146,000)       101,000
         Inventories                                (1,243,000)       152,000        869,000       (350,000)
         Deposits and other assets                     (24,000)        21,000         21,000        (60,000)
         Accounts payable                             (111,000)       (99,000)       (11,000)      (151,000)
         Accrued liabilities                            33,000        (47,000)       (22,000)         4,000
         Prepaid fuel, services and other
            deposits                                   (51,000)       141,000          9,000        (41,000)
                                                   -----------     ----------     ----------    -----------
               NET CASH PROVIDED BY (USED IN)
                 OPERATING ACTIVITIES               (1,190,000)       198,000      1,097,000       (449,000)
                                                   -----------     ----------     ----------    -----------

Cash Flows from Investing Activities
   Proceeds from sale of investments                        --         21,000             --             --
   Proceeds from sale of equipment                      28,000      1,241,000         94,000         28,000
   Purchase of property and equipment                 (239,000)      (691,000)       (64,000)      (168,000)
   Receipt of cash restricted for letters of
      credit                                           150,000          3,000             --        150,000
   Investment in certificate of deposit               (100,000)            --             --       (100,000)
   Investment in marketable securities                 (27,000)       (56,000)            --        (16,000)
   Payments received on notes receivable                17,000         20,000          2,000             --
   Advances on notes receivable                             --             --             --        (68,000)
                                                   -----------     ----------     ----------    -----------
               NET CASH PROVIDED BY (USED IN)
                 INVESTING ACTIVITIES                 (171,000)       538,000         32,000       (174,000)
                                                   -----------     ----------     ----------    -----------

Cash Flows from Financing Activities
   Net increase (decrease) in outstanding
      checks in excess of bank balance                (177,000)            --             --       (177,000)
   Proceeds from (payments on) flooring
      arrangements                                   1,315,000             --     (1,177,000)       278,000
   Net change in short-term borrowing                  267,000       (284,000)       185,000        300,000
   Proceeds from issuance of long-term debt            213,000        290,000             --        213,000
   Principal reduction on long-term debt              (312,000)      (459,000)      (288,000)      (196,000)
   Purchase of treasury stock                               --        (11,000)            --             --
                                                   -----------     ----------     ----------    -----------
               NET CASH PROVIDED BY (USED IN)
                 FINANCING ACTIVITIES                1,306,000       (464,000)    (1,280,000)       418,000
                                                   -----------     ----------     ----------    -----------

                                   Continued

CASPER AIR SERVICE AND
 SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED APRIL 30, 1996 AND 1995 AND THE NINE MONTHS ENDED
 JANUARY 31, 1997 AND 1996

                                                             April 30,                    January 31,
                                                   --------------------------     -------------------------
                                                       1996           1995            1997          1996
-----------------------------------------------------------------------------     -------------------------
             NET INCREASE (DECREASE) IN
               CASH AND CASH EQUIVALENTS           $   (55,000)    $  272,000     $ (151,000)   $  (205,000)

Cash and cash equivalents:
  Beginning of year                                    284,000         12,000        229,000        284,000
                                                   -----------     ----------     ----------    -----------

  End of year                                      $   229,000     $  284,000     $   78,000    $    79,000
                                                   ===========     ==========     ==========    ===========

Supplemental Disclosure of Cash Flow
  Information
  Cash paid for interest expense                   $   219,000     $  223,000     $  182,000    $   183,000

Supplemental Disclosure of Noncash
  Financing Activities
  Shares purchased from ESOP in lieu
     of treasury shares                                261,000        241,000             --             --


See Notes to Consolidated Financial Statements.

CASPER AIR SERVICE AND
 SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO JANUARY 31, 1997 AND 1996 IS UNAUDITED
-------------------------------------------------------------------------------

NOTE 1.    NATURE OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

Casper Air Service, the Company, operates a full-service, fixed-base operation featuring aircraft sales, charter flights, aircraft maintenance, propeller overhaul, an accessory overhaul shop, parts distribution, line service and college-level aviation education at the Natrona County International Airport in Casper, Wyoming. The Company grants credit to customers through the normal course of business. Casper Air Service's wholly-owned subsidiary, Casper Flying Service, rents a charter aircraft to Casper Air Service.

Casper Air Service acquired Casper Flying Service subsequent to April 30, 1996. Casper Flying Service was owned by the majority stockholder of Casper Air Service. These financial statements have been reinstated to reflect Casper Flying Service as if it had been acquired April 3, 1994 in a manner similar to a pooling of interest.

A summary of significant accounting policies applied in the preparation of the accompanying financial statements follows:

Principles of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.

Interim period financial statements: The unaudited financial statements as of January 31, 1997 and for the nine months ended January 31, 1997 and 1996, reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the respective periods. Operating results for the interim periods are not necessarily indicative of the results for full years. The interim financial statements are not intended to be a complete presentation in accordance with generally accepted accounting principles.

Cash and cash equivalents: For purposes of the statement of cash flows, the Companies consider all unrestricted highly-liquid debt instruments with original maturities of three months or less to be cash equivalents.

Investment in available-for-sale securities: Casper Air Service has investments in marketable equity securities. Marketable equity securities consist primarily of common stocks that are traded or listed on national exchanges.

Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, requires that management determine the appropriate classification of securities at the date individual investment securities are acquired, and that the appropriateness of such classification be reassessed at each balance sheet date. Since the Company neither buys investment securities in anticipation of short-term fluctuations in market prices nor can commit to holding debt securities to their maturities, the investment in marketable equity securities have been classified as available-for-sale in accordance with Statement No. 115. Available-for-sale securities are stated at fair value, and unrealized holding gains and losses, net of the related deferred tax effect, are reported as a separate component of stockholders' equity. Gains and losses are determined by the specific identification method.

CASPER AIR SERVICE AND
 SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO JANUARY 31, 1997 AND 1996 IS UNAUDITED
-------------------------------------------------------------------------------

Inventories: Aircraft inventory held for resale is valued at the lower of cost (specific-identification method) or market, the parts inventory is valued at cost (weighted-average method) which is not in excess of market.

Property and equipment: Depreciation is provided for in amounts sufficient to relate the cost of the depreciable assets to operations over their estimated service lives on the straight line basis. Depreciation is computed over the following lives:

                                               Years
                                               -----
             Buildings and improvements         7-40
             Flight charter equipment           5-10
             Other equipment                    3-10

Maintenance and repairs of property and equipment are charged to operations and major improvements prolonging the life of the assets are capitalized.

Income taxes: Casper Air Service provides for deferred taxes on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Prior to its acquisition, Casper Flying Service, with the consent of its shareholder, elected to be taxed under sections of federal income tax law, which provide that, in lieu of corporate income taxes, the stockholder separately accounts for its items of income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements for Casper Flying Service prior to acquisition. It is the intent of the Company to file a consolidated tax return and income taxes are recognized after the acquisition date on a consolidated basis.

Employee stock ownership plan: Casper Air Service accounts for compensation expenses for ESOP contributions by a method which determines the expense to be at least 80% of the amount that would be expensed under the shares allocated method. Casper Air Service has elected not to implement the provision of Statement of Position 93-6, Employers Accounting for Employee Stock Ownership Plans, for stock sold to the ESOP prior to December 31, 1992. However, any future stock purchases by the ESOP will be subject to the expense recognition requirements of SOP 93-6.

Accounting estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASPER AIR SERVICE AND
 SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO JANUARY 31, 1997 AND 1996 IS UNAUDITED
-------------------------------------------------------------------------------

Fair value of financial instruments: Financial Accounting Standards Board ("FASB") Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Statement No. 107 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. The following methods and assumptions were used to estimate the fair value of financial instruments:

         Cash, cash equivalents and restricted cash: The carrying amount approximates fair value because of the short maturity of those instruments.

         Investment in available-for-sale securities: Investments are carried at fair value.

         Notes payable and floor plans payable: The carrying amount approximates fair value because the debt terms are negotiated annually.

         Long-term debt: The fair values of the Companies' long-term debt are estimated using discounted cash flow analyses, based on the Companies' current incremental borrowing rates for similar types of borrowing arrangements. The fair value approximates carrying value.

NOTE 2.   AVAILABLE-FOR-SALE SECURITIES

Available-for-sale securities at April 30, 1996 are carried at market value. The related cost and unrealized (loss) on these securities at April 30, 1996 were $109,000 and ($2,000), respectively. Marketable securities were sold during the year ended April 30, 1996 for $25,000 with no realized gain or loss. The unrealized loss on investment securities increased by $2,000 during the year ended April 30, 1996.

NOTE 3.   INVENTORIES

The composition of the inventories is as follows:

                                                                (Unaudited)
                                               April 30,        January 31,
                                                 1996              1997
                                             ------------       -----------
Aircraft held for sale                       $  1,392,000       $   485,000
Parts                                             783,000           817,000
Other                                               5,000             9,000
                                             ------------       -----------
                                             $  2,180,000       $ 1,311,000
                                             ============       ===========

CASPER AIR SERVICE AND
 SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO JANUARY 31, 1997 AND 1996 IS UNAUDITED
-------------------------------------------------------------------------------

Casper Air Service carries small quantities of a large number of parts for older model planes still in service. A substantial portion of these parts are sold to charter services and aircraft maintenance operations throughout the United States and overseas. Management removes parts from inventory which are dated or determined to be obsolete by the Federal Aviation Administration and believe that the remaining parts are salable. However, in accordance with industry practice, these inventories are included in current assets even though a substantial portion will not be sold within one year in the normal course of business.

In July 1996, Casper Air Service sold two of the three aircraft held for sale as of April 30, 1996 for $1,427,000. The cost of these aircraft at April 30, 1996 was $1,315,000.

NOTE 4.   PROPERTY AND EQUIPMENT

Property and equipment is composed of the following as of April 30, 1996:

Buildings and improvements                             $ 1,641,000
Flight charter equipment                                 2,050,000
Other equipment                                            883,000
                                                       -----------
                                                         4,574,000
Accumulated depreciation                                (3,052,000)
                                                       -----------
                                                       $ 1,522,000
                                                       ===========

CASPER AIR SERVICE AND
 SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO JANUARY 31, 1997 AND 1996 IS UNAUDITED
-------------------------------------------------------------------------------

NOTE 5. NOTES PAYABLE, FLOORING ARRANGEMENTS, LONG-TERM DEBT AND ASSETS PLEDGED THEREON

The Companies' notes payable, financing arrangements and long-term debt and assets pledged thereon as of April 30, 1996 are as follows:

Notes payable:
    $400,000 line of credit with a bank, interest at 1.5% over bank's prime rate (10.55% as of April 30, 1996), interest payable monthly, collateralized by receivables and inventories, due October 1996,
       subsequently renewed through November 1997                                  $  370,000

    $150,060 line of credit with a bank, interest at 1.5% over bank's prime rate (10.5% as of April 30, 1996), interest payable quarterly, collateralized by an airplane, due June 1996, subsequently renewed
       through May 1997                                                                73,000
                                                                                   ----------
                                                                                   $  443,000
                                                                                   ==========
Flooring arrangements:
    Flooring arrangement with Cessna, interest at 10.25%, paid in full on
       sale of aircraft, July 1996                                                 $1,210,000

    Flooring arrangement with Cessna, interest at 10.5%, paid in full on sale
       of aircraft, July 1996                                                         105,000
                                                                                   ----------
                                                                                   $1,315,000
                                                                                   ==========

Long-term debt:
    Note payable to Small Business Administration, payable in monthly payments of $9,876, including interest at 10% due February 2003, collateralized by building improvements, equipment and guarantees of the ESOP and
       majority shareholder                                                        $  588,000

    Notes payable to aircraft finance corporations, payable in monthly payments aggregating $12,186, plus interest at 2% over banks' prime rates (10.25%
       to 11% as of April 30, 1996), due through April 2001, collateralized
       by flight charter aircraft                                                     547,000

    Notes payable to bank, payable in monthly payments aggregating $2,737, including interest rates ranging from 7.85% to 9.75%, due through
       December 2000, collateralized by flight charter aircraft and certificate
       of deposit                                                                     205,000

    Note payable to an individual, payable in monthly payments of $5,840, including interest at 8%, due March 1998, collateralized by an aircraft
       and personal guarantee of the majority shareholder                             124,000

    Notes payable due in monthly payments aggregating $1,446 and an annual payment of $6,802, including interest ranging from 10% to 21.45%, due
       through January 2000, collateralized by equipment                               74,000

    Note payable to a former stockholder and relative of the majority stockholder, payable in monthly payments of $3,000, including effective interest at 31%, due April 2001, collateralized by the assets of
       Casper Air Service                                                              62,000
                                                                                   ----------
                                                                                    1,600,000
    Less current maturities                                                          (366,000)
                                                                                   ----------
                                                                                   $1,234,000
                                                                                   ==========

CASPER AIR SERVICE AND
 SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO JANUARY 31, 1997 AND 1996 IS UNAUDITED
-------------------------------------------------------------------------------

Aggregate future maturities of long-term debt as of April 30, 1996 are as follows:

Year ended April 30,
--------------------
      1997                                            $  366,000
      1998                                               290,000
      1999                                               237,000
      2000                                               300,000
      2001                                               199,000
      Thereafter                                         208,000
                                                      ----------
                                                      $1,600,000
                                                      ==========

NOTE 6.   INCOME TAXES

Net deferred tax assets consist of the following components as of April 30, 1996:

Deferred tax assets:
   Operating loss carryforwards                       $  183,000
   Investment tax credits carryforward                    81,000
   Other components                                       32,000
                                                      ----------
                                                         296,000
Less valuation allowance                                 296,000
                                                      ----------
                                                      $       --
                                                      ==========

As of April 30, 1996, Casper Air Service has recorded a valuation allowance of $296,000 on the deferred tax assets to reduce the total to an amount that is estimated to be ultimately realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

No income tax benefit was included in operations for the years ended April 30, 1996 and 1995. This differs from the amounts obtained by applying the U.S. federal income tax rate to pre-tax loss due to the following:

                                                                               (Unaudited)
                                                                               January 31,
                                                          1996        1995        1997
Computed "expected" tax benefit                         $ 77,000    $ 13,000    $ 92,000
Increase (decrease) resulting from:
   Subsidiary election to be taxed at the
      stockholder level                                  (13,000)    (10,000)         --
   Nondeductible expenses                                 (5,000)         --          --
   Increase in valuation allowance                       (59,000)     (3,000)         --
   Reduction of valuation allowance                           --          --     (92,000)
                                                        --------    --------    --------
                                                        $     --    $     --    $     --
                                                        ========    ========    ========

CASPER AIR SERVICE AND
 SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO JANUARY 31, 1997 AND 1996 IS UNAUDITED
-------------------------------------------------------------------------------

At April 30, 1996, Casper Air Service had available net operating loss carryforwards of $729,000, which includes the effect of the accumulated ESOP contribution expense of $1,326,000 since the ESOP was adopted in 1989. The net operating loss carryforward is available to offset future taxable income. Casper Air Service also has investment tax credits of $81,000 available to offset future federal income tax. The Internal Revenue Code, Section 382, limits the utilization of net operating loss carryforwards when certain ownership changes occur, measured over a three-year period. The net operating loss carryforward and investment tax credits expire as follows:

                                              Net Operating     Investment
Year of Expiration                                Loss          Tax Credit
------------------                            -------------     ----------
     1997                                       $      --       $   6,000
     1998                                              --          46,000
     1999                                              --          29,000
     2007                                          48,000              --
     2009                                         580,000              --
     2110                                           7,000              --
     2111                                          94,000              --
                                                ---------       ---------
                                                $ 729,000       $  81,000
                                                =========       =========

NOTE 7.  EMPLOYEE BENEFIT PLANS

Employee Stock Ownership Plan and Trust: Casper Air Service sponsors an Employee Stock Ownership Plan and Trust ("ESOP") which covers substantially all employees who are not included in a collective bargaining agreement. The ESOP is designed to enable employees who meet minimum age and length of service requirements to acquire stock ownership in the Company. The ESOP is noncontributory and vesting occurs at a rate of 20% per year of accumulated service, commencing with the third year of service.

The ESOP borrowed $2,500,000 from the Company to purchase 81,887 shares of common stock in 1989. The loan obligation of the ESOP is considered unearned employee benefit expense and, as such, is recorded as a reduction of the Company's stockholders' equity. The ESOP shares which have not been allocated are pledged as collateral for this debt. As the debt is repaid, shares are released from collateral based on the proportion of debt service paid in the year and allocated to active employees. Because no shares were allocated for 1996 or 1995, the expense was limited to the interest expense of $98,000 and $118,000 for the years ended April 30, 1996 and 1995, respectively, which was offset against the interest income from the note receivable.

If a terminated participant desires to sell his or her shares of the Company's stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair market value. However, as long as the existing ESOP debt is unpaid, employees that terminate for reasons other than death or disability may not receive share distributions from the plan and the Company has no obligation to repurchase shares allocated to the terminating participant. The debt of the ESOP is scheduled to be retired in 1999.

CASPER AIR SERVICE AND
 SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO JANUARY 31, 1997 AND 1996 IS UNAUDITED
-------------------------------------------------------------------------------

During the year ended April 30, 1995, the fair market value of the stock purchased by the Company from ESOP participants totaled $11,000. Those shares are included in treasury stock in the accompanying balance sheet. No stock was purchased from participants during the year ended April 30, 1996. The Company also guaranteed a minimum return on investment to ten participants who rolled 401(k) balances into the ESOP. The guarantee exceeds the estimated fair market value of the shares by approximately $37,500. This amount has been recognized as a liability in the accompanying financial statements. At
April 30, 1996, 34,741 shares of the Company's stock, with an aggregate fair market value of approximately $584,000 have been allocated to ESOP participants based on independent appraisal as of April 30, 1996.

The principal portion of the April 30, 1996 and 1995 ESOP debt payments were transacted through acquisition of 8,545 and 7,890 ESOP shares for an aggregate amount of $261,000 and $241,000, respectively.

ESOP shares as of April 30, 1996 and 1995 are as follows:

                                                  1996               1995
                                                 ------             ------
Allocated shares                                 35,000             35,000
Unallocated shares                               30,000             47,000
                                                 ------             ------
                                                 65,000             82,000
                                                 ======             ======

Employee Benefit Risk Management Program: Casper Air Service provides employee health care benefits through a risk management program. The Company is insured under a stop-loss policy for individual claims exceeding $5,000 per year. Expenses incurred for claims during the years ended April 30, 1996 were $24,000. Premiums paid for stop-loss insurance were $37,000.

NOTE 8.    COMMITMENTS AND CONTINGENCIES

Operating Lease Arrangements: The Companies conduct a portion of their operations in facilities and on real estate under various operating leases. These operating leases currently require minimum annual rentals, plus additional rentals based on five cents per gallon flowage fee for every gallon of fuel pumped. The leases expire at various dates through August 2006. In addition to these leases, there is an operating agreement with Natrona County International Airport which is paid on a month-to-month basis. The following is a schedule, by years, of minimum annual rentals under the operating leases and agreement:

Year ended April 30,
--------------------
     1997                                                       $  35,000
     1998                                                          35,000
     1999                                                          35,000
     2000                                                          35,000
     2001                                                          35,000
     Thereafter                                                    24,000
                                                                ---------
          TOTAL MINIMUM ANNUAL RENTALS REQUIRED                 $ 199,000
                                                                =========

CASPER AIR SERVICE AND
 SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO JANUARY 31, 1997 AND 1996 IS UNAUDITED
-------------------------------------------------------------------------------

The leases provide for the payment of certain taxes and other expenses by the Companies. Rent expense for operating leases for the years ending April 30, 1996 and 1995 were $48,000 and $67,000, respectively, and $26,000 and $50,000 for the nine month periods end January 31, 1996 and 1997, respectively.

                                                           [INSIDE BACK COVER]

                             AVIATION GROUP, INC.


                           GROUND HANDLING SERVICES


                 [Color picture of Company employee
                 vacuuming aisle inside aircraft]    Interior cleaning services
                                                     are currently performed in
                                                     six airports nationwide.


[Color picture of Company employee
preparing to empty aircraft laboratory
from outside aircraft into a waste
disposal trailer]

Lavatory, light catering and other
ground services are provided.



                [Color picture of Company            Exterior aircraft cleaning
                employees in protective clothing     and polishing in
                spray cleaning underbelly of jet     accordance with all EPA
                aircraft fuselage]                   requirements.


                                 FBO SERVICES


[Color picture of main                  The Company's Casper Air Service FBO
hangar and offices of                   operating facility in Casper, Wyoming.
Casper Air Service with
plane parked in front of
hangar]


Propeller overhaul, engine              [Color picture looking downward into
maintenance and other FAA-              propeller repair shop at Casper Air
certified services are also             Service]
provided by the Company's
FBO & Airport Management
Division.

===============================================================================

NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO ITS DATE.

                                       ________

                                  TABLE OF CONTENTS
                                       ________

                                                                PAGE
                                                                ----
                 Prospectus Summary  . . . . . . . . . . . . . .   3
                 Risk Factors  . . . . . . . . . . . . . . . . .   6
                 Use of Proceeds . . . . . . . . . . . . . . . .  13
                 Acquisition of Casper Air Service . . . . . . .  14
                 Dilution  . . . . . . . . . . . . . . . . . . .  16
                 Dividend Policy . . . . . . . . . . . . . . . .  17
                 Capitalization  . . . . . . . . . . . . . . . .  17
                 Management's Discussion and Analysis of
                  Financial Condition and
                  Results of Operations. . . . . . . . . . . . .  18
                 Unaudited Pro Forma Combined Financial
                  Information  . . . . . . . . . . . . . . . . .  23
                 Business  . . . . . . . . . . . . . . . . . . .  30
                 Management  . . . . . . . . . . . . . . . . . .  39
                 Certain Relationships and Related
                  Transactions . . . . . . . . . . . . . . . . .  43
                 Principal Shareholders  . . . . . . . . . . . .  46
                 Description of Securities . . . . . . . . . . .  47
                 Underwriting  . . . . . . . . . . . . . . . . .  52
                 Legal Opinions  . . . . . . . . . . . . . . . .  54
                 Experts . . . . . . . . . . . . . . . . . . . .  54
                 Additional Information  . . . . . . . . . . . .  55

Until __________________, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments.

===============================================================================


===============================================================================


                              AVIATION GROUP, INC.


                              1,000,000 SHARES OF
                                  COMMON STOCK
                                      AND
                               1,000,000 WARRANTS

                                   _________

                              P R O S P E C T U S
                                   _________


                               DUKE & CO. INC.



                           ____________________, 1997




===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Since its inception, the Company has sold the following unregistered securities:

         On December 20, 1995, the Registrant was capitalized through the issuance of 1,000,000 shares of Common Stock to The Sanders Companies, Inc. in exchange for the transfer to the Registrant of all of the outstanding capital stock of TriStar Airline Services, Inc. and TriStar Aircraft Services, Inc. in a private transaction. The issuance of the stock was made by the Company in reliance on the exemption from registration under the Securities Act provided by Section 4(2) thereof. The Sanders Companies, Inc. was owned and controlled by Lee Sanders, the Chief Executive Officer of the Registrant and its sole director at that time.

         In a private offering completed in June 1996 and exempt under Regulation D, the Registrant sold 500,000 shares of Common Stock, at $3.00 per share, to a total of 24 accredited investors and 13 sophisticated, non-accredited investors. The total offering price was $1,500,000. The placement agent RAS Securities Corp. received sales commissions of $195,000. As a result of the successful completion of the Regulation D private offering, the Registrant also issued to the placement agent and certain of its employees warrants, expiring February 28, 1999, to purchase an aggregate of 200,000 shares of Common Stock at $1.00 per share. The shares sold by the Registrant in the private offering were sold in reliance on the exemption from registration under the Securities Act provided by Rules 505 and 506 thereunder. The warrants issued to the placement agent and its employees were sold in reliance on the exemption from registration under the Securities Act provided by Section 4(2) thereof. As a registered broker/dealer or its sales agents, the placement agent and its employees who received warrants were sophisticated investors.

         In June 1996, the Registrant and Richard Morgan, then a Consultant to the Company, entered into a warrant agreement pursuant to which Mr. Morgan may purchase up to 80,000 shares of Common Stock at $2.50 per share. This agreement expires on February 28, 1999 and was issued in consideration for services provided to the Registrant. The Warrant Agreement entered into with Mr. Morgan was entered into by the Registrant in reliance on the exemption from registration under the Securities Act provided by Section 4(2) thereof. Mr. Morgan is a sophisticated investor as a result of his experience in investment banking.

         On March 1, 1996, the Registrant completed the purchase of Pride Aviation, Inc. in a private transaction. In connection with the acquisition, the Registrant issued (i) a total of 100,250 shares of Common Stock, and (ii) 10% Convertible Notes having an aggregate original principal balance of $857,250. These securities were issued in various amounts to two holders of 59% of the outstanding stock of Pride and to the 11 holders of the outstanding stock of Sunbelt Business Capital, Inc. which owned 40% of the outstanding Pride stock. The shares of Common Stock and Convertible Notes were issued by the Registrant in reliance upon the exemption from registration under the Securities Act provided by Section 4(2) thereof. The recipients were each "accredited investors," with the exception of one corporation for which the investment decision was made by a sophisticated officer, and were represented by legal counsel as part of an arm's-length, negotiated acquistion. All recipients received adequate written disclosures regarding the Registrant.

         In February 1997, the Registrant completed a private offering of $500,000 in aggregate principal amount of its 10% Bridge Notes. The total offering price was $500,000. The placement agents, RAS Securities Corp. and First London

Securities Corporation, received total sales commissions of $50,000. If the Registrant successfully completes an initial public offering of its Common Stock by September 30, 1997, the terms of the Bridge Notes require the Registrant to repay in full the Bridge Notes within five days after the funding of the initial public offering and to issue, as additional compensation to the holders of the Bridge Notes, that number of shares of Common Stock which equals $250,000 divided by the initial public offering price per share for the Common Stock. The Bridge Notes were sold by the Registrant in reliance upon the exemption from registration under the Securities Act provided by Rules 505 and 506 of Regulation D promulgated under the Securities Act.

         Effective April 18, 1997, the Registrant entered into an agreement to acquire all of the outstanding stock of Casper Air Service, a Wyoming corporation ("CAS"). The Registrant expects to consummate this transaction concurrently with the closing of this offering. The Registrant has agreed to pay or issue to CAS's four shareholders approximately $1,167,000 in cash and approximately $883,000 in value of Common Stock, based on the initial public offering price. The sale by the Registrant of its shares of Common Stock to the two shareholders of CAS receiving shares of the Registrant's Common Stock was made in reliance on the exemption from registration under the Securities Act provided by Section 4(2) thereof. The recipients receiving Common Stock received adequate written disclosures regarding the Registrant and were represented by legal counsel as part of an arm's-length, negotiated acquisition. The recipients were an individual and a trust, for whom the same individual served as trustee. The individual is sophisticated and knowledgeable in investment and business matters in general.

         Each transaction described above was exempt from registration under the Securities Act pursuant to Section 4(2) of the Act, or Regulation D of the Commission promulgated thereunder, as transactions not involving a public offering. Management of the Registrant believes that all of the recipients of the Registrant's securities had adequate access, through employment with, other relationships to or disclosures by the Registrant, to information concerning the Registrant. The Registrant placed appropriate legends on the certificates representing the securities issued in such transactions. No public solicitation or general advertising was employed by the Registrant in connection with any of the foregoing sales.


ITEM 27.  EXHBITS

         The following documents are included as exhibits to this Registration Statement and are filed herewith unless otherwise indicated. Exhibits incorporated by reference are so indicated by parenthetical information.



   Exhibit                                                                      Page
   -------                                                                      ----
     1.1      Form of Underwriting Agreement between Registrant and
              Duke & Co., Inc.

     3.1 Articles of Incorporation of the Registrant filed with the Texas Secretary of State, as amended*

     3.2      Amended and Restated Bylaws of the Registrant*

     4.1      Articles of Incorporation of the Registrant (filed as Exhibit 3.1)

     4.2      Form of Certificate representing Common Stock*

     4.3      Form of Warrant Agreement

     4.4      Form of Warrant Certificate (attached as Exhibit A to Form of
              Warrant Agreement filed as Exhibit 4.3)*

     4.5      Form of 10% Convertible Note of the Registrant maturing March 1,
              2001*

     4.6 Warrant Agreement dated as of June 30, 1996 between Registrant and Richard L. Morgan, together with Warrant Certificate*

     4.7      Warrant Agreement dated March 1, 1996 between Registrant  and RAS
              Securities Corp., together with form of warrant certificate*

     4.8      Form of 10% Bridge Note of the Registrant*

     4.9      Form of Representative's Warrant Agreement, by and between
              Registrant and Duke & Co., Inc.

     5.1 Opinion of Bracewell & Patterson, L.L.P. regarding the legality of the Common Stock and Warrants being registered*

    10.1      Aviation Group, Inc. 1997 Stock Option Plan*

    10.2 First Amended and Restated Employment Agreement between Registrant and Lee Sanders*

    10.3      Employment Agreement dated March 1, 1996, by and between the
              Registrant and Paul Lubomirski*

    10.4 Consulting Agreement dated March 1, 1996, by and between the Registrant and Charles E. Weed*

    10.5      Employment Agreement dated February 1, 1997, between the
              Registrant and Tony Ramsaroop*


--------------------
*       Previously filed.

   Exhibit                                                                      Page
   -------                                                                      ----
    10.6      Services Agreement dated June 10, 1994, by and between Pride and
              United  Air Lines, Inc., as extended by letter dated February 7,
              1997*

    10.7      Lease Agreement dated September 18, 1996, effective as of August
              1, 1996, by and between Redbird Development, Inc., a Texas corporation, and Tri-Star Aircraft Services, Inc.*

   10. 8      Lease and Operating Agreement between Pride Aviation, Inc.
              and Iberia Parish Airport Authority, dated December 28, 1994, relating to Hangar No. 88-C*

   10.9       Lease and Operating Agreement between Iberia Parish Airport
              Authority and Pride Aviation, Inc., dated July 23, 1991, relating to Hangar No. 88, as amended by that certain Agreement dated
              December 10, 1992*

   10.10      Lease and Operating Agreement dated October 2, 1991*

   10.11      Revolving Credit Note dated September 30, 1995 from The Sanders
              Companies, Inc. payable to the order of Equitable Bank (now
              Compass Bank)  in the amount of $250,000, and SBA Loan
              Agreement, dated August 22, 1994, by  and  between The Sanders
              Companies, Inc. and Equitable Bank (now Compass Bank) relating to a revolving line of credit loan*

   10.12 Amended and Restated Promissory Note dated March 1, 1996 in the original principal amount of $407,689.77 executed by Pride in favor of Louisiana Economic Development Corporation ("LEDC")*

   10.13 Pledge Agreement dated March 1, 1996 from the Registrant in favor of LEDC*

   10.14      Exchange Agreement dated March 1, 1996 between the Registrant and
              LEDC*

   10.15      Form of 10% Convertible Note (included as Exhibit 4.5)*

   10.16 Form of Pledge Agreement from the Registrant in favor of holders of 10% Convertible Notes*

   10.17 Stock Purchase Agreement dated February 21, 1996, by and among the Registrant, Pride, Sunbelt Business Capital Incorporated
              ("Sunbelt"), Sunbelt Business Capital L.L.C., and all the stockholders of Pride and Sunbelt (exhibits and schedules not included but will be provided supplementally to the Commission upon request)*

   10.18      Employment Agreement between Registrant and John Arcari*

   10.19      Stock Purchase Agreement dated April 18, 1997 by and among the
              Registrant, Casper Air Service and all of the stockholders of Casper Air Service (exhibits and schedules not included but will be provided supplementally to the Commission upon request)*

   10.20      First Amendment to Consulting Agreement between Registrant and
              Charles Weed*

   10.21 Second Amended and Restated Note dated May 13, 1997 made by Pride payable to Jerry R. Webb in the original principal amount of $282,925.47*

   10.22      Agency Agreement dated January 19, 1996 between Registrant and
              RAS Securities Corp.*

   10.23      Letter agreement dated May 9, 1997 between Registrant and RAS
              Securities Corp. terminating part of Agency Agreement*

    21.1      List of Subsidiaries of the Registrant*

    23.1 Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5)*

    23.2 Consent of Arsement, Redd & Morella, L.L.C., independent certified public accountants

    23.3      Consent  of James Smith & Company, a Professional
              Corporation, as independent certified public accountants

    23.4      Consent of McGladrey & Pullen, LLP

    24.1      Power of Attorney (included on signature page of Registration
              Statement)*

    27.1      Financial Data Schedule*

    99.1 Forms of Lock-Up Agreements, executed by certain of the Registrant's securityholders


--------------------
*       Previously filed.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on the 21st day of July, 1997.


                       AVIATION GROUP, INC.



                       By:     /s/ Lee Sanders
                          ------------------------------------------------------
                          Lee Sanders, President and Chief Executive Officer



      In accordance with the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                          TITLE                    DATE
       ---------                          -----                    ----
    /s/ Lee Sanders              President, Chief Executive     July 21, 1997
----------------------------     Officer and Director
     Lee Sanders


 /s/ Richard L. Morgan           Director                       July 21, 1997
----------------------------
   Richard L. Morgan


   /s/ Gary Cooper               Vice President, Treasurer,
----------------------------     Chief Accounting Officer       July 21, 1997
     Gary Cooper                 and Chief Financial Officer


Charles Weed*                    Director

Gordon Whitener*                 Director



*By: /s/ Lee Sanders                                            July 21, 1997
    ------------------------
        Lee Sanders,
      Attorney-in-Fact


                               INDEX OF EXHIBITS


Exhibit No.
-----------
     1.1      Form of Underwriting Agreement between Registrant and Duke
              & Co., Inc.

     4.3      Form of Warrant Agreement

     4.9      Form of Representative's Warrant Agreement by and between
              Registrant and Duke & Co., Inc.

    23.2 Consent of Arsement, Redd & Morella, L.L.C., independent certified public accountants

    23.3      Consent  of James Smith & Company, a Professional
              Corporation, as independent certified public accountants

    23.4      Consent of McGladrey & Pullen, LLP

    99.1 Forms of Lock-Up Agreements, executed by certain of the Registrant's securityholders